UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Boulder Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Boulder Brands, Inc.

1600 Pearl Street, Suite 300

Boulder, Colorado 80302

To Stockholders:

You are cordially invited to attend the Boulder Brands, Inc. annual meeting of stockholders at 10:00 A.M. local time on Tuesday, May 19, 2015, at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302. The attached notice of annual meeting and proxy statement describes all known items to be acted upon by stockholders at the meeting and describes other details related to the meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the attached proxy card by mail. Please vote your shares as soon as possible. This is your meeting and your participation is important. We hope you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. If you attend the meeting, you may revoke your proxy and vote in person.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Stephen B. Hughes Chief Executive Officer
April 6, 2015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Stockholders:

The 2015 annual meeting of stockholders of Boulder Brands, Inc. (the “Company” or “Boulder Brands”) will be held at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302, on Tuesday, May 19, 2015, beginning at 10:00 A.M. local time. At the meeting, the holders of the Company’s outstanding common stock will be asked to:

1.	elect the two director nominees named in the attached proxy statement to serve for a three-year term and until their successors have been elected and qualified;

2.	approve, on an advisory basis, our named executive officer compensation, which is often referred to as a “say-on-pay” vote;

3.	approve the Boulder Brands, Inc. Third Amended and Restated Stock and Awards Plan;

4.	approve the Second Amended and Restated Boulder Brands, Inc. Financial Performance Incentive Program;

5.	ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015; and

6.	transact any other business as may properly come before the meeting or any adjournment or postponement.

Stockholders of record at the close of business on March 26, 2015 are entitled to notice of and to vote at the annual meeting and any adjournments.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card. If your shares are held in the name of a bank, broker or other nominee, their voting procedures should be described on the voting form they send to you. We encourage you to provide instructions to your broker regarding the voting of your shares. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

By order of the board of directors,

Stephen B. Hughes Chief Executive Officer
April 6, 2015

i

1600 Pearl Street

Suite 300

Boulder, Colorado 80302

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 19, 2015

PROXY STATEMENT

The board of directors (“Board” or “Board of Directors”) of Boulder Brands, Inc. (the “Company” or “Boulder Brands”) is soliciting proxies from the Company’s stockholders to be used at the annual meeting of stockholders to be held on Tuesday, May 19, 2015, beginning at 10:00 A.M. local time at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302, and at any postponements or adjournments. This proxy statement contains information related to the annual meeting. This proxy statement, the accompanying proxy card and the Company’s annual report on Form 10-K are first being sent to stockholders on or about April 6, 2015.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2015 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on March 26, 2015, the record date for the meeting, and that ownership entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the Securities and Exchange Commission (the “SEC”) requires us to provide to our stockholders in this proxy statement.

How may I obtain Boulder Brands’ 10-K and other financial information?

A copy of our 2014 annual report on Form 10-K is enclosed.

This proxy statement and our 2014 annual report are also available online at: www.proxyvote.com. Stockholders can also access our other filings with the SEC on our website at www.boulderbrands.com.

Stockholders may request another copy of our 2014 annual report or proxy statement, free of charge, from:

Boulder Brands, Inc.

Attn: Corporate Secretary

1600 Pearl Street Boulder, CO 80302 (303) 652-0521

We will also furnish any exhibit to our Annual Report on Form 10-K that we filed with the SEC on February 26, 2015, if specifically requested, for a nominal fee.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 26, 2015, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the record date, you will be entitled to vote all of the shares that you held on that date at the meeting, or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote on each director nominee and on each of the proposals to be considered at the meeting for each outstanding share of Boulder Brands common stock you owned as of the record date. There is no cumulative voting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. A quorum based on the number of shares outstanding as of March 26, 2015 would be 30,636,205 shares of common stock, representing the same number of votes.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. You may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

If you hold your shares in “street name,” the Company has supplied copies of its proxy materials for its 2015 annual meeting of stockholders to the bank, broker or other nominee that holds your shares on your behalf, and they have the responsibility to send these proxy materials to you. Please refer to the voter instruction cards provided by your bank, broker or other nominee for specific instructions on methods of voting. You must either direct the bank, broker or other nominee of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. If you do not provide your bank, broker or nominee with instructions on how to vote your “street name” shares, your bank, broker or nominee will not be permitted to vote them on proposals that are considered non-routine (a broker “non-vote”).

Non-Routine Proposals. The election of directors (Item 1), the advisory vote on the compensation of named executive officers (Item 2), approval of the Boulder Brands, Inc. Third Amended and Restated Stock and Awards Plan (Item 3), and approval of the Second Amended and Restated Boulder Brands, Inc. Financial Performance Incentive Program (Item 4) are non-routine items and may not be voted on by your bank, broker or other nominee without your specific voting instructions.

Routine Proposals. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015 (Item 5) is a routine item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Shares subject to a broker “non-vote” with respect to the re-election of a director nominee or with respect to a proposal will not be considered for purposes of determining whether or not that director nominee is re-elected or the proposal is approved.

We urge you to vote by returning the enclosed proxy card if you are a holder of record of your shares or by providing voting instructions to your bank, broker or other record holder if you hold your shares in “street name” even if you plan to attend the annual meeting so that we will know as soon as possible that enough shares will be present, or represented by proxy, for us to hold the meeting.

Your shares will be voted as you indicate. If you return the proxy card or voting instruction card but you do not indicate your voting preferences, your shares will be voted in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by the proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. For shares for which you are the holder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company or mailing a proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your bank, broker or other nominee or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and request to revoke your previously submitted proxy, although attendance at the meeting will not by itself revoke a previously submitted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. We have retained Morrow & Co., LLC, 470 West Ave, Stamford, Connecticut 06902, to aid in the solicitation of proxy materials for an estimated fee of $7,000 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

What vote is required to approve each item?

Election of Directors (Item 1). You are entitled to cast one vote for each of the director nominees for each share of our common stock that you own. You may vote “FOR” or “AGAINST” the re-election of each of the nominees or you may “ABSTAIN.”

On January 16, 2015, the Board of Directors amended the Company’s bylaws to provide for a majority voting standard for the election of directors to the Board in uncontested elections. As a result, a director nominee will be re-elected at the annual meeting if the number of votes cast “FOR” the nominee’s election exceeds the number of votes cast “AGAINST” the nominee’s election.

Under Delaware law, an incumbent director who is not re-elected remains in office as a “holdover” director until his or her successor is elected or until he or she resigns or is removed from office. Accordingly, under the Board of Director’s corporate governance guidelines, as amended on January 16, 2015 in connection with the adoption of a majority voting standard for election of directors, if a director nominee is not re-elected, the director will be required to tender his resignation from the Board promptly after the stockholder vote at the annual meeting is certified. Our Governance and Nominating Committee will promptly consider any tendered resignation and recommend to the Board of Directors whether or not to accept the resignation, after considering all factors it deems relevant to the best interest of the Company. The Board of Directors will act on the recommendation of our Governance and Nominating Committee no later than 90 days following certification of the stockholder vote. Following the Board of Director’s decision, the Company will file a Current Report on Form 8-K or issue a press release describing the Board’s decision with an accompanying explanation.

Advisory Vote on Executive Compensation (Item 2). In this advisory vote, you may vote “FOR” or “AGAINST” or you may “ABSTAIN.” To be approved, this proposal requires the affirmative vote of the majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal. Because your vote on this proposal is advisory in nature, it will not be binding on the Company. However, the Board will review the voting results and take such results into consideration when making future decisions regarding executive compensation.

Approval of the Boulder Brands, Inc. Third Amended and Restated Stock and Awards Plan (Item 3). On this proposal you may vote “FOR” or “AGAINST” or you may “ABSTAIN.” To be approved, this proposal requires the affirmative vote of the majority of the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal.

Approval of the Second Amended and Restated Boulder Brands Inc. Financial Performance Incentive Program (Item 4). On this proposal you may vote “FOR” or “AGAINST” or you may “ABSTAIN.” To be approved, this proposal requires the affirmative vote of the majority of the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal.

Ratification of the Company’s Public Accounting Firm (Item 5). On this proposal, you may vote “FOR” or “AGAINST” or you may “ABSTAIN.” To be approved, this proposal requires the affirmative vote of the majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal.

With respect to each of the proposals (other than the election of directors), abstentions will have the same effect as a vote against the proposal.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares covered by each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in a Current Report on Form 8-K that will be filed by the Company with the SEC within four business days of the annual meeting.

How may I obtain a copy of Boulder Brands’ bylaw provisions regarding stockholder proposals and director nominations?

You may contact the corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Who may attend the annual meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the stockholders. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a bank, broker or other nominee, the stockholder must bring a proxy or a letter from that bank, broker, or other nominee or their most recent account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date.

PROPOSALS TO BE SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1 — ELECTION OF DIRECTORS

The Company’s restated certificate of incorporation provides that the number of directors will be neither fewer than two nor more than ten with the actual number being fixed from time-to-time by resolution of the Board. The authorized number of directors as of the date of this proxy statement is seven.

The Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Messrs. R. Dean Hollis and Thomas K. McInerney, two of our indpendent directors, are the only individuals that our Board has nominated for election to the Board at this 2015 annual meeting. Messrs. Hollis and McInerney’s term as a director will expire at the 2015 annual meeting. Directors elected at the 2015 annual meeting will hold office for a three-year term expiring at the annual meeting in 2018 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal).

If you sign your proxy card or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted FOR the two persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated to the Company that they will be available to serve as directors. If any nominee should for any reason become unavailable to serve prior to the annual meeting, the Board will, prior to the annual meeting, (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the Board, or (iii) leave the seat vacant to be filled at a later time. The biographical information presented below has been furnished to the Company by the applicable director.

Director Qualifications

Our directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to our stockholders. The Governance and Nominating Committee reviews with the Board the requisite experience, qualifications, skills and characteristics for board members. This assessment includes the desired experience, mix of skills and other qualities to assure appropriate board composition, taking into account other board members and the specific needs of the Company and the Board. The goal of this process is to assemble a group of board members with varied experience, sound judgment, and commitment to the Company’s success. The director biographies below include a non-exclusive list of key experiences and qualifications that the Board and the Governance and Nominating Committee considered in concluding that the individual should serve as a director of the Company.

DIRECTOR NOMINEES FOR THREE YEAR TERMS THAT WILL EXPIRE IN 2018:

R. Dean Hollis Age 54

R. Dean Hollis, who became the Chairman of our Board of Directors on March 18, 2015, has been a member of our Board of Directors since July 2011 and served as our Independent Lead Director from October 2013 until his appointment as the Chairman of the Board. Mr. Hollis is also a member of our Audit Committee and our Governance and Nominating Committee. Mr. Hollis has more than 35 years of business experience across food, retail, and consumer product companies. Currently, he is a Senior Advisor for Oaktree Capital Management, an $85 billion investment firm. In addition, he oversees several privately held investments and serves on several boards, including Advance Pierre Foods, Diamond Foods, Inc., and Landec Corporation. Mr. Hollis currently serves as Chair of the Advance Pierre Foods board and Chair of Landec Corporation’s Compensation Committee. Until 2008, Mr. Hollis was with ConAgra Foods, Inc. where for 21 years he held many executive-level positions, including President and Chief Operating Officer, consumer foods and international. In that role, Mr. Hollis developed and executed a worldwide business transformation strategy while overseeing the largest part of the ConAgra Foods, Inc. portfolio, including its $12 billion consumer and customer branded businesses across all channels. Prior to joining ConAgra Foods, Inc., Mr. Hollis was with the TreeSweet Companies, holding management positions in both sales and marketing. He began his career in the consumer products division of Georgia-Pacific, where he spent four years advancing through a variety of sales management positions. Mr. Hollis holds a BS in Psychology from Stetson University, where he is on the Board of Directors and received the Distinguished Alumni Award in 2005.

As indicated above, Mr. Hollis has held key management positions at companies in the packaged food and consumer products industries and also has considerable board experience. Drawing on these experiences in combination with his financial literacy, Mr. Hollis is an important contributor to the development of the Company’s business and growth strategy and to the oversight of its corporate governance, as well as its accounting and financial reporting processes and requirements. Mr. Hollis has greatly assisted the Company in developing its strategic plan.

Thomas K. McInerney Age 68

Thomas K. McInerney has been a member of our Board of Directors since July 2011. Mr. McInerney chairs our Governance and Nominating Committee and is a member of our Finance and Compensation Committees. Mr. McInerney has more than 25 years of business experience in the beverage industry, across management, sales, marketing, and finance. Since 1996, Mr. McInerney has been a managing partner of Lindsey & Company, an executive search firm. Previously, he was vice president and general manager of the largest division of Tropicana Dole North America. Mr. McInerney was also the executive vice president of marketing for the House of Seagram, the U.S. spirits affiliate of Joseph E. Seagram and Sons, Inc. Mr. McInerney was employed by the Seagram Corporation for 20 years. He began his career with National Distillers and Chemical Corporation where he held a number of sales, market research, and product management assignments. Mr. McInerney is a former board member of 6 Figure Jobs.com, the National Advertising Review Board, the Traffic Audit Bureau, and the Association of National Advertisers. He holds a BA in political science from Villanova and served as a Marine officer in Vietnam.

Mr. McInerney’s significant experience in all aspects of the consumer goods industry makes him an indispensable resource to the Board and management. In addition, Mr. McInerney’s experience as an executive search consultant provides the Company with expertise in the identification, assessment, and selection of executive talent, as well as expertise with compensation-related issues.

Required Vote:

On January 16, 2015, the Board of Directors amended the Company’s bylaws to provide for a majority voting standard for the election of directors to the Board in uncontested elections. As a result, a director nominee will be re-elected at the annual meeting if the number of votes cast “FOR” the nominee’s election exceeds the number of votes cast “AGAINST” the nominee’s election.

Under Delaware law, an incumbent director who is not re-elected remains in office as a “holdover” director until his or her successor is elected or until he or she resigns or is removed from office. Accordingly, under the Board’s corporate governance guidelines, as amended on January 16, 2015 in connection with the adoption of a majority voting standard for election of directors, if a director nominee is not re-elected, the director will be required to tender his resignation from the Board promptly after the stockholder vote at the annual meeting is certified. Our Governance and Nominating Committee will promptly consider any tendered resignation and recommend to the Board whether or not to accept the resignation, after considering all factors it deems relevant to the best interest of the Company. The Board will act on the recommendation of our Governance and Nominating Committee no later than 90 days following certification of the stockholder vote. Following the Board’s decision, the Company will file a Current Report on Form 8-K or issue a press release describing the Board’s decision with an accompanying explanation.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

Directors Not Standing for Election in 2015:

The directors in classes whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or until their respective successors are elected and qualified, or until their earlier death, resignation or removal. Information regarding each of such directors is provided below.

DIRECTOR NOMINEES FOR THREE YEAR TERMS THAT WILL EXPIRE IN 2016

Stephen B. Hughes Age 60	Stephen B. Hughes, a co-founder of Boulder Brands, Inc. has been our Chief Executive Officer and a Director since our inception in May 2005 and served as the Chairman of the Board of Directors until March 2015 when the roles of Chairman and Chief Executive Officer were separated. Over his career, Mr. Hughes has held a number of leadership positions in the consumer packaged goods and foods industries. His proven leadership experience and track record developing brands in the health and wellness sector make him uniquely qualified to serve in his role as CEO. From 2004 to 2007, Mr. Hughes served as a director of The Cambridge Group, a leading demand strategy consulting firm headquartered in Chicago, Illinois. While with Cambridge, Mr. Hughes led or participated in securing new marketing strategy engagements with a number of major consumer packaged goods companies. From 2002 to 2004, Mr. Hughes served first as Vice President of Sales and then as the Senior Vice President of Marketing and Sales for White Wave Foods, which at the time was a $1.1 billion division of Dean Foods - with brands including Silk, Horizon, International Delight, Land O’Lakes, and Marie’s. In June 2004, Mr. Hughes was also named Senior Vice President of Marketing and Research for White Wave Foods. Mr. Hughes served as Chief Executive Officer and President of Celestial Seasonings, Inc. from 1997 to 2000, at which time Celestial Seasonings was acquired by The Hain Food Group, Inc. From 1992 to 1996, he held executive positions with increasing responsibilities at Tropicana Products, Inc., a division of Seagram Company, Ltd. Mr. Hughes was employed with the frozen food division of ConAgra Foods, Inc., as a Vice President for New Products from 1988 to 1989 and as Executive Vice President and General Manager from 1989 to 1992. In these capacities, Mr. Hughes led the development and launch of the Healthy Choice initial line of frozen foods and the development and launch of products in eight extension categories. Mr. Hughes holds a BA in economics and political science from Denison University and an MBA degree with a concentration in marketing and finance from the University of Chicago. In June 2013, Mr. Hughes was named the Ernst & Young Entrepreneur of the Year for the Mountain Desert Region in the Retail Distribution & Services Category.

James E. Lewis Age 66	James E. Lewis has been a Director of the Company since our inception in May 2005 and served as our Vice Chairman until May 14, 2007. He is Chairman of the Finance Committee and a member of the Audit and Compensation Committees. Mr. Lewis has more than 40 years of financial and business experience in the mining, commodity trading, financial services, and food industries. For the last 20 years, he has been an entrepreneur in these industries and has been actively involved in starting, buying, building, operating, managing, financing (including IPOs), selling, merging, restructuring, consolidating and liquidating companies. Before that, Mr. Lewis held various executive financial positions in the coal and uranium mining industry and was in public accounting with Arthur Andersen. Mr. Lewis is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. He holds a BBA in Accounting from Texas Tech University.

Mr. Lewis’ extensive entrepreneurial experience in various industries provides a unique perspective and contribution to our Board of Directors. In addition, Mr. Lewis has a strong background in both accounting and the food industry, as well as significant experience in finance, capital markets, and mergers and acquisitions, which provide Mr. Lewis with a unique ability to contribute to our Board of Directors.
CLASS OF DIRECTORS WHOSE TERMS WILL EXPIRE IN 2017:
Benjamin D. Chereskin Age 56	Benjamin D. Chereskin has been a member of our Board of Directors since October 2013. Mr. Chereskin chairs the Compensation Committee and serves as a member of our Finance Committee and our Governance and Nominating Committee. In 2009, Mr. Chereskin founded Profile Capital Management LLC, an investment management firm.

From 1993-2009, Mr. Chereskin was a Managing Director at Madison Dearborn Partners, a private equity investment firm, where he led the firm’s consumer investment practice. Prior to co-founding Madison Dearborn Partners, Mr. Chereskin held various positions with its predecessor, First Chicago Venture Capital from 1984 through 1993. While at Madison Dearborn, Mr. Chereskin led many notable transactions and served on the board of numerous portfolio companies, including: Cornerstone Brands (acquired by Home Shopping Network); Carrols Corporation; Tuesday Morning Corporation (TUES-Nasdaq); Cinemark, Inc. (CNK-NYSE); Bolthouse Farms (acquired by Campbell’s Soup Company); L.A. Fitness (private), and CDW Corporation (CDW-Nasdaq). Mr. Chereskin currently serves on the Board of Directors of CDW Corporation (Audit Committee) and Cinemark, Inc. (Strategic Planning Committee). Additionally, Mr. Chereskin serves as Chairman of KIPP: Chicago. Mr. Chereskin earned an MBA from Harvard Graduate School of Business Administration and an A.B. from Harvard College.

Mr. Chereskin is an investment professional with 30 years of private equity investment experience and also has considerable board experience.

Gerald J “Bud” Laber Age 71	Gerald J. “Bud” Laber has been a member of our Board of Directors since June 2005. Mr. Laber chairs the Audit Committee and is a member of our Compensation Committee and Governance and Nominating Committee. Mr. Laber has been a private investor since 2000, when he retired after 33 years of service with Arthur Andersen. Mr. Laber was an audit partner with Arthur Andersen from 1980 to 2000, and, with the exception of a leave for military service from 1966 through 1968, was employed by Arthur Andersen from 1965 until retiring in 2000. Mr. Laber is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Currently, Mr. Laber is: (i) on the Board of Directors and Chair of the Audit Committee of Scott’s Liquid Gold

since February 2004; (ii) on the Board of Directors, Chair of the Audit Committee and member of the Compensation Committee for Allied Motion Technologies, Inc. since November 2010; and (iii) on the Board of Directors and chair of the Audit Committee of two companies that are no longer public reporting companies. He served as President of The Catholic Foundation of Northern Colorado from January 2008 until November 2012. Formerly, Mr. Laber (i) served on the Board of Directors and as Chair of the Audit Committee of Spectralink Corporation from April 2004 to March 2007, and (ii) served on the Board of Directors and Audit Committee of Applied Films Corporation from July 2004 to July 2007 (Audit Chair from October 2005 to July 2007). Each of these companies is, or was, publicly traded. Mr. Laber holds a BSBA in Accounting from the University of South Dakota and is a member of the Board of Trustees of the University of South Dakota Foundation.

As a result of these professional and other experiences, Mr. Laber is able to provide key assistance to the Board and its Audit Committee in overseeing the Company’s accounting and financial reporting responsibilities.

James B. Leighton Age 59	James B. Leighton has been a member of our Board of Directors since August 2007, and our Chief Operating Officer since October 2013. Mr. Leighton is additionally a member of our Finance Committee. From 2009 to 2013, Mr. Leighton held numerous general management positions, including President of Perdue Foods, a large privately-held food and protein company. From 2006 to 2009, Mr. Leighton served as the President of Operations and Supply Chain and President of Perdue Foods. From 2002 to 2006, Mr. Leighton served as the senior vice president of operations of ConAgra Foods, Inc., one of the largest food companies in the United States. He has also held senior level management and executive positions with Celestial Seasonings, The Hain-Celestial Group, and Nabisco. He was founder and CEO of National Health Management Inc.

Mr. Leighton holds a BA in business administration and industrial relations from the University of Iowa and an MBA from Keller Graduate School of Management, where he also taught graduate students Leadership and Organizational Behavior. Mr. Leighton served on the non-profit Foundation and Corporation Boards for Atlantic General Hospital and is the creator and author of Getting FIT — Unleashing the Power of Fully Integrated Teams.

Mr. Leighton’s entrepreneurial, operations, general management and manufacturing experience within foodservice, retail, and international channels provides him with a broad perspective on our Company’s operations and allows him to be a key contributor to the Board’s oversight of the Company’s business. In addition, Mr. Leighton’s extensive experience with commodity supply businesses serves as an important resource to the Board, and Mr. Leighton has greatly assisted the Company in developing its strategic plan.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Number of Meetings of the Board of Directors and Committees

The Board held 14 meetings during 2014. Directors are expected to attend Board meetings and meetings of committees for which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The standing committees of the Board held an aggregate of 51 meetings during 2014. All directors are invited to all quarterly committee meetings, whether or not they serve on the committee, and generally, for informational and efficiency purposes, all in attendance for the committee meetings attend the specific meeting for each committee. Each director attended at least 75% of the aggregate number of meetings of the Board and the Board committees on which the director served during the period.

Attendance at Annual Meetings of the Stockholders

The Company has no policy requiring directors and director nominees to attend the annual meeting of stockholders; however, all directors and director nominees are encouraged to attend and the annual Board meeting is scheduled on the same day and in the same location as the annual meeting of stockholders so that our directors are able to attend both. All but one of our directors attended the 2014 annual meeting of stockholders.

Director Independence

The rules of the Nasdaq Global Select Market (Nasdaq), on which our stock is traded, require that the Board be comprised of a majority of “independent directors.” Currently 5 of 7 (approximately 71%) of our directors are independent. In determining the independence of our directors, the Board considered the criteria specified by Nasdaq regarding independence generally, and for the members of the Compensation Committee, took into account the additional standards applicable to directors serving on that committee. In addition, the members of the audit committee satisfy the additional independent standards specified by Nasdaq and the SEC for members of the audit committee.

Based upon the information submitted by each of its directors, and following the recommendation of the Governance and Nominating Committee, the Board has determined that the following directors are independent: Benjamin D. Chereskin, R. Dean Hollis, Gerald J. “Bud” Laber, James E. Lewis and Thomas K. McInerney.

Meeting of Independent Directors

The independent directors meet in executive session, without members of management present, from time to time, including as part of each quarterly Board meeting. Before the recent separation of the roles of Chairman and Chief Executive Officer, as described below, our Independent Lead Director acted as chairman of these meetings and since the change in structure the Chairman presides over the meetings.

Board Leadership Structure

On March 18, 2015, our Board approved the separation of the roles of Chairman and Chief Executive Officer. Mr. R. Dean Hollis, who has been serving as our Independent Lead Director, was appointed as the non-executive Chairman and Mr. Stephen B. Hughes will continue to serve as our Chief Executive Officer and as a Director. The Board’s decision to separate the Chairman and Chief Executive Officer roles was made as part of the Board’s ongoing evaluation of the Company’s governance policies and practices and after considering the views expressed by various stockholders of the Company in connection with our continuing stockholder outreach efforts.

In light of this change to the Board’s leadership structure, the Board also updated its corporate governance guidelines and calls for the Board to annually elect a Chairman from among its independent directors. The Chairman serves as liaison between the Chief Executive Officer, on the one hand, and the independent directors, on the other hand, and has the following duties and responsibilities:

•	Calling meetings of the Board and executive sessions of the independent directors;

•	Presiding at all meetings of the Board and all executive sessions of the independent directors;

•	Setting the agenda and schedule for each meeting of the Board;

•	Determining the information to be sent to the Board and instructing members of management to provide such information;

•	Being available for consultation and direct communication with major stockholders; and

•	Providing advice and counsel to the Chief Executive Officer and other senior members of management in connection with strategic planning and other matters of strategic importance to the Company.

The Company’s corporate governance guidelines provide that the Board will determine whether the offices of Chief Executive Officer and Chairman of the Board should be combined or separate, based on an analysis of then-existing facts and what is in the best interests of the Company at any particular time. If the offices of the Chief Executive Officer and Chairman are again combined in the future, the Board will elect a lead director from among its independent directors on an annual basis. In 2014 through the time the Board separated the roles in March 2015, Mr. Hollis served as our Independent Lead Director.

The Board also has four standing committees — an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, and a Finance Committee. The Audit Committee, Compensation Committee, and Governance and Nominating Committee each has an independent director serving as its respective chairman and each is comprised solely of independent directors. The Finance Committee has an independent director serving as its chairman and a majority of its members are independent directors.

Board’s Role in Risk Oversight

Risk is an integral part of Board and committee deliberations throughout the year. The full Board has responsibility for the general risk oversight of the Company. As part of the Board’s oversight role, the Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

•	The Audit and Finance Committees work together to identify and review all material risks of the Company, and oversee the development by management of a plan to manage these risks. Both committees discuss with management and review the Company’s policies with respect to risk assessment, risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor, control or mitigate such exposures. The Finance Committee focuses primarily on the Company’s non-financial and operational risks, while the Audit Committee focuses primarily on the Company’s financial risks.

•	The Compensation Committee reviews the Company’s compensation policies and practices for its employees as they relate to risk management practices and risk-taking incentives. Along with the Audit and Finance Committees, the Compensation Committee also ensures that annual and long-term performance goals, their associated payouts, our equity compensation programs and other compensation practices do not engender excessive risk-taking by the executive officers.

In addition, the role of our Board in our Company’s risk oversight process includes receiving regular reports from management on areas of material risk to our Company, including operational, financial, legal and regulatory, and strategic and reputational risks.

Compensation Risk

The Compensation Committee annually conducts a review as to whether any portion of the compensation program encourages executives to take unnecessary and excessive risks. Following this year’s review, the Compensation Committee concluded that the various elements of the compensation programs used by the Company were not reasonably likely to encourage executives to take unnecessary or excessive risks that could result in material harm to the Company.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines that contribute to the overall operating framework of the Board and the Company. These guidelines cover topics including goals of the Board, director responsibilities, role of the Chairman of the Board and role of the lead director (when applicable), Board composition and structure, a director resignation policy, Board meetings, Board committees, performance evaluations, succession planning and director compensation. A copy of the corporate governance guidelines, which were recently updated in connection with the appointment of an independent non-executive Chairman of the Board, is available on our website at www.boulderbrands.com.

No Hedging Policy

The Company’s Insider Trading Policy prohibits all directors, officers and employees of the Company from effecting hedging or similar monetization transactions with respect to the shares of the Company.

Stock Ownership Guidelines

To further align the interests of our directors and executive officers and our stockholders, the Board has adopted stock ownership guidelines under which each of our executive officers and directors are required to maintain, within four years of becoming subject to the policy, vested equity holdings with a value at least equal to, in the case of our chief executive officer, six times his annual base salary and, in the case of our other executive officers, three times the executive’s annual base salary and each of our non-management directors will be required to maintain vested equity holdings with a value at least equal to three times the director’s annual cash retainer fee. Each of our named executive officers and directors who were serving in such position at the time the policy was adopted in March 2012 are currently on track to be in compliance as of December 31, 2015 and each of our named executive officers and directors who became subsequently subject to the policy are currently on track to be in compliance within the prescribed period. A copy of the stock ownership guidelines is available on our website at www.boulderbrands.com.

Communications between Stockholders and the Board

Stockholders may send communications to the Company’s directors (or any subset of the directors), as a group or individually, by writing to the group or any particular individual: c/o the Corporate Secretary, 1600 Pearl Street, Suite 300, Boulder, Colorado 80302. The Corporate Secretary will forward communications relating to matters within the Board’s purview to the directors, communications relating to matters within a Board committee’s area of responsibility to the Chair of the appropriate committee, and communications relating to ordinary business matters, such as consumer complaints, to the appropriate Company executive. The Corporate Secretary will not forward solicitations, junk mail and obviously frivolous or inappropriate communications, but makes them available to any non-management director who requests them.

Committees of the Board of Directors

Our Board currently has an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, and a Finance Committee. The composition, duties and responsibilities of these committees are set forth below. Committee membership is reviewed annually.

Audit Committee. The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), is composed of Messrs. Hollis, Laber and Lewis, and is chaired by Mr. Laber. The directors we have appointed to our Audit Committee are each independent members of our Board of Directors as defined by Nasdaq’s independence requirements for audit committee members. Each member of our Audit Committee is financially literate, and our Board of Directors has determined that Mr. Laber, Mr. Hollis and Mr. Lewis each qualifies as an “audit committee financial expert,” as such term is defined by SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee met nine times during 2014.

The principal responsibilities of and functions to be performed by the Audit Committee are established in the Audit Committee charter, including assisting the Board with its oversight responsibilities regarding:

•	the accounting and financial reporting processes of the Company;

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	appointing the Company’s independent registered public accounting firm;

•	the registered independent auditor’s qualifications and independence;

•	the performance of the Company’s internal audit function;

•	the performance of the Company’s independent auditor;

•	reviewing any related party transactions and apparent or potential conflicts of interest; and

•	the audits of the Company’s financial statements.

The Audit Committee charter, a copy of which is available on our website at www.boulderbrands.com, was adopted by the Board of Directors and is reviewed annually by the Audit Committee.

Compensation Committee. The Compensation Committee is composed of Messrs. Chereskin, Laber, Lewis and McInerney, and is chaired by Mr. Chereskin. All of the members of our Compensation Committee are independent as defined by Nasdaq’s independence requirements for Compensation Committee members. The Compensation Committee held 17 meetings in 2014. The duties and responsibilities of the Compensation Committee include, among other items:

•	designing in consultation with management or the Board, and recommending to the Board for approval, and evaluating, the compensation plans, policies and programs of the Company, especially those regarding executive compensation and compensation of the Board;

•	determining the compensation of the Chief Executive Officer and all other officers (as such term is defined in Rule 16a-1 promulgated under the Exchange Act) of the Company;

•	reviewing the executive compensation disclosure that is prepared by the Company for inclusion in the Company’s proxy materials and preparing a related Compensation Committee Report in accordance with applicable rules and regulations of the SEC;

•	adopting and implementing compensation programs that are designed to attract, motivate and retain high quality employees, encourage superior performance, promote accountability and assure that employee interests are aligned reasonably with the interests of the Company’s stockholders; and

•	developing and implementing programs that are consistent with, and foster goals that will provide incentives to our executives that promote the achievement of the Company’s growth strategy, while at the same time, balancing risk.

A copy of the Compensation Committee charter, which contains further details as to the Compensation Committee’s duties and authorities, is available on our website at www.boulderbrands.com.

Finance Committee. The Finance Committee is composed of Messrs. Chereskin, Leighton, Lewis and McInerney, and is chaired by Mr. Lewis. The purpose of the Finance Committee is to assist the Board in satisfying its duties relating to the financing strategy, financial policies and financial condition of the Company. The Finance Committee’s responsibilities include, among other things, reviewing and making recommendations to the Board concerning items such as the Company’s capital structure, credit rating, cash flow and financial position, operating plans, capital budgets, risk assessment and analysis, commodities and hedging policies and insurance programs. The Finance Committee met five times in 2014.

A copy of the Finance Committee charter is available on our website at www.boulderbrands.com.

Governance and Nominating Committee. The Governance and Nominating Committee is composed of Messrs. Chereskin, Hollis, Laber and McInerney, and is chaired by Mr. McInerney. Each of the members of the committee are independent as defined by Nasdaq’s independence requirements. The Governance and Nominating Committee met six times in 2014. The purpose of the Governance and Nominating Committee is to assist the Board in:

•	the identification of qualified candidates to become Board members;

•	the recommendation of Board nominees for election as directors at the next annual or special meeting of stockholders at which directors are to be elected;

•	the recommendation of candidates to the Board to fill any interim vacancies on the Board; and

•	the development and recommendation to the Board of a set of corporate governance guidelines and principles applicable to the Company.

The Governance and Nominating Committee evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. The Company has established, through its Governance and Nominating Committee, selection criteria that identify desirable skills and experience for prospective Board members, and which takes into account, among other factors, an evaluation of the optimal size of the Board, succession planning considerations and a review of key skill sets, experience and strengths represented by the members currently serving on the Board. With respect to each candidate, the Governance and Nominating Committee considers the potential candidate’s independence and how a candidate would complement the current members’ skills and strengths, as well as the candidate’s leadership and strategic thinking skills, willingness to make a time commitment, breadth of knowledge about matters affecting us and our industry, skills and experience in different disciplines important to us and our industry, sound business judgment and other criteria determined by the Governance and Nominating Committee from time to time. The Governance and Nominating Committee does not have a specific diversity policy, but in making its recommendations to the Board of Directors, the Governance and Nominating Committee considers, as a matter of practice, diversity as well as candidates’ age, experience, profession, skills, geographic representation and background, all to provide the Board and the Company with directors that have an appropriate mix of experience, knowledge, perspective and judgment. As part of this process, the Governance and Nominating Committee considers the skills, experience and strengths of the current members of the Board and how a particular nominee may complement and enhance the current Board’s composition.

The Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees, but may retain a search firm in the future if the Governance and Nominating Committee determines that it is appropriate. The Governance and Nominating Committee considers individuals recommended by stockholders for nomination as a director in accordance with the procedures described below.

A copy of the Governance and Nominating Committee charter is available on our website at www.boulderbrands.com.

Procedure for Stockholder Recommendations to the Governance and Nominating Committee for Potential Director Nominees

In selecting the Company’s director nominees in connection with each annual meeting, it is our policy that the Governance and Nominating Committee consider director candidates recommended by any stockholder of the Company. To be timely, a stockholder’s recommendation must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date that the proxy statement was released to stockholders for the previous year’s annual meeting. For the 2016 annual meeting, recommendations must be received no later than December 8, 2015. Any such recommendations should, in addition to the information specified below, include the nominee’s name and qualifications for Board membership. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Recommendation for Director.”

In order to be a valid submission for recommendation to the Governance and Nominating Committee of a potential nominee for director, the form of recommendation must set forth:

(1)	the name, age, business address and residence address of the person;

(2)	the principal occupation or employment of the person;

(3)	the number of shares of stock of the Company which are owned beneficially or of record by the person;

(4)	a description of all arrangements or understandings between the stockholder and each nominee pursuant to which nominations are to be made by the stockholder;

(5)	written consent of each proposed nominee to being named as a nominee and to serve as a director if elected; and

(6)	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Procedure for Stockholder Nominations for Director

A stockholder wishing to nominate their own candidate for election to our board at our 2016 annual meeting must deliver timely notice of such stockholder’s intent to make such nomination in proper written form to the Corporate Secretary at our principal executive offices. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. For the 2016 annual meeting, notices of nominations must be received no earlier than January 20, 2016 and no later than February 19, 2016. In the event the annual meeting is scheduled to be held on a date not within 30 days before or after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. To be in proper form, a stockholder’s notice of nomination must be in writing and include all of the information required by our bylaws. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Nomination for Director.” In accordance with our bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting, but will not be part of the slate nominated by our board of directors and will not be included in our proxy materials.

Code of Business Conduct and Ethics

The Company’s employees, officers and directors are required to abide by the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”), which is intended to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of conduct, including, among other things, conflicts of interest, fair dealing and the protection of confidential information, as well as strict compliance with all laws, regulations and rules. Any waiver of the policies or procedures set forth in the Code of Ethics in the case of executive officers or directors may be made only by the board of directors or the audit committee and will be promptly disclosed as required by law or Nasdaq listing requirements. The full text of the Code of Ethics is available on our website at www.boulderbrands.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures of the Audit Committee

The Audit Committee has adopted written policies and procedures to review and approve or ratify related party transactions involving the Company. For purposes of this policy, a related party transaction is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) involving the Company, any of its executive officers, directors, or 5% or more stockholders or any of their immediate family members in which the aggregate amount involved (including any interest payable with respect to indebtedness) will or may be expected to exceed $120,000 (except that there is no $120,000 threshold for members of the Audit Committee).

Under the policy, any potential related party transaction is to be reviewed by the chair of the Audit Committee, or his designee, to determine whether the potential transaction is a related party transaction that is required to be approved or ratified by the Audit Committee. The Audit Committee will review all related party transactions and approve or disapprove such transaction. In determining whether to approve or ratify a related party transaction, the Audit Committee shall consider:

•	whether the transaction is on terms no less favorable to Boulder Brands than terms generally available from an unrelated third party;

•	the extent of the related party’s interest in the transaction;

•	in the case of a transaction involving an executive officer or director, whether the transaction would interfere with the performance of the officer’s or director’s duties to Boulder Brands;

•	in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent or serving on the Audit Committee, Compensation Committee or other committee of the Board of Directors; and

•	such other factors that the Audit Committee deems appropriate under the circumstances.

Any director who is a related person with respect to a transaction under review may not participate in the discussion or approval of the transaction, other than providing all material information concerning the transaction.

A copy of the related party transaction policies and procedures is available on our website at www.boulderbrands.com.

Transactions with Related Persons

In accordance with the requirements of Item 404 of Regulation S-K, in 2014, the following transactions have been identified as related person transactions, and were approved by the Audit Committee in accordance with the policies described above:

Caroline Hughes, the daughter of our Chief Executive Officer, Stephen Hughes, is employed by the Company as our Director of Corporate Communications, reporting to our Senior Vice President for People, Marie Gambon. During 2014, she received total cash compensation of $99,614. For 2015, Ms. Hughes’ base salary is $91,800 and she will be eligible to receive a bonus of up to 30% of her base salary. She also holds an option to purchase 15,000 shares of our common stock, subject to time-based vesting conditions. Henry Hughes, the son of Stephen Hughes, is employed by the company as a Marketing Manager, reporting to our Executive Vice President and General Manager of Natural Brands, TJ McIntyre. During 2014, he received total cash compensation of $92,485. For 2015, Mr. Hughes annual base salary is $86,700 and he will be eligible to receive a bonus up to 25% of his base salary. He also holds an option to purchase 12,500 shares of our common stock, subject to time-based vesting conditions.

Stephen Feldhaus, the brother-in-law of Stephen Hughes, has been engaged by the Company through an agreement with Feldhaus Law Group, P.C. to administer the Company’s wealth management program for certain officers and key employees. Under the arrangement between the Company and Mr. Feldhaus, Mr. Feldhaus received $135,000 in 2014 for this service, and reports to our Senior Vice President for People, Marie Gambon.

Compensation Committee Interlocks and Insider Participation

Benjamin D. Chereskin, Gerald J “Bud” Laber, James E. Lewis and Thomas K. McInerney served as members of the Company’s Compensation Committee during 2014. No current member of the Compensation Committee is a current or former executive officer or employee of the Company (nor was any member of the Compensation Committee a current or former executive officer or employee of the Company while serving in such role), and no current member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director or member of the Company’s Compensation Committee during 2014.

EXECUTIVE OFFICERS

Executive Officers

Information regarding our executive officers, as of March 26, 2015 is provided below:

Name	Age	Title
Stephen B. Hughes	60	Chief Executive Officer and Director

James B. Leighton	59	Chief Operating Officer

Christine Sacco	39	Chief Financial Officer

Timothy Kraft	36	Chief Legal Officer and Corporate Secretary

TJ McIntyre	43	Executive Vice President/ General Manager, Natural Brands

Duane Primozich	45	Executive Vice President/ General Manager, Balance Brands

For information with respect to Messrs. Hughes and Leighton, please see the information about the members of our Board of Directors under “Item 1 — Election of Directors.”

Christine Sacco was appointed our Chief Financial Officer effective as of January 1, 2012. Prior to this appointment, Ms. Sacco was the Company’s Vice President and Operations Controller since January 2008. Ms. Sacco also served as the Company’s Principal Accounting Officer from January 1, 2011 until March 30, 2012. Prior to joining the Company, Ms. Sacco served as Vice President, Treasurer, and Director of Financial Reporting of Alpharma Inc., where she worked from October 2002 until January 2008. Ms. Sacco began her career at Ernst & Young LLP. She is a Certified Public Accountant and holds a BS in Accounting from St. Thomas Aquinas College.

Timothy Kraft has been our Chief Legal Officer and Corporate Secretary since December 2014. Mr. Kraft previously served as Senior Vice President, Associate General Counsel from 2012-2014, and Vice President of Legal from 2009-2012. Before joining Boulder Brands, Mr. Kraft was with the law firm of Davis & Kuelthau, where he focused on general corporate and transactional law. Mr. Kraft has handled legal matters for Boulder Brands since 2006 when he was an integral member of the external legal team that assisted Boulder Specialty Brands, Inc. in its acquisition of the Smart Balance business in May of 2007. Mr. Kraft also has prior work experience with Nike, Inc., Coca-Cola Enterprises, and Philip Morris USA. He is a graduate of Truman State University (BA in Business Administration) and Marquette University Law School (JD).

TJ McIntyre was appointed as Executive Vice President of the Company’s natural brands including Evol, Gultino and Udi’s, effective September 15, 2012, and became an executive officer as of March 2013. Mr. McIntyre has been with the Company since 2009 and has served in a variety of roles, including Senior Vice President and General Manager of Glutino and Vice President and General Manager of Earth Balance. Prior to joining the Company, Mr. McIntyre served as Brand Manager of Silk at White Wave Foods Company, leading up to its acquisition by Dean Foods. From 2005 through 2009, he pursued entrepreneurial endeavors in specialty tea and coffee, including co-founding Pekoe Sip House, a regional tea-coffee chain in Boulder, Colorado. Mr. McIntyre filed a petition for personal bankruptcy under the federal bankruptcy laws in 2011 as a result of unsuccessful family business investments. Mr. McIntyre holds a BA degree from Michigan State University and an MBA with a concentration in marketing and entrepreneurship from the University of Oregon.

Duane Primozich was appointed as Executive Vice President and General Manager of the Company’s Balance Brands segment, including Smart Balance, Earth Balance and Level Life Foods, effective January 2014. Mr. Primozich has been with the Company since 2007 and has served in a variety of roles, including Senior Vice-President of Strategic Initiatives and Senior Vice President of the Earth Balance and Best Life businesses. Mr. Primozich will continue to serve as one of three Directors of the Boulder Brands Investment Group and on the Board of Directors for all current portfolio companies. Mr. Primozich also serves on the board of Thorne Nature Experience, a Boulder-based non-profit connecting children, teens and adults to nature. Mr. Primozich holds a BS degree from the University of Oregon in politics and communications.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This discussion addresses compensation with respect to our named executive officers (“NEOs”), who for the fiscal year ended December 31, 2014 were:

Named Executive Officers as of 12/31/14	Position as of 12/31/2014
Stephen B. Hughes	Chairman and Chief Executive Officer

James B. Leighton	Chief Operating Officer

Christine Sacco	Chief Financial Officer

TJ McIntyre	Executive Vice President and General Manager, Natural Brands

Duane Primozich	Executive Vice President and General Manager, Balance Brands

Norman Matar	Former Chief Legal Officer and Corporate Secretary

Executive Summary

Company Performance – 2014

As we have previously reported, 2014 was a challenging year for the Company, with performance below several key operating and financial goals and a decline in stock price over a year ago. The environment in which we operate can create challenges from a variety of sources. We have identified three primary headwinds that negatively impacted our 2014 performance, including the weaker than expected operating environment for buttery spreads, service issues in our natural segment, and higher costs for egg whites, a key ingredient in our gluten free baking business. Even with these challenges we maintained our position as one of the fastest growing companies in the food industry. Specifically, we have the second highest reported revenue CAGR (compound annual growth rate) within the industry for the period 2010-2014 and the second highest (tied for 2nd) reported adjusted EBITDA CAGR for the period 2010-2014 (each, as reported by Thompson One Database (n.d.), retrieved March 9, 2015 from http://www.thompsonone.com).

Compensation of the Chief Executive Officer and Pay for Performance Alignment

Our compensation programs are designed to reward strong Company performance and to pay less compensation when Company performance is not as strong. For the CEO, approximately 75% of his total pay opportunity in 2014 was based on variable compensation, the value of which is directly tied to our Company’s performance. In light of our financial results in 2014, the CEO did not receive any payment under our Incentive Program and, therefore, his overall cash-based compensation for 2014 decreased by approximately $790,000 from a year ago.

The graph below demonstrates the strong alignment over the past three years of shareowner value creation, net sales and adjusted EBITDA growth with CEO total direct compensation (“TDC”). TDC consists of 2014 base salary, annual cash bonus earned for 2014 (as noted above, no bonus was paid for 2014) and periodic equity grants made in 2012 that were annualized over Boulder Brands’ typical vesting period of four years. Note, no equity awards were granted in 2014; however the CEO was permitted to participate in a performance-based long-term cash plan (value not included in table below) which only pays out upon achievement of certain performance hurdles (see “2014 Long-Term Cash Incentive Bonus Program”) during the four-year performance period. For 2014, TDC declined significantly, reflecting not only the financial challenges faced by the Company in the second half of 2014 but also that our programs have been designed to strongly tie pay to actual company performance.

Compensation Decisions and Actions — 2014

Compensation decisions made during 2014 reflect our overall performance and continued efforts to integrate the recent acquisitions into our business strategy and operations. In addition, the importance of retaining and recruiting key management personnel remains critical to our long-term success, vision and strategy.

Following several years of transformational growth though a series of acquisitions, including Glutino Food Group (“Glutino”) in August 2011, Udi’s Healthy Foods, LLC (“Udi’s”) in July 2012, and Davies Bakery (“Davies”), Level Life Foods (“Level”) and Phil’s Fresh Foods, LLC (“EVOL”) in 2013, in 2014 we focused on the internal growth of these and our other core brands. We have focused on strategic planning and have established a platform for future growth. Moving from a sales and marketing “virtual” company platform, to a company with full scale operations in addition to our historic sales and marketing functions, we are adjusting to growth in all areas of our business operations.

The incredible growth of our company in recent years has created a unique set of challenges for the management team, particularly our NEOs, whose roles, duties, and responsibilities have expanded and become more complex in order to match our expanded and more complex business operations. The Compensation Committee (referred to in this Compensation Discussion & Analysis as the “Committee”) desires to ensure that our policies and programs appropriately reflect our company’s current size and operations, while also maintaining sufficient flexibility to allow for continuing evolution of our compensation programs. In addition, the Committee has reviewed and reflected on the feedback provided to us through our stockholder outreach program.

In this challenging year, the Committee followed its pay for performance philosophy, resulting in the following key decisions:

•	Limited Cash Compensation Adjustments. Only limited salary adjustments were approved in 2014 for certain NEOs. Following a review of base salary levels in connection with the adoption of the Company’s peer group, as discussed below, limited changes were recommended for Mr. McIntyre and Mr. Primozich to align their base salaries and target bonus opportunity levels with the market median of our new peer group (as discussed below), which changes took effect in 2015.

•	No Annual Cash Incentives. The Committee set aggressive performance goals for the threshold, target and maximum possible payout levels under our Amended and Restated Company Financial Performance Incentive Program (the “Incentive Program”) based upon net sales and adjusted EBITDA for 2014, which metrics were chosen to be consistent with our strategic plan and operations goals at the beginning of the year. Since the threshold performance goals were not met, NEOs did not earn any annual incentive awards for 2014, nor were any discretionary performance-related bonus awards granted.

•	Peer Group Adoption. In 2014, the Committee adopted a peer group to benchmark executive compensation levels and the structure/design of compensation programs at comparable companies. This decision was made, in part, to reflect the Company’s transformation from our “virtual” company business model to our current full scale activities in the natural foods industry. The Committee engaged Pearl Meyer & Partners to assist in developing a list of peer companies and adopted the new peer group in the third quarter of 2014. Since that time, the Committee has begun to consider the peer company data for purposes of evaluating and making compensation-related decisions. The information reviewed by the Committee includes, in part, compensation levels and practices for executives holding comparable positions at the peer group companies. The Committee believes that use of specific peer group data points will aide the Committee in creating compensation packages that are best positioned to retain our named executive officers, and where appropriate, recruit additional talented management team members. It is the intention of the Committee to more fully utilize the peer group data in determining the mix of compensation elements and setting compensation levels for the named executive officers beginning in 2015.

•	Compensation Design Philosophy. In connection with the adoption of a peer group, in 2014 the Committee also determined that it would, as an overall philosophy, generally, adopt programs and compensation designs targeted to achieving total compensation levels for each named executive officer at the median of compensation awarded by our peer group companies for executives in similar positions.

Good Compensation Governance Practices

Our executive compensation program reflects our strong commitment to good governance and is designed to mitigate inappropriate risk-taking by our NEOs. Aspects of our compensation that reflect these policies include:

•	Compensation Mix: Our compensation mix is not overly weighted toward short-term annual incentives and the percentages of compensation tied to short-term and long-term incentives taken together result in a majority of the compensation for our executive officers being tied directly to Company performance.

•	Peer Group: As discussed above, in the third quarter of 2014, the Committee, with the assistance of our independent compensation consultant, selected a peer group for purposes measuring the total compensation levels for our named executive officers relative to our peers, and began to implement a new aspect of our compensation design strategy intended to set total compensation levels for each of our named executives at approximately the median of the total compensation levels awarded by our peer group companies for similar positions.

•	Aggressive Incentive Compensation Thresholds: In 2014, our annual incentive compensation awards were subject to the achievement of aggressive threshold, target and maximum performance goals. Our Incentive Program provides for annual bonus compensation under a two-step program including a “base plan” and a “supplemental plan,” pursuant to which no amount will be paid under the base plan unless threshold performance goals under the base plan are met, and no amount will be paid under the supplemental plan unless target goals are achieved under the base plan. Since 2014 threshold goals under the base plan for net sales and adjusted EBITDA were not met, the NEOs did not earn an annual bonus in 2014, reflecting a direct tie between company performance and the level of compensation.

•	Grant Vesting Policy Encourages Long-term View: Compensatory equity grants to employees, including our NEOs, are designed to vest either over a four-year period or based upon achieving specified performance conditions, which mitigates the risk of our executives and employees taking short-term risks and focuses their attention on stability and the Company’s long-term growth strategy. If stockholders vote to approve the Boulder Brands Inc. Third Amended and Restated Stock and Award Plan under Item 3 of this proxy statement, the Company intends to grant an even higher percentage of grant awards that vest solely on the achievement of performance goals.

•	Holdbacks: To ensure that annual bonuses under our Incentive Program award sustained Company growth, in the case of our NEOs, our Incentive Program provides that any payment amounts in respect of performance above target bonus opportunities be held back for one year and subject to further performance conditions in the following year, such that performance in the subsequent year must equal or exceed the target performance with respect to the Incentive Program for the prior year before the above target payment from the prior year is made (the “Prior Year Holdback”).

•	Negative Discretion: Our Incentive Program provides that the Committee may exercise complete negative discretion with respect to all bonus amounts (and may choose to award no bonus for a given year, even where performance target have been met).

•	Clawback Policy: We maintain a “no fault” clawback policy under which our executive officers will be required, subject to the discretion of our independent directors, to repay to the Company incentive bonuses they receive based on financial results that subsequently (within three years of the original payment) become the subject of a restatement due to material noncompliance by the Company with any financial reporting requirement, regardless of any finding of misconduct.

•	Limited Perquisites and No Supplemental Retirement Benefits: We provide limited perquisites and no retirement or supplemental executive retirement programs for our executives.

•	Annual Say on Pay: In accordance with our stockholder’s preference, we conduct an annual advisory “say on pay” stockholder vote, maximizing the opportunity to receive feedback on the compensation programs for our NEOs.

•	Independent Consultants: The Committee engages only independent compensation consultants that do not provide any services to management and that have no prior relationship with management prior to the engagement.

•	Risk Reviews: We regularly conduct compensation risk reviews; our Committee maintains significant oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

•	Stock Ownership Guidelines: We maintain robust stock ownership guidelines under which, after an initial phase-in period, each of our executive officers is required to maintain vested equity holdings with a value equal to at least, in the case of our chief executive officer, six times his annual base salary and, in the case of each of our other executive officers, three times the executive’s annual base salary. Each of our NEOs is currently on track to be in compliance by the required date applicable to each NEO in accordance with the guidelines.

•	Recoupment Policy: We maintain a recoupment policy in our stock plan that requires an employee who is terminated for cause to forfeit all awards previously granted to the employee retroactive to the date the employee first engaged in the conduct that was the basis for such termination.

•	Anti-Hedging Policy: The Company’s Insider Trading Policy prohibits all officers (as well as all employees and directors) of the Company from effecting hedging or similar monetization transactions with respect to the shares of the Company.

•	100% Performance-Based Equity Awards for CEO: Since 2008, 100% of equity awards granted to the CEO vest only upon achievement of performance goals.

Say-on-Pay Results in 2014 and Stockholder Outreach

We carefully consider and value our stockholders’ opinions on our executive compensation program, and take stockholder feedback seriously. In reviewing the compensation programs over the course of 2014, our Committee considered the results from last year’s say-on-pay vote (69% of votes cast approved) as well as our discussions with stockholders as part of our ongoing stockholder outreach program which began in 2013. Since our outreach efforts began, we have met several times with many of our top 20 shareholders about our executive compensation programs and corporate governance practices. In particular, since the time of our annual stockholder’s meeting in 2014, Company representatives have contacted 16 of our stockholders and the chairperson of the Committee and other representatives of the Company spoke directly with 5 stockholders, representing approximately 26% of our overall stockholder base, to collect feedback and to inform them of our compensation-related initiatives, including our future plans to utilize peer group benchmarking and potentially a shift towards concentrating our long-term equity compensation program on annual grants rather than more periodic grants. Besides these initiatives, based on these discussions in 2013 and 2014, we have instituted, or continue to institute, a number of compensation program changes, including:

●	A more structured approach to compensation decision-making whereby a new internal pay equity structure was adopted implementing 14 “bands” of employee positions, each with suggested cash and equity compensation ranges;
●	Elimination of the practice of providing annual cost of living salary increases for named executive officers, in favor of merit-based increases;
●	Incorporating a more formal peer group analysis into evaluation of compensation levels for our named executive officers.

Compensation Actions Impacting 2015 Compensation Design

The Committee has made several adjustments to how NEO compensation will be designed and structured beginning in 2015. These changes, discussed in each relevant section in this Compensation Discussion and Analysis, include:

●	More extensive analysis of data derived from the Company’s newly established peer group as part of making decisions related to NEO compensation mix and levels of compensation;
●	Adopting a philosophy that targets total compensation for each NEO at the median relative to peer group total compensation levels for similar positions;
●	Approving base salary increases, if any, based on merit and eliminating cost of living increases for NEOs;
●	Evaluating and setting annual bonus program goals for threshold, target and maximum award payout opportunities based on the probability of achievement in consideration of peer group data and company performance; and
●	Establishing an equity grant program focused on annual awards, with a majority of grants to NEOs taking the form of performance-based restricted stock units (subject to stockholder approval of the Boulder Brands, Inc. Third Amended and Restated Stock and Awards Plan pursuant to Item 3 of this proxy statement.)

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2014 compensation of the NEOs.

Compensation Program Objectives

Current Philosophy and Objectives

In keeping with our vision and strategy, the Company’s compensation program is designed to attract, retain and motivate executives who are capable of delivering superior business results in the extremely competitive natural foods industry. We compensate our executives through a mix of base salary and incentive bonuses, if performance goals are met, and, in some years, long-term equity compensation with an emphasis on incentives that reward strong business performance and achievement of performance goals that align the interests of management with the interests of our stockholders. Our compensation programs are designed to pay for performance, be competitive and minimize pay elements, such as perquisites, that do not directly support the Company’s values and business strategy, even if common in the marketplace. In addition to the above overriding principles, our Committee relies on the following guidelines to assist it in setting compensation levels (both short and long term) for executives:

•	compensation programs are designed to emphasize pay for performance by closely tying total compensation to the success of the Company and each executive’s contribution to that success; and

•	compensation programs should be flexible so that there is an opportunity for greater compensation for superior performance balanced by the risk of lower compensation when performance is less successful.

In this regard, the Company’s philosophy is that members of senior management have a stronger and more direct impact on the Company’s ability to achieve its strategic and business goals and that therefore a larger percentage of their compensation should be performance-based and driven by long-term equity awards.

For compensation decisions, the Committee considers all aspects of a NEO’s compensation on both an annual basis and as averaged over a long-term period basis (to account for periodic equity awards); it does not consider any aspect of its compensation program in isolation. Rather, it considers the total compensation that may be awarded, including base salary, incentive bonus, long-term incentive compensation. Depending upon the Company’s needs at the time of grant, the Committee considers whether awards should have time-based or performance-based vesting features. However, since 2008, all long-term incentive awards granted to the CEO have been 100% performance-based. The Committee’s goal is to award compensation that is reasonable in relation to the achievement of the Company’s business strategy and objectives and that is consistent with the Company’s compensation philosophy and objectives. The Committee has also considered the transformation and increased business complexity that has taken place in the past four years.

The pie charts below reflect base salary (a fixed payment), annual cash bonus opportunity for 2014 (a variable payment) and the fair market value of equity awards (a variable payment) to our NEOs averaged over the past three years to reflect the periodic nature of our equity grants. The resulting compensation mix reflects variable compensation at 75% for the CEO and 66% for the Other NEOs (on average)

Adjustments to Compensation Philosophy for 2015 and Beyond.

In light of the Company’s transformation and the results of our 2014 advisory “say on pay” stockholder vote, the Committee embarked on a full review of our compensation philosophy and compensation programs to ensure that all programs continue to serve our company’s objectives and align with stockholder interests.

In connection with the Company’s substantial growth, the Committee particularly focused on streamlining compensation decisions by developing career bands while ensuring that employees are personally incentivized towards supporting the Company’s success and profitability. The Company has adopted a compensation structure based on career bands that categorizes all employees, including the NEOs, in one of 14 non-production or one of four production bands, depending on the employee’s job description. Each career band represents a different career level and encompasses suggested ranges for appropriate salary, bonus and long-term incentive compensation for the members of that band. As part of this compensation structure base salaries will no longer be subject to “standard” cost of living increases, and instead salary increases will be based on a merit-based review process.

As described more fully below, in the third quarter of 2014, our Committee completed work to select a peer group of companies for purposes of evaluating the compensation packages of the Company’s named executive officers as compared to those at the peer group companies. Going forward, the Committee intends to evaluate NEO compensation against the peer group total compensation median and establish pay levels accordingly. The Committee believes that determining market standards is a useful reference point for establishing compensation levels that will further the Company’s goals.

In furtherance of supporting a median pay philosophy and based on feedback from our stockholders, the Committee has the desire to shift to granting smaller, annual equity awards versus the periodic equity grants that have been our historic practice. The Committee believes annual grants better reflect the Company’s new risk profile, competitors and business reality following its transformation from its original “virtual” model. The Committee also recognizes that a significant amount of equity and equity-based awards currently held by our NEOs and other key employees may vest in 2015 and desires to have the flexibility to provide new grants of equity-based awards to maintain the incentive and retentive value of long-term incentives held by our named executive officers and other key employees. To accomplish these goals, the Company is asking shareholders to approve the Boulder Brands, Inc. Third Amended and Restated Stock and Award Plan, as presented in Item 3 of this proxy statement, described below.

Committee Responsibilities

The Committee is responsible for analyzing and determining the material terms of all executive compensation arrangements and benefit packages. With respect to officers other than the Chief Executive Officer, the Committee will consider the input of the Chief Executive Officer. The Chief Executive Officer makes recommendations regarding any changes to the level of cash compensation for the other NEOs, but the Committee ultimately makes all decisions with respect to NEO compensation. The Committee sets the cash compensation for the Chief Executive Officer, with input from the independent directors. With respect to the annual bonuses granted to NEOs pursuant to the Incentive Program, the Committee requests management present a forecast for the year based on aggressive and appropriate financial targets within specified guidelines. The Committee then considers the forecast and targets presented by management and makes its final determination regarding appropriate performance goals.

The Committee conducts reviews of our company’s compensation policies and strategies at least annually and oversees and evaluates our overall compensation structure and programs. During 2014, the Committee met 17 times and, among other things, reviewed our compensation philosophy, objectives and principles to determine whether they continued to be in the best interests of our company and its stockholders and whether any changes or revisions, either to the overall philosophy and objectives or to specific parts of the compensation package, were warranted. Full details of the Committee’s duties and authorities can be found in its charter located on our website at www.boulderbrands.com.

Compensation Consultant

The Committee relies upon an outside advisor to assist in program design and develop program elements. The Committee engaged Pearl Meyer & Partners, LLC (“PM&P”) as its independent consultant to assist with the review of named executive officer compensation, including the development of a peer group against which to evaluate our executive compensation levels, the proposed equity compensation program, and the analysis of the probability of achievement of threshold, target and maximum performance goals related to our Incentive Program. The Committee has reviewed its relationship with PM&P and has determined that PM&P’s work for the Company does not provide any conflict under the independence standards set forth in the Dodd-Frank Act or otherwise.

Competitive and Market Considerations – Adoption of a Peer Group

At this juncture as a transformed, larger, more complex and multi-faceted business in a highly competitive natural foods industry, it is critical that we are able to attract and retain a strong management team and properly align managements’ incentives with our company performance. We recruit (and need to retain) talent that is capable of delivering the business results contained in our strategic plan and growth model. In light of our transformation and continued evolution, flexibility around appropriate compensation decisions is paramount. Historically, our unique business model as a “virtual business,” where activities such as manufacturing were outsourced, made determining directly comparable information with respect to compensation information at “peer” companies challenging. In recent years, however, the Company’s model has evolved so that our operations are similar to other food and beverage companies, and, increasingly, we compete for management talent amongst the other companies in our industry. Therefore, the Committee determined that it was appropriate to identify peer companies and begin a more formal process of evaluating our compensation levels and features in relation to the compensation levels for named executive officers at the identified peer companies. The peer group was adopted in the third quarter of 2014, and while the Committee considered the data collected in the process of determining the peer group in decisions for the remainder of 2014, no adjustments were made to compensation levels for any of the NEOs with respect to 2014 compensation.

Selected peer companies, in addition to being in the food/beverage industry group, generally met identified criteria considered similar to those of the Company as of August 2014 when the peer group was adopted, including: EBITDA margin of 12% or more; EBITDA growth of 12% or more; revenue growth of 10% or more; positive 1,3, and 5 year total shareholder return; revenue within 1/3 – 5 times the size of the Company’s or market capitalization levels within 1/5 – 5 times that of the Company. Based on the recommendation of our independent compensation consultant, the Committee was seeking to establish a peer group of between 10-15 companies in order to have a mix of companies that would provide meaningful compensation data. The market capitalization criterion was expanded to the noted 1/5 – 5 times that of the Company in order to capture, together with the other factors described above, a sufficient number of peer companies. Note, although The White Wave Foods Company is larger in both revenue and market capitalization it is a direct competitor for talent given its geographic proximity and business focus.

It is the intent of the Committee to review the peer group at least annually and make any adjustments to the list of peers that may be appropriate to recognize changes in performance, size and business scope. For 2014-2015, the selected peer companies include:

• B&G Foods	• Omega Protein
• Boston Beer Co	• Snyder’s-Lance
• Calavo Growers	• The Hain Celestial Group
• Craft Brew Alliance	• The White Wave Foods Company
• Inventure Foods	• Treehouse Foods
• J&J Snack Foods	• SunOpta
• United Natural Foods

2014 Cash Compensation Structure

Cash compensation consists of base salary and an annual incentive bonus, the latter of which is only payable if threshold goals are met. As the Company has grown and expanded, the executive officers have taken on additional roles and duties and the Committee has begun to make individualized cash compensation decisions for the NEOs to reward extraordinary performance and to recognize the increased job responsibilities assigned to certain members of our management team. Additionally, cash compensation levels are intended to reflect the experience and skill level necessary to thrive in a high growth environment and take into account the absence of other benefits such as extensive pension plans. These decisions regarding cash compensation (including incentive award opportunities) take into account the various factors listed below.

Base Salary

Base salary for our NEOs reflects the individual’s job responsibilities, experience, value to the Company and demonstrated performance. It is the Committee’s intention to review base salaries annually as well as in connection with any promotions. In connection with its performance reviews and base salary adjustments, if any, the Committee generally makes its determinations based on a number of factors, including:

•	the nature and responsibility of the position;

•	the experience of the individual executive;

•	the impact and contribution of the individual executive in assisting the Company to achieve its strategic goals and objectives;

•	the importance of retaining the individual executive along with assessing the market for someone of the executive’s talent and experience;

•	information regarding median base salary levels at our peer companies;

•	leadership skills;

•	the recommendation of the Chief Executive Officer (except in the case of his own compensation); and

•	in setting the compensation for the Chief Executive Officer, the unique role, background and experience of our chief executive officer within the natural foods industry and input of the Governance and Nominating Committee with respect to the Chief Executive Officer’s performance in the area of corporate governance.

For our NEOs that are currently executive officers, base salary information as of December 31, 2013 and 2014, and as currently applicable in 2015, is as follows:

Name	Base Salary as of
	December 31, 2013	December 31, 2014	March 1, 2015
Stephen B. Hughes	$900,000	$900,000	$900,000
James B. Leighton	$600,000	$600,000	$600,000
Christine Sacco	$400,000	$400,000	$400,000
TJ McIntyre	$275,000	$325,000	$335,000
Duane Primozich	$238,703	$300,000	$335,000

2014 Annual Cash Incentive Bonus Program

The objectives of the Company’s annual cash incentive bonus program pursuant to the Incentive Program are to encourage and support profitability and performance growth of the Company’s business by measuring the Company’s success against annual performance goals. The program directly ties pay to performance of the Company since no bonus amount is paid unless threshold performance goals, which were set aggressively in excess of the prior year’s results, are exceeded.

The annual award program pursuant to the Incentive Program allows for the approval of a “base plan” award opportunity and a “supplemental plan” award opportunity. The supplemental award opportunity, up to a maximum payout of 200% of a participant’s target opportunity under the base plan, becomes available only in the event certain maximum performance levels are met, as described further below. In order to receive any portion of the annual bonus, a participant must be employed with the Company on the date the bonus is paid, unless otherwise determined by the Committee. In 2014, as part of the base plan portion of the annual bonus program, the Company set a threshold bonus opportunity and a target bonus opportunity. Additionally, the Company set a maximum bonus opportunity as part of the supplemental plan. The threshold and target performance levels for 2014 were set significantly higher than the actual results for 2013.

The annual target bonus percentages for 2014 for our NEOs under the Incentive Program ranged from 50% – 100% of the executive’s base salary. In setting the target bonus percentages for each of the NEOs, the Committee considers the same factors as it does when setting base salary, as described above under the heading “Base Salary,” though peer group data was not part of the determination of 2014 annual target bonus percentages, since the percentages were set well before the peer group was adopted in the third quarter of 2014.

For 2014, the Committee set semi-annual and annual goals under the Incentive Program, with net sales (weighted 50%) and adjusted EBITDA (excluding bonus) (weighted 50%) as the metrics used for determining executives’ bonus levels. The Committee selected these metrics with input from the Board as well as senior management largely because these measures are consistent with the Company’s top line growth and profitability goals as part of its strategic plan. These metrics are also consistent with how the Company reports its results to financial analysts, directly relating bonus award payments to how Company performance is measured.

The Committee established threshold and target performance goals using (i) the net sales metric of $238.3 million and $259.3 million, respectively, for the first half of 2014 and $516.3 million and $571.3 million, respectively, for the whole year, and (ii) the adjusted EBITDA metric (excluding bonuses) of $38.8 million and $43.2 million, respectively, for the first half of 2014 and $95.1 million and $107.7 million respectively, for the whole year. In setting these threshold and target performance goals, the Committee reviewed broad survey data and set goals that would place the Company in the top tier of performance among food and growth companies as well as above Wall Street analyst estimates collected at the time. In addition, under the supplemental plan, with respect to the 2014 performance year, employees had the potential for payout above their target levels if adjusted EBITDA (excluding bonuses) exceeded $108.5 million, with a maximum potential payout per employee of 200% of the employee’s target amount if actual EBITDA (excluding bonuses) exceeded $143.3 million. As described above, any amounts under the supplemental plan are only payable if achievement under the base plan exceeds target levels. Bonus amounts were set so that the total bonus paid (under both the base and supplemental plans in the aggregate) could never exceed the difference between threshold adjusted EBITDA and actual adjusted EBITDA on a pre-bonus basis.

The bonus opportunities for each NEO if the threshold or target performance goals are achieved are set forth in the “Grants of Plan-Based Awards in 2014” table. Based on the determination of actual performance achieved, the amount of the actual bonus earned by a NEO, if any, is determined by the Committee (and may be less, but not more, than the amount that would be paid based on the performance achieved). For 2014, the percentage of a NEO’s bonus opportunity that could be earned ranged from 0% to 200%, with 0% being earned for meeting threshold performance levels and with straight-line interpolation being applied for performance above threshold levels, up to 100% of the bonus opportunity being awarded if the target performance level was reached under the base plan, and up to 200% of the bonus opportunity being awarded if maximum performance was met under the supplemental plan. No bonuses are paid unless the threshold is achieved. In addition, for the NEOs bonus amounts above target are subject to the Prior Year Holdback, pursuant to which the amounts are payable a year later, and only if performance in that subsequent year equals or exceeds the target performance from the prior year. Historically, under the Incentive Program, threshold levels have been set at a level significantly higher than actual results from the prior year except in unusual situations such as a deflationary economy. If target numbers are achieved, as determined by the Committee, 100% of the target bonus may be earned. No bonus may be paid or accrued if it would cause an event of default under the Company’s credit facility.

Based upon the Committee’s review of the Company’s financial performance against the applicable targets, following the end of the 2014 performance period, it was determined that NEOs did not earn any bonus amount for 2014. The table below sets forth bonus opportunities, as a percentage of base salary, that could have been earned upon achieving the corresponding performance measure for 2014 for each of our NEOs.

2014 Cash Incentive Bonus as a Percentage of Annual Base Salary

Name	Threshold(1)	Target	Maximum(2)	Actual Bonus Paid

Stephen B. Hughes	0%	100%	200%	0%

James B. Leighton	0%	80%	160%	0%

Christine Sacco	0%	80%	160%	0%

TJ McIntyre	0%	50%	100%	0%

Duane Primozich	0%	50%	100%	0%

Norman Matar	0%	80%	160%	0%

(1)	No cash incentive bonus is awarded unless the threshold level is met or exceeded. If the threshold is met or exceeded but target is not achieved, then the executive would have been awarded a percentage of the target bonus by using straight-line interpolation between threshold and target.

(2)	Any amounts payable above target level would be subject to the Prior Year Holdback for our NEOs.

As part of the Committee’s review of compensation practices generally and adoption of the new peer group, beginning in 2015, the Committee intends to revise the process of setting the relevant performance targets under the Incentive Program by including an analysis of the probability of achievement of the determined threshold, target and maximum award performance targets, in part, based on relative performance information from our peer group. The Committee will then, without encouraging undo risk taking, set goals in support of both the Company’s market median total compensation philosophy and the incentive nature of the annual bonus program.

Equity Incentives Granted in 2014

The Company strongly believes that providing executives with an opportunity to increase their ownership of common stock in the Company aligns their interests with the interests of stockholders. We maintain our stock plan in order to promote the long-term growth and financial success of the Company and substantially increase stockholder value by attracting and retaining outstanding executives and employees and also subject our NEOs and certain other officers to compliance with robust ownership guidelines, as previously discussed. Since 2007, the Committee’s philosophy regarding long-term equity grants was to grant more substantial infrequent grants. Based on our historic business model, including our unique operations as a “virtual” company with outsourced manufacturing, periodic grants, including upon an individual’s hiring, provided an appropriate incentive to attract and retain executives in a unique environment. Under this philosophy, equity incentive grants were made on January 15, 2014 to Mr. Leighton, as the second portion of the grant awarded to him in connection with his hiring as the Company’s COO (the first portion was granted in October 2013), and to Mr. McIntyre and Mr. Primozich, each of whom had not received an equity grant since 2012. Mr. Leighton’s award consisted of a stock option to purchase 150,000 shares of the Company’s common stock and 110,000 restricted stock units. Together these awards constituted an equity grant level that is generally consistent with past practice for the executive’s position and duties. Mr. McIntyre received a stock option to purchase 45,000 shares of the Company’s common stock to order to bring Mr. McIntyre’s equity grant in line with the Company’s compensation bands. Mr. Primozich was granted a stock option to purchase 118,248 shares of the Company’s common stock in connection with the promotion to his current position and in compliance with the Company’s compensation bands.

As previously discussed, the Compensation Committee intends to shift its philosophy regarding equity compensation grant practices to focus principally on smaller, annual grants instead of the Company’s historical use of periodic awards. Consistent with our performance-oriented culture, the change in grant practices includes an emphasis on awards with performance-based vesting. These changes, however, are dependent on the approval by stockholders of the Boulder Brands, Inc. Third Amended and Restated Stock and Awards Plan as set forth in Item 3 of this proxy statement. Additional discussion regarding the potential equity compensation program going forward can be found in the description of Item 3.

2014 Long-Term Cash Incentive Bonus Program

In March 2014, the Board and the Committee approved a long-term incentive bonus award under the Incentive Program for Mr. Hughes (the “CEO LTIP”), which provides Mr. Hughes with the opportunity to receive a maximum payment of $3,000,000 if the Company meets a series of three performance hurdles over a four-year period beginning January 1, 2014. The Committee granted this long-term incentive award because it desired to provide Mr. Hughes with an additional performance-based long term incentive in light of the fact that price-vested option awards granted to Mr. Hughes in 2012 had become fully vested. The Company set three increasingly ambitious performance targets under the CEO LTIP based on the metric of adjusted EBITDA as a percentage of net sales. The Committee believes achievement of those performance goals will be very difficult. Under the CEO LTIP, if during the four-year performance period the first adjusted EBITDA as a percentage of net sales goal is met, Mr. Hughes will be entitled to receive $500,000, if the second higher performance hurdle is met he is entitled to receive $1,000,000 and if the last and highest performance hurdle is met, he is entitled to receive $1,500,000. In addition to these performance hurdles, to be eligible to receive an award under the CEO LTIP, certain gating items must be met, including 15% organic growth in net sales (excluding the impact of any acquisitions) and achieving certain minimum percentages of adjusted EBITDA to net sales for each calendar quarter of any calculation period. For each payment, assuming the gating item thresholds are met, if the relevant performance hurdle is achieved, 50% of the bonus amount will be paid upon achievement of the performance target, 25% of the bonus amount will be paid upon maintaining that adjusted EBITDA as a percentage of net sales level for another four quarters, and 25% will be paid upon maintaining the adjusted EBITDA as a percentage of net sales level for yet another four quarters. Therefore, for each hurdle achieved, payment will be made over a period of at least three years, subject to the relevant EBITDA as a percentage of net sales numbers and additional gate metrics being maintained over the entire vesting period.

Change-in-Control and Severance Payments

Change of Control Agreements

Each of our NEOs has a change of control agreement. The Company believes these change of control agreements effectively create incentives for our executives to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements.

Our change of control arrangements for our executive officers are “double trigger,” meaning that no payments (other than the immediate vesting of all unvested equity awards) are made upon a change of control unless the executive’s employment is terminated other than for “cause” or with “good reason” within 24 months following a change of control. The executive would also be entitled to such benefits if he was terminated involuntarily (without cause) within six months prior to a change of control. We believe this structure strikes a balance between the incentives and the hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant payments in connection with such a transaction and are no longer required to continue employment to earn the benefits under these agreements.

Please refer to the section entitled “Potential Payments Upon a Termination or Change-In-Control” for a complete description of the change of control agreements.

Change of Control/Severance Provisions in Equity Award Agreements

In accordance with our standard form of award agreements, outstanding equity awards would immediately vest upon a change of control (with or without the employee being terminated) for each of our NEOs and all other employees and directors receiving stock options. The Committee believes that these arrangements were necessary to attract and retain our high level employees due to the “start-up” nature of the Company at that time and the nature of environment in which the company operates.

All of the equity awards that are currently unvested provide for accelerated vesting upon the termination of the award holder’s employment as a result of his or her death or disability. In addition, with respect to the RSUs granted to Mr. Matar in 2012 and the RSUs granted to Mr. Leighton in 2014, any unvested RSUs would vest in the event of a termination of employment by the Company without “cause” or a termination of employment by the executive for “good reason.”

Severance Agreements

In focusing on the importance of retention in the context of the Committee’s overall review of executive compensation, each NEO is a party to a severance agreements with the Company. The Committee designed these agreements with the goal of aligning the incentives of the Company’s senior management team with those of the Company’s stockholders and retaining the services of the senior management team. These severance agreements provide for the same benefits as our change of control agreements (other than the 280G tax gross-up) in the event that the executive is terminated involuntarily (other than for “cause”) or voluntarily with “good reason” at any time during the next four years. In no event shall the executive be entitled to severance benefits under both his change of control agreement and his severance agreement. In consideration of such severance benefits, our NEOs would also be subject to certain non-competition and non-solicitation restrictions in the event of a termination for any reason during a two-year period for Messrs. Hughes and Leighton, during an 18-month period for Mr. Matar and Ms. Sacco and during a 12-month period for Messrs. McIntyre and Primozich. The loss of any key employees would have a significant impact on the Company’s ability to achieve its growth strategy. We believe these arrangements recognize the importance of retaining our key employees and provide sufficient incentives and protection for our executive officers, while also providing the Company with important additional protections.

Please refer to the section entitled “Potential Payments Upon a Termination or Change-In-Control” for a complete description of the severance agreements.

Other Compensation

Retirement: 401(k) and Profit-Sharing Plan

To provide employees, including our NEOs, with the opportunity to save for retirement on a tax-deferred basis, the Company sponsors a 401(k) plan. Pursuant to the plan, the Company matches dollar-for-dollar employee contributions up to a maximum of 5% of an employee’s cash compensation. Our predecessor company (GFA Brands) maintained a 401(k) plan and the Company deemed it advisable to continue the 401(k) plan to retain legacy employees. In 2014, four of our NEOs participated in the Company’s 401(k) plan.

Relocation Compensation

In 2014, following the Board’s decision to have all of the Company’s senior management, including the position of Chief Financial Officer, resident in the Company’s new headquarters in Boulder, Colorado, in order to incent and facilitate Ms. Sacco’s move on the short timeframe desired by the Board from her previous principal place of employment in the Company’s New Jersey location to Boulder, the Board approved a relocation bonus and certain relocation benefits for Ms. Sacco, the payment of which is subject to certain conditions. The relocation bonus is payable in two installments (provided Ms. Sacco moved by September 2014) consisting of a $300,000 payment made in August 2014 and a second payment of $300,000 to be made in July 2015 as long as she remains an employee of the Company on the payment date. Subject to the terms and conditions of the Company’s general relocation program, Ms. Sacco is also entitled to reimbursement for (a) reasonable documented expenses related to the relocation of her family and household goods plus (b) temporary housing expenses incurred between July 2014 – July 2015. Ms. Sacco must repay any relocation bonus amounts she received if, prior to August 31, 2016, Ms. Sacco’s employment is terminated by the Company for Cause or she resigns without Good Reason (as such terms are defined in her Severance Agreement, more fully described under the heading “Potential Payments Upon Termination or a Change-In-Control).

Non-Qualified Deferred Compensation Plan

The Company sponsors a non-qualified deferred compensation plan that allows NEOs to defer compensation to a later date that otherwise would be paid when earned. The deferred compensation plan became effective as of January 1, 2008. None of our current NEOs made contributions to the deferred compensation plan in 2014 nor has an account balance as of the end of 2014.

Policy Regarding Recoupment of Compensation

The Stock Plan requires an employee who is terminated for cause to forfeit all awards previously granted to the employee retroactive to the date the employee first engaged in the conduct that was the basis for such termination. The Committee believes this provision is appropriate to avoid rewarding employees who engage in inappropriate behavior.

In addition, in March 2012, our Board adopted a recoupment policy under which our executive officers will be required, subject to the discretion of our independent directors, to repay to the Company incentive bonuses they receive in the future based on financial results that subsequently (within three years of the original payment) become the subject of a restatement due to material noncompliance by the Company with any financial reporting requirement, regardless of any finding of misconduct. When final regulations with respect to recoupment policies are promulgated under the Dodd-Frank Act, we will revisit this policy and amend it as required by such final regulations.

Stock Ownership Guidelines

To further align the interests of our directors and executive officers and with the interests of our stockholders, the Board has adopted stock ownership guidelines under which each of our executive officers are required to maintain, within four years of becoming subject to the policy, vested equity holdings with a value equal to at least, in the case of our chief executive officer, six times his annual base salary and, in the case of our other executive officers, three times the executive’s annual base salary. Each of our named executive officers who was serving is such position at the time the policy was adopted in March 2012 is currently on track and anticipated to be in compliance as of December 31, 2015.

No Hedging

All employees, including our executive officers, are prohibited from effecting hedging or similar monetization transactions with respect to the shares of the Company.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a tax deduction to public corporations for compensation paid to a company’s chief executive officer and the next three highest paid officers (excluding the chief financial officer) over $1,000,000 in any fiscal year. However, the disallowance of tax deductions does not apply to certain qualifying performance-based compensation.

The Committee reviews all of its compensation plans and agreements at least annually as they relate to Section 162(m) of the Code. Our Stock Plan, which was last approved by our stockholders in February 2011, and the Incentive Program, which was last approved by our stockholders in May 2010, were designed to enable (but not require) the Committee to make future awards qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. We are asking stockholders to approve amended and restated versions of both these plans as part of this proxy statement to enable (but not require) the Committee to make future awards qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. See Items 3 and 4, below, for more information.

We have structured our annual cash incentive awards under the Incentive Program and all of our stock options with the belief that these awards and grants meet the exception to this limitation for “performance-based compensation,” as defined in Section 162(m) of the Code, so that these amounts should be fully deductible for income tax purposes. However, the rules and regulations promulgated under Section 162(m) of the Code are complicated and may change from time to time, sometimes with retroactive effect. Therefore, there can be no guarantee that any incentive compensation award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code will so qualify. In addition, the Committee may in the future decide to make incentive awards that do qualify for a deduction under 162(m) if the Committee believes it to be in the best interest of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Sincerely,

Benjamin Chereskin, Chairman

Gerald J. Laber

James. E. Lewis

Thomas K. McInerney

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table for the Fiscal Year Ended December 31, 2014

The following table summarizes the compensation of our NEOs for the fiscal years ended December 31, 2012, 2013 and 2014. We refer to these individuals as our “named executive officers” or our “NEOs.”

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Stephen B. Hughes	2014	900,000	—	—	—	—	—	—	900,000
Chairman and CEO	2013	765,750	200,000	—	—	689,175	—	—	1,654,925
	2012	721,000	—	3,238,650	2,344,450	836,360	—	—	7,140,460
James B. Leighton	2014	600,000	500,000(5)	1,670,900	1,206,000	—	—	129,210	4,106,110
Chief Operating Officer	2013	251,889	1,000,000	—	2,105,000	108,000	—	23,412	3,488,301
Christine Sacco	2014	400,000	—	—	—	—	—	333,640	733,640
Chief Financial Officer	2013	362,500	—	—	—	190,025	—	12,750	565,275
	2012	300,000	—	—	1,073,858	162,690	—	27,001	1,563,549
TJ McIntyre	2014	325,000	—	—	361,800	—	—	13,000	699,800
Executive Vice President/General Manager, Natural Brands	2013	275,000	—	—	—	123,750	—	12,750	411,500
Duane Primozich	2014	300,000	—	—	950,714	—	—	13,000	1,263,714
Executive Vice President/General Manager, Balance Brands
Norman Matar	2014	450,000	—	—	—	—	—	13,000	463,000
Former Chief Legal Officer and Corporate Secretary	2013	402,188	—	—	—	211,359	—	12,750	626,297
	2012	386,250	—	1,052,000	—	224,025	—	22,856	1,685,131

(1)	The amounts in this column represent the grant date fair value of the RSU awards calculated in accordance with FASB ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in the consolidated financial statements included in the Company’s annual report on Form 10-K (Note 11, Stock-Based Compensation).

(2)	The amounts in this column represent the grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2014 consolidated financial statements included in the Company’s annual report on Form 10-K (Note 11, Stock-Based Compensation). The fair value of stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise.

(3)	Since threshold performance goals were not met, no amount of annual bonus compensation was earned by the named executive officers for 2014.

(4)	Amounts in 2014 for each of Mr. Leighton, Ms. Sacco, Mr. McIntyre, Mr. Primozich and Mr. Matar consist of $13,000 attributable to the Company’s matching 401(k) contribution. In addition, the amount for Mr. Leighton includes $116,210 in expenses in connection with his relocation to Boulder, Colorado and the amount for Ms. Sacco includes a cash payment of $300,000 and $20,640 in expenses, both in connection with her relocation to Boulder, Colorado.

(5)	The bonus amount for Mr. Leighton represents the second payment of Mr. Leighton’s sign-on bonus, paid in January 2014, pursuant to his offer letter dated October 7, 2013.

Grants of Plan-Based Awards in 2014

For more information about our Incentive Program and our Stock Plan, see the section entitled “Compensation Discussion and Analysis” included elsewhere in this proxy statement. The table below displays the grants of plan based awards made to our NEOs in 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Name	Grant Date

Stephen B. Hughes		0	900,000	1,800,000

James B. Leighton		0	480,000	960,000
	1/15/2014				110,000			1,670,900
	1/15/2014					150,000	15.19	1,206,000

Christine Sacco		0	320,000	640,000

TJ McIntyre		0	167,500	335,000
	1/15/2014					45,000	15.19	361,800

Duane Primozich		0	167,500	335,000
	1/15/2014					118,248	15.19	950,714

Norman Matar		0	360,000	720,000

(1)	Represents threshold, target and maximum possible payouts for 2014 under the base plan and supplemental plan pursuant to the Incentive Program. As set forth in the Summary Compensation Table, our NEOs did not receive an annual bonus amount in 2014 under the Incentive Program.

Outstanding Equity Awards at 2014 Year-End

The following table sets forth the outstanding equity awards held by our NEOs at December 31, 2014.

	Options							RSU Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: Number of unearned units that have not vested (#)		Equity Incentive plan awards: Market or payout value of unearned units that have not vested ($)

Stephen B. Hughes	1,125,000	0		375,000	(1)(2)	$9.85	5/21/17
	750,000	0		0		$5.26	1/3/22

James B. Leighton	0	150,000	(3)	0		$15.19	1/15/24
	62,500	187,500	(4)	0		$15.91	10/7/23
	45,000	0		0		$7.69	8/7/18
	90,000	0		0		$9.00	8/14/17
								116,250	(5)	$1,285,725

Christine Sacco	50,000	50,000	(6)	0		$12.24	10/8/22
	88,653	88,652	(7)	0		$5.26	1/3/22
	54,521	18,174	(8)	0		$4.60	1/21/18
	50,000	0		0		$4.33	12/31/20

TJ McIntyre	0	45,000	(3)	0		15.19	1/15/24
	25,000	25,000	(9)	0		12.24	10/8/22
	25,000	25,000	(10)	0		6.65	4/2/22
	50,000	0		0		4.33	12/31/20
	30,000	0		0		6.90	5/3/20
	50,000	0		0		5.83	10/12/19

Duane Primozich	0	118,248	(3)	0		15.19	1/15/24
	12,500	12,500	(10)	0		6.65	4/2/22
	42,566	14,186	(8)	0		4.60	8/27/17
	50,000	0		0		4.33	12/31/20
	18,750	0		6,250	(1)	6.18	12/28/19

Norman Matar	150,000	0		0		$6.90	5/3/20
	450,000	0		150,000	(1)	9.58	1/7/18
								100,000	(11)	$1,106,000

(1)	These options will vest, if at all, when the Company’s common stock price closes at or above $20.25 for 20 out of 30 consecutive trading days.

(2)	Mr. Hughes transferred 425,000 options to Sunset Oasis Limited Partnership (the “Limited Partnership”), a Delaware limited partnership of which Mr. Hughes was then the sole limited partner. 1% of these options were transferred as a capital contribution to Hughes Enterprises, LLC (the “General Partner”), a Delaware limited liability company which is the general partner of the Limited Partnership and then by the General Partner as a capital contribution to the Limited Partnership. Mr. Hughes was the sole member of the General Partner at that time. Mr. Hughes then transferred 100% of his interests in the Limited Partnership by assigning as gifts (i) all rights in the General Partner to a sibling and (ii) all of his Limited Partnership interests to his three children and his three siblings in varying percentages.

(3)	The options are subject to time vesting in equal installments over the remaining four-year period on each of January 15, 2015, 2016, 2017 and 2018.

(4)	The options are subject to time vesting in equal installments over the remaining three-year period on each of October 7, 2015, 2016 and 2017.

(5)	Represents (a) 110,000 RSUs that are subject to time vesting in equal installments over the remaining four-year period on each of January 15, 2015 and October 7, 2015, 2016 and 2017; (b) 5,000 RSUs that are subject to time vesting in equal installments over the remaining two-year period on each of June 28, 2015 and 2016; and (c) 1,250 RSUs that are subject to time vesting with the last installment scheduled to vest on December 5, 2015.

(6)	The options are subject to time vesting in equal installments over the remaining two-year period on each of October 8, 2015 and 2016.

(7)	The options are subject to time vesting in equal installments over the remaining two-year period on each of January 3, 2015 and 2016.

(8)	The options are subject to time vesting, with the last installment scheduled to vest on March 23, 2015. These options were issued as replacement options pursuant to the Company’s option exchange program in 2011.

(9)	The options are subject to time vesting, in equal installments over the remaining two-year period on each of October 8, 2015 and 2016.

(10)	The options are subject to time vesting in equal installments over the remaining two-year period on each of April 2, 2015 and 2016.

(11)	The RSUs are subject to time vesting and are scheduled to vest on December 31, 2015.

Option Exercises and Stock Vested Table

The following table provides information about stock options that were exercised, if any, and RSUs that vested, if any, during 2014.

	Option Awards		RSUs
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Stephen B. Hughes
James B. Leighton			1,250	(1)	$12,763
			2,500	(2)	$35,900
Christine Sacco
TJ McIntyre
Duane Primozich
Norman Matar

(1)	400 of these shares were withheld by the company to satisfy tax withholding obligations in connection with the settlement, such that Mr. Leighton actually received 850 shares and realized $8,679 on vesting.

(2)	800 of these shares were withheld by the company to satisfy tax withholding obligations in connection with the settlement, such that Mr. Leighton actually received 1,700 shares and realized $24,412 on vesting.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table displays equity compensation plan information as of December 31, 2014. For further information, see Note 11 to the Notes of our consolidated financial statements included in our Form 10-K for the year ended December 31, 2014 under the caption “Item 8 - Financial Statements and Supplementary Data.”

	Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights*** (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Stock options	8,651,468	$8.43	523,452
Restricted stock units*	448,750	n/a	n/a
Equity compensation plans not approved by security holders**	2,993,500	12.23	930,000

Total	12,093,718	$9.40	1,453,452

*	Consists of restricted stock units issued under the Second Amended and Restated Smart Balance, Inc. Stock and Awards Plan. These units have no exercise price.

**	Consists of stock options granted under the Company’s Amended and Restated Inducement Award Plan and the 2012 Inducement Award Plan, which permits the Company to award stock options to individuals not previously an employee of the Company pursuant to Nasdaq Marketplace Rule 4350. Number of Securities remaining available has changed since December 31, 2014 due to additional forfeiture, resulting in 1,020,625 shares remaining available as of March 3, 2015.

***	Applies to stock options only.

Both the Amended and Restated Inducement Award Plan (Prior Inducement Plan) and the 2012 Inducement Award Plan (the “2012 Inducement Plan”) are sponsored by the Company (a) to promote the long-term growth and financial success of the Company; (b) to induce and attract outstanding officers and employees; and (c) to increase shareholder value. New awards are no longer granted under the Prior Inducement Plan. For both the Prior Inducement Plan and the 2012 Inducement Plan, an overview of the key provisions includes the following:

•	Provides for grants of nonqualified stock option incentives only for certain individuals who were not previously an employee or director of the Company or any of the Company’s subsidiaries, is offered employment (with an inducement award being part of such offer of employment) and subsequently becomes an employee of the Company or its subsidiaries;

•	Each participant enters into an option award agreement which sets forth the terms of the stock option award. Participation is discretionary, and awards are subject to approval by the Compensation Committee;

•	The Compensation Committee serves as administrator, having the authority to determine who should receive an award, the type and timing of awards, vesting schedules and other terms and conditions of awards, including any forfeiture provisions in the event of the participants separation from service;

•	The Compensation Committee also has the full authority to interpret the provisions of the plan and make all other determinations necessary or advisable for the administration of the plan;

•	The exercise price of each stock option awarded is set forth in the option award agreement for each participant. The exercise price per share must be not less than the fair market value of the common stock on the date of the option grant;

•	Except as otherwise stated in an option award agreement, all non-vested options will vest and become exercisable upon a Change of Control (as that term is defined in the relevant plan), and any

•	Except as otherwise stated in an option award agreement, and subject to the Compensation Committee’s discretion, the options granted under the plan are subject to certain forfeiture provisions in the event the participant incurs a separation from service;

•	The Compensation Committee has authority to fix the term of options, provided that the term may not be longer than ten years.

Potential Payments Upon Termination or a Change-In-Control

Payments Upon a Change of Control

The Company’s standard form of stock option award agreement and standard form of restricted stock unit agreement for those awards outstanding provide that all unvested stock options and restricted stock units will immediately vest upon a change of control (as defined in the Stock Plan and as described below).

In addition, pursuant to the Incentive Program, each of the NEOs would be entitled to receive a payment upon a change of control in respect of his or her bonus under the annual plan and supplemental plan in an amount equal to the greatest of (i) the target bonus as in effect on the termination date, (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs and (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs, in each case, reduced by the amount paid for the first half of the year, if any. In addition, any bonus opportunity subject to the Prior Year Holdback would immediately be deemed earned and payable. Also pursuant to the Incentive Program, as a participant in the long term program, Mr. Hughes would be entitled to receive the greater of (i) his target bonus amount under the long term program for any performance period in which the change in control occurs; or (ii) his long term bonus for the performance period in which the change of control occurs determined in accordance with how performance is measured under the plan generally for the period beginning at the start of the performance period and ending on the date of the change in control.

Payments Upon Termination

Change of Control Agreements

We have previously entered into a change of control agreement with each of the NEOs. The agreements were revised in August 2008 to better align the agreements with the interests of stockholders and again effective March 27, 2010 to bring these existing agreements into compliance with Sections 162(m) and 409A of the Code. The agreements expire on December 31 of each year (unless a change of control occurs) and automatically renew for successive one-year terms unless either party gives notice of non-renewal within 90 days before the end of the current term. The following describes the compensation that will be payable to our executive officers on termination under these agreements within 24 months following a change of control provided that the executive executes a release of the Company for claims the executive may have against the Company or its affiliates.

If we terminate the executive for “cause” or the executive terminates his employment without “good reason,” the executive officer will receive only accrued compensation through the date of termination. If the executive’s employment is terminated due to death or disability, the executive officer will receive accrued compensation through the date of termination plus a specified percentage of base salary and reimbursement for premiums for COBRA coverage for the executive, the executive’s spouse and dependants for a maximum of eighteen months. For 2014, the percentage of base salary to which the executive would be entitled is equal to 100% for Mr. Hughes, 80% for Mr. Leighton, and 50% for Ms. Sacco, Mr. Matar, Mr. Primozich and Mr. McIntyre, which are the annual bonus target percentages that were applicable to each executive when the change in control agreements were executed with each executive officer. The payments described in this paragraph will be paid in a lump sum within 15 days after the later of the executive’s termination or the executive’s separation from service, unless the payment is deferred six months in order to comply with Section 409A of the Code.

If the executive’s employment is terminated for any reason other than as described in the preceding paragraph, the executive will receive (i) accrued compensation through the date of termination; (ii) an amount equal to, in the case of Messrs. Hughes and Leighton, two times the sum of base salary plus a Bonus Amount (as defined below) or, in the case of Ms. Sacco, Mr. Matar, 1.5 times the sum of base salary plus a Bonus Amount or, in the case of Mr. McIntyre and Mr. Primozich, 1.0 times the sum of base salary plus a Bonus Amount; and (iii) reimbursement for premiums for COBRA coverage for the executive, the executive’s spouse and dependants for a maximum of eighteen months. Bonus Amount is defined under the change of control agreements as the greatest of (i) a specified percentage of the executive’s base salary as set forth in the change of control agreement (described in the paragraph above); (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs; and (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs. The payments described in this paragraph, with the exception of COBRA coverage, will be paid in a lump sum. COBRA coverage will be paid directly by the Company or the Company will reimburse the executive over the term of coverage. The executive would also be entitled to such benefits if he were terminated involuntarily (other than for cause) within six months prior to a change of control.

If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Code, the payments to the executive will be “grossed-up” to cover excise taxes if they exceed $100,000. This “gross-up” provision has always been included in the change of control agreements, which have not been altered in any material way since 2008.

“Cause” means any of the following, as determined by our board of directors, in its sole discretion: (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company, (c) acts or omissions that are in bad faith or constitute gross negligence or willful or reckless misconduct or (d) conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

“Good reason” means any one or more of the following conditions, but only if (x) the condition was not consented to by the executive in advance or subsequently ratified by the executive in writing, (y) the condition remains in effect thirty days after the executive gives written notice to the board of directors of the executive’s intention to terminate employment for good reason, which notice specifically identifies such condition and (z) the executive gives the notice referred to in (y) above within ninety days of the initial existence of such condition:

(i)	any material diminution of the executive’s authority, duties or responsibilities;

(ii)	any material diminution in the authority, duties or responsibilities of the officer to whom the executive is required to report, including the requirement that the executive report to a corporate officer or employee rather than to the board of directors;

(iii)	a material diminution of the executive’s base compensation;

(iv)	a material diminution in the budget over which the executive retains authority;

(v)	a material change in the geographic location at which the executive must perform the executive’s duties and responsibilities; and

(vi)	any other action or inaction by the Company that constitutes a material breach of the change of control agreement or any other agreement pursuant to which the executive provides services to the Company.

In determining whether the executive has grounds to terminate employment for good reason, the executive’s assertion of the existence of good reason is assumed correct unless the Company establishes by clear and convincing evidence that good reason does not exist.

“Change of control” means the occurrence of any of the following events with respect to the Company:

(i)	any person (other than an exempt person) acquires securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)	any person acquires, during the 12-month period ending on the date of the most recent acquisition, securities of Company representing at least thirty percent of Company’s then outstanding voting securities;

(iii)	a majority of the members of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors serving immediately prior to such appointment or election; or

(iv)	any person, during the 12-month period ending on the date of the most recent acquisition, acquires assets of Company having a total gross fair market value equal to or more than forty percent of the total gross fair market value of Company’s assets immediately before such acquisition or acquisitions;

but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).

Severance Agreements

The Company has also entered into severance agreements with each of the NEOs that provide generally the same benefits in the event of the executive’s termination without “cause” or for “good reason” at any time during the term of the agreement, regardless of whether or not there is a change of control. The severance benefits that the executive will be entitled to receive would include generally (a) a lump sum payment in an amount equal to, in the case of Mr. Hughes and Mr. Leighton, two times the sum of his base salary then in effect plus the Bonus Amount, or, in the case of Ms. Sacco, Mr. Matar, 1.5 times the sum of his or her base salary then in effect plus the Bonus Amount or, in the case of Mr. McIntyre and Mr. Primozich, 1.0 times the sum of his base salary then in effect plus the Bonus Amount, and (b) reimbursement for premiums for COBRA coverage for a maximum of eighteen months. The executive would not generally be entitled to these severance benefits in the event that the executive is entitled to benefits under his change of control agreement (and in no event shall the executive be entitled to severance benefits under both agreements). The definitions of “cause,” “good reason” and “Bonus Amount” are substantially the same in the severance agreements as in the change of control agreements. The severance agreements also provide for the same benefits as the change of control agreements in the case of termination due to death or disability.

Equity Awards

All of the equity awards that are currently unvested provide for accelerated vesting upon the termination of the award holder’s employment as a result of his or her death or disability. In addition, with respect to the RSUs granted to Mr. Matar in 2012 and the RSUs granted to Mr. Leighton in 2014, any unvested RSUs would vest in the event of a termination of employment by the Company without “cause” or a termination of employment by the executive for “good reason.” The definitions of “cause” and “good reason” are substantially the same as in the change of control agreements.

The following table illustrates the additional compensation that we estimate would be payable to each of our NEOs on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2014 and, where applicable, the change of control also occurred on December 31, 2014 at a deal price equal to $11.06 per share, the fair market value of a share of the Company’s common stock on that date. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive:

Name	Base Salary Multiple	Base Salary X Multiple	Bonus Amount X Multiple	Pro-Rata Bonus	COBRA Benefits	Equity Acceleration	Tax Gross- Up	Total
		($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Termination by Company With Cause or by the Executive Without Good Reason:
Stephen B. Hughes	–	–	–	–	–	–	–	–
James B. Leighton	–	–	–	–	–	–	–	–
Christine Sacco	–	–	–	–	–	–	–	–
TJ McIntyre	–	–	–	–	–	–	–	–
Duane Primozich	–	–	–	–	–	–	–	–
Norman Matar	–	–	–	–	–	–	–	–

Death or Disability:
Stephen B. Hughes	–	–	$900,000	–	$30,186	$453,750	–	$1,383,936
James B. Leighton	–	–	$480,000	–	$29,880	$208,972	–	$718,852
Christine Sacco	–	–	$200,000	–	$30,078	$34,861	–	$264,939
TJ McIntyre	–	–	$167,500	–	$22,464	$10,402	–	$200,366
Duane Primozich	–	–	$167,500	–	$22,464	$37,653	–	$227,617
Norman Matar	–	–	$225,000	–	$20,466	$309,547	–	$555,013

Terimination Without Casue or by the Exectuive for Good Reason:
Stephen B. Hughes	(2.0x)	$1,800,000	$1,800,000	$900,000	$30,186	–	–	$4,530,186
James B. Leighton	(2.0x)	$1,200,000	$960,000	$480,000	$29,880	$208,972	–	$2,878,852
Christine Sacco	(1.5x)	$600,000	$300,000	$320,000	$30,078	–	–	$1,250,078
TJ McIntyre	(1.0x)	$335,000	$167,500	$167,500	$22,464	–	–	$692,464
Duane Primozich	(1.0x)	$335,000	$167,500	$167,500	$22,464	–	–	$692,464
Norman Matar	(1.5x)	$675,000	$337,500	$360,000	$20,466	$128,047	–	$1,521,013

Termination without Cause or by the Executive for Good Reason in connection with a Change in Control:
Stephen B. Hughes	(2.0x)	$1,800,000	$1,800,000	$900,000	$30,186	$453,750	–	$7,983,936
James B. Leighton	(2.0x)	$1,200,000	$960,000	$480,000	$29,880	$208,972	$1,022,950	$3,905,464
Christine Sacco	(1.5x)	$600,000	$300,000	$320,000	$30,078	$34,861	–	$1,284,939
TJ McIntyre	(1.0x)	$335,000	$167,500	$167,500	$22,464	$10,402	–	$702,866
Duane Primozich	(1.0x)	$335,000	$167,500	$167,500	$22,464	$37,653	–	$730,117
Norman Matar	(1.5x)	$675,000	$337,500	$360,000	$20,466	$309,547	–	$1,702,513

(1)	The Bonus Amount for each executive as of December 31, 2014 is the product of the relevant percentage of the executive’s base salary as applicable to his or her severance or change in control agreement, as relevant, and such executive’s annual base salary as of December 31, 2014.

(2)	Assuming a change of control occurred on December 31, 2014, pursuant to the terms of the Incentive Program, each of the NEOs would have received his or her full 2014 target bonus.

(3)	Assuming the COBRA benefits continue for a period of 18 months following December 31, 2014.

(4)	Values attributable to the acceleration of unvested options and RSUs based on a share price of $11.06.

(5)	Values based on calculations pursuant to guidance for section 280G of the Code based on the assumptions set forth above.

Director Compensation for 2014

For 2014, we paid the following fees to our non-employee directors: (i) an annual retainer of $60,000 to each of our non-employee directors; (ii) an additional annual retainer of $15,000 to the non-employee directors who chair our compensation, finance and governance committees and an additional annual retainer of $25,000 to the chairman of our audit committee; (iii) an additional $35,000 to our lead director; and (iv) an annual retainer of $10,000 for members (other than the chairman) of the compensation, finance, and audit committees and an annual retainer of $7,500 for members (other than the chairman) of the governance committee. All retainer fees are pro-rated for non-employee directors serving less than an entire year.

The following table summarizes the compensation paid to our directors in 2014. Please refer to the preceding tables for compensation paid to our executive officers who are also directors as of the end of the 2014.

Name	Fees Paid in Cash ($)	RSU Awards ($)(1)	All Other Compensation ($)	Total ($)

Benjamin D. Chereskin	$87,278	$147,200	—	$234,478

R. Dean Hollis	$112,500	$147,200	—	$259,700

Gerald J. “Bud” Laber	$102,500	$147,200	—	$249,700

James E. Lewis	$95,000	$147,200	—	$242,200

Thomas K. McInerney	$95,000	$147,200	—	$242,200

(1)	The amounts represent the grant date fair value for each RSU granted on 9/17/14 with respect to Mr. Chereskin, Mr. Hollis, Mr. Laber, Mr. Lewis and Mr. McInerney, calculated in each case in accordance with FASB ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in the consolidated financial statements included in the Company’s annual report on Form 10-K (Note 11, Stock-Based Compensation).

The following table shows the number of stock options and RSUs held by each director (other than Mr. Hughes and Mr. Leighton) as of December 31, 2014:

	Option Awards					RSU Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of RSUs		Market Value of RSUs
Benjamin D. Chereskin						10,000	(1)	$110,600
	—	—	—	—	—	7,500	(2)	$82,950

R. Dean Hollis						10,000	(1)	$110,600
	—	—	—	—	—	7,500	(3)	$82,950
	—	—	—	—	—	5,000	(4)	$55,300
	—	—	—	—	—	6,250	(5)	$69,125

Gerald J. “Bud” Laber	45,000	0	—	$7.69	8/07/18	—		—
	90,000	0	—	$9.85	5/21/17	—		—
						10,000	(1)	$110,600
						7,500	(3)	$82,950
	—	—	—	—	—	5,000	(4)	$55,300
	—	—	—	—	—	1,250	(5)	$13,825

James E. Lewis	45,000	0	—	$7.69	8/07/18	—		—
	90,000	0	—	$9.85	5/21/17	—		—
						10,000	(1)	$110,600
	—	—	—	—	—	7,500	(3)	$82,950
	—	—	—	—	—	5,000	(4)	$55,300
	—	—	—	—	—	1,250	(5)	$13,825

Thomas K. McInerney						10,000	(1)	$110,600
	—	—	—	—	—	7,500	(3)	$82,950
	—	—	—	—	—	5,000	(4)	$55,300
	—	—	—	—	—	6,250	(5)	$69,125

(1)	The RSUs are subject to time vesting in four equal installments over the remaining four-year period on each of September 17, 2015, 2016, 2017 and 2018.

(2)	The RSUs are subject to time vesting in three equal installments on each of October 7, 2015, 2016 and 2017.

(3)	The RSUs are subject to time vesting in three equal installments on each of September 23, 2015, 2016 and 2017.

(4)	The RSUs are subject to time vesting in two equal installments over the remaining two-year period on each of June 28, 2015 and 2016.

(5)	The RSUs are subject to time vesting with the remaining installment vesting on September 28, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and certain persons who own more than 10% of the outstanding shares of our common stock are required by Section 16(a) of the Exchange Act and related regulations to file reports of their ownership of common stock with the SEC and to furnish us with copies of the reports. Based upon our review of these reports, the Company believes that Messrs. Chereskin, Hollis, Laber, Lewis, and McInerney each unintentionally made one Form 4 filing after the required deadline in connection with a grant of restricted stock units made in September 2014.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 26, 2015 by:

•	each of our NEOs and directors;

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting stock; and

•	all our executive officers and directors, as a group.

Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of stock beneficially owned by them. As of March 26, 2015, we had 61,272,409 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock	Percentage of Outstanding Common Stock
Stephen B. Hughes(1)(2)	3,339,915	5.3%
James B. Leighton(1)(3)	293,322	*
Norman Matar(1)(4)	688,282	1.1%
TJ McIntyre(1)(5)	211,126	*
Duane Primozich(1)(6)	173,814	*
Christine Sacco(1)(7)	309,774	*
Benjamin D. Chereskin(1)	77,500	*
R. Dean Hollis(1)	46,250	*
Gerald J. “Bud” Laber(1)(8)	236,348	*
James E. Lewis(1)(9)	1,088,683	1.8%
Thomas K. McInerney(1)	44,500	*
Adage Capital Partners, L.P. and affiliates (10)	6,018,093	9.8%
Mario Gabelli and affiliates(11)	5,145,953	8.4%
PRIMECAP Management Company(12)	4,798,779	7.8%
Columbia Wagner Asset Management, LLC(13)	4,802,157	7.8%

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock	Percentage of Outstanding Common Stock

The Vanguard Group, Inc.(14)	3,676,469	6.0%

BlackRock, Inc.(15)	3,537,230	5.8%

Dimensional Fund Advisors LP(16)	3,325,906	5.4%

All directors and executive officers as a group (12 individuals)	6,603,514	9.7%

*	Less than 1%.

(1)	The business address of each of the noted individuals is 1600 Pearl Street, Suite 300, Boulder, Colorado 80302. In calculating the number of shares beneficially owned and the percentage ownership, shares underlying options held by that individual that are either currently exercisable or exercisable within 60 days from March 26, 2015 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.

(2)	Includes (i) 101,000 shares owned by Mr. Hughes’ spouse; (ii) 3,000 shares owned by Mr. Hughes’ son; and (iii) 239,265 shares owned in equal 79,755 share increments by the Caroline Elise Hughes Irrevocable Trust, the John Trevelyn Hughes Irrevocable Trust, and the Henry Thomas Hughes Irrevocable Trust, trusts established for the benefit of Mr. Hughes’ three children and as to which his spouse is the trustee. Excludes 150,128 shares sold in November 2005 by Mr. Hughes, at a price equal to that paid by him, to three irrevocable trusts established in favor of adult members of Mr. Hughes’ family, as to which Mr. Hughes disclaims beneficial ownership. The voting rights for shares held in the three trusts are exercisable by the trustee, Mr. Stephen Feldhaus. Beneficial ownership includes 1,825,000 shares of common stock issuable upon the exercise of options within 60 days of March 26, 2015. Beneficial ownership also excludes 425,000 stock options which Mr. Hughes transferred on November 16, 2012 to Sunset Oasis Limited Partnership (the “Sunset Limited Partnership”), a Delaware limited partnership of which Mr. Hughes was then the sole limited partner. 4,250 of these options were transferred as a capital contribution to Hughes Enterprises, LLC (the “Sunset General Partner”), a Delaware limited liability company which is the general partner of the Sunset Limited Partnership and then by the Sunset General Partner as a capital contribution to the Sunset Limited Partnership. Mr. Hughes was the sole member of the Sunset General Partner at that time. On November 19, 2012, Mr. Hughes transferred 100% of his interests in the Sunset Limited Partnership by assigning as gifts (x) all rights in the Sunset General Partner to a sibling and (y) all of his Sunset Limited Partnership interests to his three children and his three siblings in varying percentages. Of these 425,000 stock options that are excluded from Mr. Hughes beneficial ownership: (a) 50,000 stock options are exercisable; and (b) 375,000 stock options are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days. Of the shares beneficially owned, Mr. Hughes and his spouse have pledged 1,329,886 shares as security in connection with a loan and the three irrevocable trusts referenced above have pledged 239,265 shares as security in connection with three loans. These shares were pledged, and the underlying indebtedness incurred, to facilitate a significant personal investment made by Mr. Hughes in connection with the Company’s founding.

(3)	Beneficial ownership includes 235,000 shares of common stock issuable upon the exercise of options within 60 days of March 26, 2015.

(4)	Beneficial ownership includes 600,000 shares of common stock issuable upon the exercise of options within 60 days of March 27, 2014. Beneficial ownership excludes: 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.

(5)	Beneficial ownership includes: (i) 1,500 shares of common stock owned by Mr. McIntyre’s spouse; (ii) 300 shares of common stock held by each of Mr. McIntyre’s son and daughter; and (iii) 203,750 shares of common stock issuable upon the exercise of options within 60 days of March 26, 2015.

(6)	Beneficial ownership includes 173,814 shares of common stock issuable upon the exercise of options within 60 days of March 26, 2015.

(7)	Beneficial ownership includes 305,674 shares of common stock issuable upon the exercise of options within 60 days of March 26, 2015.

(8)	Beneficial ownership includes: (i) 19,000 shares of common stock held by Mr. Laber’s spouse; (ii) 24,000 shares of common stock held in Mr. Laber’s IRA rollover account; (iii) 16,000 shares of common stock held in Mr. Laber’s 401(k); and (iv) 135,000 shares of common stock issuable upon the exercise of options within 60 days of March 26, 2015.

(9)	Beneficial ownership includes: (i) 560,919 shares of common stock owned by Mr. Lewis’s spouse, (ii) 159,511 shares of common stock owned by the Estate of Lee Anne Lewis, of which Mr. Lewis is the personal representative and beneficiary, as to which Mr. Lewis disclaims beneficial ownership except to the extent of his pecuniary interests therein, and (iii) 135,000 shares of common stock issuable upon the exercise of options within 60 days of March 26, 2015.

(10)	Share information is as of December 31, 2014 and derived from a Schedule 13G/A filed on February 17, 2015 by Adage Capital Partners, L.P., Adage Capital Partners GP, LLC, Adage Capital Advisors, LLC, Robert Atchinson and Philip Gross. The business address of these reporting persons is 200 Claredon Street, 52nd Floor, Boston, Massachusetts 02116. Each reporting person included in the Schedule 13G/A reported that, as of December 31, 2014, it shared power to vote and dispose of 6,018,093 shares.

(11)	Share information is as of January 15, 2015 and derived from a Schedule 13D/A filed on that date by Gabelli Funds, LLC, GAMCO Asset Management, Inc., Gabelli Securities, Inc., Teton Advisors, Inc., GGCP, Inc., GAMCO Investors, Inc. and Mario J. Gabelli. The business address of these reporting persons is One Corporate Center, Rye, NY 10580. According to the Schedule 13D/A, as of January 15, 2015, (i) Gabelli Funds, LLC beneficially owned, and possessed sole power to vote and sole power to dispose, 1,516,868 shares, (ii) GAMCO Asset Management, Inc. beneficially owned 2,971,372 shares and possessed sole power to vote 2,854,399 and sole power to dispose 2,971,372 shares, (iii) Gabelli Securities, Inc. beneficially owned, and possessed sole power to vote and sole power to dispose, 92,000 shares, (iv) Teton Advisors, Inc. beneficially owned, and possessed sole power to vote and sole power to dispose, 563,973 shares, and (v) GAMCO Investors, Inc. beneficially owned, and possessed sole power to vote and sole power to dispose, 1,740 shares. According to the Schedule 13D/A, each of Mario Gabelli, GGCP, Inc. and GAMCO Investors, Inc. is deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing persons.

(12)	Share information is as of December 31, 2014 and is derived from a Schedule 13G/A filed on February 13, 2015 by PRIMECAP Management Company. The business address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101. PRIMECAP Management Company reported that, as December 31, 2013, it possessed sole power to vote with respect to 3,763,379 shares and sole power to dispose of 4,798,779 shares.

(13)	Information based on Schedule 13G/A filed on February 6, 2015 by Columbia Wagner Asset Management, LLC and Columbia Acorn Fund (for which Columbia Wagner Asset Management, LLC serves as investment advisor). The business address of Columbia Wagner Asset Management, LLC and Columbia Acorn Fund is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. Columbia Wagner Asset Management, LLC reported that, as of December 31, 2013, it possessed sole power to vote 4,546,246 shares and sole power to dispose 4,802,157 shares and Columbia Acorn Fund reported that it beneficially owned, and possessed sole power to vote and sole power to dispose, 3,484,000 shares.

(14)	Share information is as of December 31, 2014 and derived from a Schedule 13G/A filed on March 31, 2015 by The Vanguard Group, Inc. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. reported that, as of December 31, 2014, it possessed sole power to vote 86,607 shares, sole power to dispose 3,595,862 shares and shared to dispose 80,607 shares.

(15)	Share information is as of December 31, 2014 and is derived from a Schedule 13G/A filed on February 2, 2015 by BlackRock, Inc. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. reported that, as of December 31, 2014, it possessed sole power to vote 3,393,757 shares and sole power to dispose 3,533,730 shares.

(16)	Share information is as of December 31, 2014 and derived from a Schedule 13G/A filed on February 5, 2015 by Dimensional Fund Advisors LP. The business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP reported that, as of December 31, 2013, it may have possessed sole power to vote with respect to 3,201,280 shares and sole power to dispose of 3,325,906 shares. According to the Schedule 13G/A, the shares reported on that Schedule are owned by investment companies, trusts and/or separate accounts for which Dimensional Fund Advisors LP or one of its subsidiaries acts as an investment advisor, sub-advisor or manager and Dimensional Fund Advisors LP disclaims beneficial ownership of those shares.

ITEM 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors is providing the Company’s stockholders with the opportunity to cast an advisory vote on executive compensation, as described below and in accordance with Section 14A of the Exchange Act.

As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Company utilizes its compensation system to attract, retain and motivate executives through a mix of base salary, incentive bonus and long-term equity compensation with an emphasis on incentives that reward strong performance and achievement in order to align the interest of management with our stockholders and, conversely, pay less when results are not strong. Our compensation programs are designed to be competitive, but try to avoid pay elements like excessive perquisites that do not directly support the Company’s values and business strategy even if common in the marketplace.

For 2014, the named executive officers’ base salary levels were set to reflect the individual’s job responsibilities, experience, value to the Company and demonstrated performance and determined with the aid of an independent compensation consultant. In addition, following the adoption of a peer group by the Compensation Committee in the third quarter of 2014 for the first time, salary levels were reviewed in light of the new peer group data. Pay and performance are linked through the use of annual and long-term incentives. The Company’s executive compensation program is closely administered and monitored by the Compensation Committee to link individual performance with compensation opportunities and to align the interests of the Company’s executives with those of our stockholders. This pay for performance link was demonstrated in 2014 by the fact that performance-based compensation in 2014 was reflective of the challenging year experienced by the Company, illustrated by the following:

●	No annual performance bonuses were paid to NEOs in 2014 due to the failure to meet the determined company performance goals;

●	CEO total compensation as reported in the Summary Compensation Table was down almost 50% from the prior year; and

●	The CEO has not received any equity awards since 2012, but does participate in a long-term performance based cash incentive program with any potential payments tied to a series of long-term Company growth-based performance goals.

The Compensation Discussion and Analysis, beginning on Page 21 of this proxy statement, describes the Company’s executive compensation program for 2014 in detail.

In addition, in response to past advisory stockholder votes on “say-on-pay,” feedback from stockholders as part of our outreach program and an assessment of how best practices can be most effectively incorporated into our compensation programs and Company culture, the Company and the Compensation Committee have taken the following actions:

●	The Compensation Committee has selected a peer group of companies and has moved towards benchmarking total executive compensation to the median levels relative to the peer group for similar positions.

●	In furtherance of supporting a median pay philosophy and based on feedback from our stockholders, the Compensation Committee intends to grant smaller, annual equity awards versus the periodic equity grants that have been our historic practice (Subject to approval of the Boulder Brands, Inc. Third Amended and Restated Stock and Awards Plan).

●	The Chairman of the Compensation Committee has reached out to major stockholders for input on pay practices.

●	To ensure internal pay equity, the Company has adopted a career banding compensation structure that categorizes all employees, including the named executive officers, into bands based on position. Each band corresponds with a suggested compensation structure and appropriate compensation ranges.

●	The Company has generally eliminated customary cost of living salary increases in favor of merit-based salary increases.

●	The Company has continued to focus on a pay for performance philosophy.

The Board of Directors requests that the Company’s stockholders approve the compensation of the Company’s named executive officers as follows:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

As an advisory vote, this resolution, commonly referred to as a “say-on-pay” vote, is not binding. However, the Compensation Committee and the board of directors values the opinions expressed by the Company’s stockholders on this issue and will consider the outcome of this vote when making future compensation decisions for the named executive officers

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ABOVE RESOLUTION.

ITEM 3 — APPROVAL OF OUR PROPOSED BOULDER BRANDS, INC. THIRD AMENDED AND RESTATED STOCK AND AWARDS PLAN

Proposal

Our Board has unanimously approved and recommends that the Company’s stockholders vote “FOR” the approval of the Boulder Brands Inc. Third Amended and Restated Stock and Awards Plan (the “Stock Plan”), which is an amendment and restatement of our Second Amended and Restated Company Stock and Awards Plan (the “Second Amended and Restated Stock Plan”).

The Company’s equity plans, including the Second Amended and Restated Stock Plan and the Company’s 2012 Inducement Award Plan (the “Inducement Plan”), have been a central element of our compensation program and a meaningful component of our key executives’ compensation packages. Due to current share constraints in the Second Amended and Restated Stock Plan, the Board has determined it is in the best interest of the Company and aligned with the Company’s recently adopted compensation philosophy (see discussion above) to shift the number of shares available under the Company’s plans, by reducing the number of shares available under the Inducement Plan by 1,020,625 shares and adding that same number of shares to the Stock Plan (as explained in more detail below). By proceeding in this manner, the proposed changes contemplated to the Stock Plan will cause no change in the overall existing potential dilution, because the total number of shares available under the Stock Plan and the Inducement Plan taken together will remain the same.

In addition, the Board has determined it is in the best interest of the Company to allow for an additional number of “full value awards” such as restricted stock and restricted stock units (RSUs), as opposed to stock options, be available under the Stock Plan and is asking stockholders to approve an increase in the “full value award” sublimit to 4,000,000 from 1,930,000 (as proposed, the sublimit representing approximately 31% of the number of shares authorized under the Stock Plan). By allowing for additional “full value awards” under the Stock Plan, the Board will have the ability to follow current grant-making best practices by utilizing RSUs which have less dilutive impact than options. The Board has also committed to an annual burn rate cap of 3% in 2015 and 2016 and has committed to counting RSUs double in connection with tracking internal compliance with this new burn rate cap. In addition, if the Stock Plan is approved, it is the Compensation Committee’s intention to grant the majority of these RSUs as performance-vested RSUs.

The Stock Plan incorporates amendments to the Second Amended and Restated Stock Plan that are subject to approval by our stockholders, including changes to reflect the shift in the number of shares available for issuance pursuant to the Stock (offset by a corresponding reduction in the number of shares available under the Inducement Plan) and an increase in the number of shares that may be used specifically for awards of restricted stock or RSUs. Other amendments reflected in the Stock Plan include an updated list of performance goals that may be utilized for purposes of qualifying awards as “performance-based” compensation under
Section 162(m) of the Code or for performance-based vesting conditions generally, and certain technical and administrative updates.

Shares Available

After significant review and consideration, the Board has determined that grants under the Stock Plan (as opposed to grants made under the terms of the Inducement Plan) allow the Compensation Committee to exercise greater flexibility in grant-making than does the Inducement Plan. Importantly, the Stock Plan provides that grants may be made to a range of participants, which may include all employees, consultants and non-employee directors, and in the form of a variety of equity award vehicles, including stock options, restricted stock and RSUs, any of which may be subject to performance-based vesting conditions. In contrast, the Inducement Plan, by design, provides for awards only to individuals being newly hired and only allows for stock option grants with time-based vesting. The Board believes, therefore, that the Stock Plan better meets the current needs of the Company to (i) retain the services of outstanding personnel, (ii) ensure that eligible employees have a meaningful financial investment in the Company and (iii) attract talented and highly qualified candidates. The shift of shares from the Inducement Plan to the Stock Plan, therefore, is critical.

The table below illustrates the aggregate shares available under the Company’s equity award plans and how the proposal to adopt the Stock Plan impacts those figures.

Illustration of Total Aggregate Share Available as of March 3, 2015

Current Plans as of March 3, 2015	Shares available for grant		Plans as proposed if approved by stockholders as of May 2015	Shares available for grant
Second A&R Stock and Awards Plan	430,946		Third A&R Stock Plan (as proposed)	1,451,571
2012 Inducement Plan (and predecessor plan)	1,020,625		Inducement Plans, as committed under the proposal	0

Total Shares Available under the Second A&R Stock and Awards Plan and Inducement Plan	1,451,571	=	Total Shares Available under the Third A&R Stock and Awards Plan and Inducement Plan	1,451.571

Reasons to Support and Approve the Stock Plan:

The Board of Directors believes there are a number of important strategic and operational reasons for stockholders to support and approve the Stock Plan, including:

●	Allows the Company to continue to grant long-term equity based awards that align employee and non-employee director interests with those of our stockholders;
●	Utilization of RSU grants will enable the Board to balance grant making activities through 2016 with shareholder desires for prudent annual burn rate levels by utilizing a value-driven grant determination process and adherence to an annual burn rate commitment of 3%;
●	Facilitates a change in grant philosophy that reflects the changing needs of the Company and grant-making best practices;
●	Provides means to support our pay for performance compensation philosophy in line with current best practices, including heighted focus on grants of performance-vested RSUs;
●	Essential to attracting and retaining key talent in light of the Company’s ongoing structural evolution and continuing growth strategy;
●	Avoids potential loss of deductibility for compensation intended to qualify as “performance-based” under Section 162(m) of Code;
●	The Stock Plan incorporates key good governance features; and
●	The number of authorized shares needed to sustain responsible grant-making activities was carefully considered.

Each of these reasons is more fully described below.

●	Allows the Company to continue to grant long-term equity based awards that align employee and non-employee director interests with those of our stockholders.

The Company currently provides long-term incentive awards to our non-employee directors and employees in order to align the personal stakes of these individuals with those of our stockholders. Our equity compensation program incentivizes the Company’s key decision makers and advisors to promote the growth of the Company in a manner that creates long-term shareholder value.

As of March 3, 2015, 430,946 shares remained available for issuance under the Second Amended and Restated Stock Plan, only 20,000 of which may be used for full value grants of restricted stock or restricted stock units. Separately, 1,020,625 shares remained available for issuance to newly hired employees under the Inducement Plan. The Board sought the advice of a compensation consultant and carefully considered the expected incentive compensation needs for the remainder of 2015 and 2016. Based on such review, the Board has determined that shares currently available under the Stock Plan will not sufficiently meet the anticipated grant needs through 2016. In order to properly incentivize current employees, as well as new hires, the Board has proposed that 1,020,625 shares currently available under the Inducement Plan be made available under the Stock Plan. As part of the proposal to increase the number of shares authorized for issuance under the Stock Plan, the Board, being mindful of the Company’s current dilution levels, has committed to reduce the number of shares available under the Inducement Plan by the same 1,020,625 shares and to cease making grants of inducement awards under the Inducement Plan or any other plan, through 2016, contingent upon shareholder approval of the Stock Plan. Therefore, the total number of shares that may be issued by the Company through 2016 under its current equity-based incentive plans will remain the same.

The Board believes this approach to the overall equity compensation-related authorized share count, together with certain other grant-making strategies that it is adopting during this period through 2016, will provide a solid, responsible, and practical platform for its long-term incentive strategy through 2016.

In 2017, the Stock Plan will expire under its terms and the Company expects to submit a new equity incentive plan to stockholders for approval at the annual meeting of stockholders in 2017. If the Stock Plan is approved, the Company will be able to continue to utilize long-term equity based incentive grants in 2015 and 2016 as a tool for fostering alignment of employee, director and shareholder interests. If the Stock Plan in this Proposal is not approved by stockholders, the Second Amended and Restated Stock Plan, as currently in existence, will continue in effect and we may grant awards only up to the number of shares currently authorized and available for issuance (including being limited in the number of full value restricted stock and RSUs that may be granted), which may significantly hinder the Company’s ability to attract, retain and incentivize key talent. In addition, if the Stock Plan is not approved, certain awards that include performance-based vesting features designed to qualify as performance-based compensation for purposes of Section 162(m) of the Code will not be able to qualify for the deduction limitation exemption because the shareholder approval requirement will not have been met.

●	Utilization of RSU grants will enable the Board to balance grant making activities through 2016 with shareholder desires for prudent annual burn rate levels by utilizing a value-driven grant determination process and adherence to an annual burn rate commitment of 3%.

After careful consideration, analysis and consultation, the Company has determined that RSU grants provide an appropriate balance to our historic option grants and are aligned with marketplace equity compensation trends. In addition, the Board has determined that it is in the best interests of the Company to grant awards based on a target value calculation, determined at the time of grant, rather than a target number of shares. This practice, also a growing best practice in the marketplace, provides the company with more accurate means of determining the appropriate level of compensation for a grantee. It also results in fewer shares being utilized as the value of the company’s shares increases.

The Board is committed to striking an appropriate balance between adequately incentivizing management with equity based awards and considering burn rate levels, which measure the frequency in which the Company issues equity awards. After thoughtful determination and analysis, as part of the grant-making procedures under the Stock Plan, the Board will commit to an annual burn rate of no more than 3% of common shares outstanding for each of 2015 and 2016. In addition, consistent with best practices, for purposes of monitoring and complying with the burn rate commitment, in respect of RSU grants the Board will use a 2x factor (i.e., each RSU will count as though two shares had been issued) for internal record keeping purposes.

●	Facilitates a change in grant philosophy that reflects the changing needs of the Company and grant-making best practices.

An increase in the number of shares available, together with an increase in the number of shares that may be specifically used for restricted stock and RSUs, will enable the Company to utilize RSU grants as the Company’s main equity-compensation vehicle going forward, as is its current intention, within its stated burn rate limit commitment. The current share limit and sublimit for full value restricted stock and RSU award limits were set in 2007 through a negotiation with our then private equity sponsors with an intent of meeting the Company’s equity compensation needs for a period of 3-4 years. At that time, stock options were viewed as the preferred vehicle for delivering an equity interest to employees and non-employee directors and therefore the full value award limitation was not of primary concern. As part of the Company’s rapid growth, the Company granted significant upfront stock option grants and made grants to employees at all levels. Historically, employees have held onto (i.e., not exercised) vested stock options after they became vested and exercisable. These factors taken together have lead to elevated burn rate and dilution calculations.

At present, the Compensation Committee is adjusting our compensation philosophy to reflect our new model, particularly the shift from a “virtual” company to a company with full scale operations and manufacturing, and believes that, consistent with market best practices, a shift towards RSU grants, including a significant number of RSUs with performance-based vesting (and away from options) may better serve the Company and its shareholders. The Compensation Committee engaged an independent compensation consultant, who indicated that the Company’s proposed RSU sublimits are under the market average. If this proposal, including the increase of the full value award sublimit is not approved, available “full value” shares will not sustain the Company’s equity grant needs for this type of grant until the plan expires by its terms in 2017. In that case, the Company may need to grant additional options, which are not as efficient in granting equal incentive compensation value or cash bonuses in place of full value equity-based awards. In each case, the alternative choices would be a greater direct expense to the Company’s bottom line.

●	Provides means to support our pay for performance compensation philosophy in line with current best practices, including heighted focus on grants of performance-vested RSUs.

The Board believes that a significant amount of management and key employee compensation should be tied to the performance of the Company. As part of the Company’s ongoing compensation analysis and review of peer companies, the Company is reviewing how to potentially implement certain strategic and governance best practices. If the Stock Plan is approved, the Company will be positioned to carry out our pay for performance compensation philosophy which the Board believes is in the best interests of shareholders. Specifically, the Compensation Committee has determined that for the 2015 and 2016 calendar years, the Company’s equity compensation program will:

•	Focus on implementing a grant strategy principally focused on annual equity awards, such that smaller annual equity grants will generally replace the practice of granting more substantial, periodic, awards;

•	Grant awards only to employees in a position of VP or above, thereby using available shares to provide incentives to those individuals best positioned to increase shareholder value over the long-term;

•	Primarily utilize RSUs in order to limit the dilutive effect of awards; and

•	Provide, for named executive officers, that the majority of RSUs granted will not vest unless the Company achieves financial performance goals.

●	Essential to attracting and retaining key talent in light of the Company’s ongoing structural evolution and continuing growth strategy.

Attracting and retaining talented, effective and engaged key employees and directors is what drives the success of our Company. Equity-based incentive compensation is an essential element in our efforts to attract and retain individuals to fill our management team and key employee positions. Equity-based compensation is necessary to make our compensation packages competitive amongst our peer companies with whom we compete for talent. Being that a substantial portion of the awards held by management and key employees will vest in accordance with the award terms by the end of 2015, these awards will no longer maintain sufficient retentive value. The Board views our management team and key employees as a precious asset and believes that ongoing incentive compensation helps retain their services. In addition, the Board believes that equity compensation should be included in compensation packages proposed to recruited talent in order to make the compensation levels competitive with our peers. If the Stock Plan is approved, we believe we will be able to maintain our key personnel recruiting and retention efforts in support of our business by offering competitive compensation packages.

•	Avoids potential loss of deductibility for compensation intended to qualify as “performance-based” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Stock Plan is designed, as was the Second Amended and Restated Stock Plan, to include provisions that allow stock options, performance-based restricted stock and performance-based RSUs granted under the Stock Plan to be granted in a manner intended to qualify them as “performance-based compensation” within the meaning of Section 162(m) of the Code. With certain exceptions, Section 162(m) of the Code limits the ability of the Company to deduct for federal income tax purposes compensation paid to the Company’s chief executive officer and generally the next three most highly compensated executive officers, to $1 million per executive per taxable year unless the compensation in excess of $1 million is “performance-based compensation” within the meaning of Section 162(m) or is otherwise exempt from Section 162(m). As a condition to granting performance-based awards (other than fair market value stock options for which an exemption applies), every five years the Company’s stockholders must approve the material terms under which performance-based compensation may be paid under the Stock Plan. Stockholders last approved the material terms under which performance-based compensation may be paid in February 2011, when our stockholders approved the Second Amended and Restated Stock Plan.

•	The Stock Plan incorporates key good governance features.

We believe the Stock Plan, including the change to the number of shares available for issuance and the number of shares available for restricted stock and RSU grants, to be stockholder-friendly for the following primary reasons:

●	Does not add to potential dilution under our current equity plans (as described above);
●	At least 60% of all RSU grants (and 75% for NEOs) will provide for performance-based vesting;
●	Grants will target the median of long term incentive compensation by our peer group companies;
●	Annual burn rate commitment of no more than 3% of common shares outstanding for each of 2015 and 2016;
●	Share counting policy whereby for each RSU will count as though two shares had been issued for purposes of monitoring and complying with the burn rate commitment;

●	A limit on the number of stock options, restricted stock and restricted stock units that are able to be awarded annually to any individual;
●	No re-pricing of stock options without obtaining prior stockholder approval;
●	No grants of stock options with an exercise price less than the fair market value of our common stock on the date of grant; and
●	Material amendments require stockholder approval.

•	The number of authorized shares needed to sustain responsible grant-making activities was carefully considered.

As described above, in determining the number of shares of our common stock that will be authorized for issuance under the Stock Plan (if this proposal is approved by stockholders), the Board considered a number of factors, including:

●	Shares available and total outstanding equity awards under the Second Amended and Restated Stock Plan and the Inducement Plan;
●	The period remaining until the expiration of the Second Amended and Restated Stock Plan;
●	Historical equity award granting practices, including the prior practice of granting larger, periodic, grants, in comparison to the intended revised practice of principally granting value-based, annual, grants;
●	The remaining vesting periods and expected life of awards currently outstanding;
●	The Company’s past burn rate and dilution; and
●	The Company’s continued focus on growth and goals related to its transformation into a more traditional food manufacturing Company.

As noted above, the total number of shares currently available for issuance subject to equity awards under our two active equity compensation plans will remain the same. In addition to the overview table above, in accordance with the SEC disclosure rules, under the heading “Equity Compensation Plan Information” on page 41, we provide certain information about shares of our common stock available for grant pursuant to the Second Amended and Restated Stock Plan and Inducement Plan.

Summary of the Terms of the Stock Plan

The following is a brief description of certain important features of the Stock Plan, the full text of which is attached as Annex B. This summary does not purport to be complete and is qualified in its entirety by reference to Annex B.

General

The Stock Plan is intended to promote the long-term growth and financial success of the Company and to increase stockholder value by attracting and retaining officers and employees of Boulder Brands, Inc. and its Affiliates (as defined in the Stock Plan). The Stock Plan provides for the granting of stock options, restricted stock, and RSUs to officers, directors, and full-time employees.

Administration

The Stock Plan is administered by the Compensation Committee, except to the extent the Board delegates its authority to another committee of the board, which we refer to as the administrator. All members of the Compensation Committee must satisfy the requirements for independence of SEC Rule 16b-3 and remain qualified as “outside directors” within the meaning of section 162(m) of the Internal Revenue Code.

The administrator has the authority to administer and interpret the Stock Plan, to determine the participants to whom awards will be granted under the Stock Plan and, subject to the terms of the Stock Plan, the type and size of each award, performance conditions, the terms and conditions of cancellation and forfeiture of awards and the other features applicable to each award or type of award. The administrator may modify outstanding awards, waive any conditions or restrictions imposed with respect to awards or the stock issued pursuant to awards and make any and all other determinations that it deems appropriate, subject to the limitations contained in the Stock Plan, including prohibitions against re-pricing and provisions designed to maintain compliance with the requirements of sections 162(m) and 409A of the Code, as well as other applicable laws and stock exchange rules.

Eligibility

All “participants” in the Stock Plan, defined by the Stock Plan as permanent full-time employees (those employees working at least 32 hours a week) and directors of the Company and our affiliates, are eligible to receive awards under the Stock Plan. Participation is discretionary, and awards are subject to approval by the administrator. As proposed, under the Stock Plan, as of the date hereof, approximately 7 executive officers, 5 directors, and 47 employees are eligible to receive annual awards under the Stock Plan.

Shares Subject to the Stock Plan

An aggregate of 12,150,000 shares of our common stock are reserved for issuance under the Stock Plan (prior to approval under this proposal, and 13,170,625 shares of common stock, if the Third Amended and Restated Stock and Awards Plan is approved by stockholders, in which case the number of shares available under the 2012 Inducement Plan will be reduced by 1,020,625 shares). As of March 3, 2014, awards for 430,946 shares remained available for future issuance. Restricted stock and restricted stock units are limited to 1,930,000 shares currently, or up to 4,000,000 (as may be limited by the shares available under the plan generally) if the Third Amended and Restated Stock and Awards Plan is approved by stockholders.

The administrator may adjust the maximum number of shares of common stock that may be issued under the Stock Plan in order to prevent dilution or enlargement of benefits available under the Stock Plan in connection with a recapitalization, stock split, merger, consolidation or similar corporate transaction. Additionally, shares used by a participant to exercise an option, and shares withheld by the Company to cover the withholding tax liability associated with the exercise of an option, are not counted toward the maximum number of shares that may be issued under the Stock Plan and, accordingly, will not reduce the number of shares that will be available for future awards.

Shares of common stock issued in connection with awards under the Stock Plan may be shares that are authorized but unissued, or previously issued shares that have been reacquired, or both. If an award under the Stock Plan is forfeited, canceled, terminated or expires prior to the issuance of shares, the shares subject to the award will be available for future grants under the Stock Plan.

Types of Awards

The following types of awards may be granted under the Stock Plan:

•	Restricted Stock. A restricted stock grant is an award of outstanding shares of our common stock that does not vest until after a specified period of time, or in the case of performance-based restricted stock as described above upon the satisfaction of other performance goals as, and which may be forfeited if the performance goals are not met. Restricted stock must have a restriction period of at least one year.

•	Restricted Stock Units. An award of a restricted stock unit grants a participant the right to receive shares of our common stock or restricted stock at a future time upon the completion of performance goals set by the administrator or upon the passage of time. Restricted stock units must have a restriction period of at least one year. Participants have no rights with respect to the restricted stock except as set forth in the underlying award agreement.

•	Stock Options. An award of a stock option under the Stock Plan grants a participant the right to purchase a certain number of shares of our common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of the common stock on the grant date. The term of a stock option may not exceed 10 years from the date of grant. The exercise price may be paid by any of the means described below under “Payment of Exercise Price.”

The types of awards that may be granted under the Stock Plan described above are subject to the conditions, limitations, restrictions, vesting, forfeiture and provisions determined by the administrator, in its sole discretion, subject to such limitations as are provided in the Stock Plan. The number of shares subject to any award is also determined by the administrator, in its discretion, provided that the maximum number of shares that may be the subject of awards granted to a participant in any calendar year may not exceed 3,000,000. At the discretion of the administrator, awards may be made subject to or may vest on an accelerated basis upon the achievement of performance criteria set forth in the participant’s award agreement.

Payment of Exercise Price

The administrator may determine the method or methods for payment of the exercise price. The administrator may also provide that stock options can be net exercised (that is exercised by issuing shares having a value approximately equal to the difference between the aggregate value of the shares as to which the option is being exercised and the aggregate exercise price for such number of shares).

Performance Conditions

The Stock Plan provides for grants of performance-based restricted stock or RSUs to participants, subject to certain terms and conditions. The Stock Plan provides that the award letter with respect to such grants must specify the number of shares of performance-based stock to which it relates, the performance goals which must be satisfied in order for restrictions thereon to lapse or vesting to occur, and the performance cycle within which such performance goals, must be satisfied. Performance goals must be based on one or more of the following criteria with respect to the Company or its business units:

•	revenue;
•	cash flow;
•	net cash provided by operating activities;
•	net cash provided by operating activities less net cash used in investing activities;
•	cost of goods sold;
•	ratio of debt to debt plus equity;
•	profit before tax;
•	gross profit;
•	net profit;
•	gross sales;
•	net sales;
•	product units sold;
•	earnings before interest and taxes;
•	earnings before interest, taxes, depreciation and amortization;
•	fair market value of shares;

•	basic earnings per share;
•	diluted earnings per share;
•	return on shareholder equity;
•	average accounts receivable (calculated by taking the average of accounts receivable at the end of each month);
•	average inventories (calculated by taking the average of inventories at the end of each month);
•	return on average total capital employed;
•	return on net assets employed before interest and taxes;
•	economic value added;
•	return on year-end equity; and
•	enterprise value added.

Under the Stock Plan, the performance cycle, within which performance goals must be satisfied, must be at least one year and may not be greater than five years. Moreover, the performance goals with respect to a performance cycle must be established in writing by the Compensation Committee no later than ninety (90) days after the commencement of the performance cycle, and in any event while the performance relating to the performance goals remains substantially uncertain.

Under the Stock Plan, at the time of the granting of an award of performance-based restricted stock or performance-based RSUs, or at any time thereafter, subject to certain restrictions, the Compensation Committee may provide for the manner in which performance will be measured against the performance goals (or may adjust the performance goals) to reflect losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesign, structural changes/outsourcing, foreign exchange impacts, the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events. Prior to the lapsing of any restrictions or vesting of any award with respect to any award of performance-based restricted stock or performance-based restricted stock unit, the Compensation Committee must certify in writing that the applicable performance goal has been satisfied to the extent necessary for such award to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, if the intent was for the award to be so qualified. An award of performance-based restricted stock or performance-based RSU may be reduced at any time before the lapsing of restrictions, vesting of the award, or payment thereunder.

Prohibition Against Re-pricing

The Amended Stock Plan prohibits the issuance of awards in substitution for outstanding awards or any other adjustment that would constitute a re-pricing of awards (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule).

Participant Termination Provisions

If a participant’s employment is terminated for cause, all awards previously granted, whether or not vested, are immediately forfeited retroactive to the date the participant first engaged in the conduct that was the basis for such termination. Upon terminations other than due to cause, death, or disability, unless the award agreement provides otherwise, all non-vested awards are forfeited and the participant has 90 days to exercise all vested options. If a participant dies or becomes disabled, all non-vested options immediately vest and the participant has one year to exercise all options. In addition, awards of performance-based restricted stock may not be accelerated where a participant ceases to be an officer or employee due to any reason other than death, disability, or upon a change of control.

Change of Control

Unless an award agreement provides otherwise, upon a change of control, all unvested options will vest, all restrictions on restricted stock will lapse, and all restricted stock units will vest and be converted into Shares.

Non-Transferability

By its terms, an award granted under the Stock Plan is not transferable other than (i) by will or the laws of descent and distribution or (ii) until the option has been exercised or the limitations under a restricted stock or restricted stock unit have lapsed.

Amendment and Termination

The Stock Plan will terminate on May 21, 2017. The Stock Plan may be amended or terminated by the board at an earlier date, provided that no amendment that would require stockholder approval under any applicable law or regulation (including the rules of any exchange on which our shares are then listed for trading), may become effective without stockholder approval. In addition, stockholder approval is required for any amendment to the re-pricing provisions and any decrease in the one-year restriction period for restricted stock and restricted stock units. Finally, the authorized number of shares of common stock reserved for issuance under the Stock Plan may not be increased without stockholder approval.

Certain United States Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences of transactions under the Stock Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Restricted Stock Grants

A participant generally will not be taxed at the time a restricted stock grant is awarded, but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income recognized will equal the fair market value of the shares subject to the award that are then vesting. Participants may elect to be taxed based on the fair market value of the shares at the time of grant by making an election under Section 83(b) of the Code within 30 days of the award date. If an award with respect to which a participant has made such an election under Section 83(b) is subsequently canceled, no deduction or tax refund will be allowed for the amount previously recognized as income.

Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, we will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant with respect to a restricted stock grant award.

Restricted Stock Unit Awards

A participant will not be taxed at the time an RSU grant is awarded, but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income recognized will equal the fair market value of the shares subject to the award that are then vesting. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, we will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant with respect to the RSU award.

Non-Qualified Stock Options

Generally, a participant will not recognize taxable income on the grant of a non-qualified stock option provided the exercise price of the option is equal to the fair market value of the underlying stock at the time of grant. Upon the exercise of a non-qualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the common stock received on the date of exercise and the option exercise price. The participant will recognize ordinary income upon the exercise of the option even though the shares acquired may be subject to further restrictions on sale or transferability. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, we will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the participant upon exercise.

Generally, upon a subsequent sale of shares acquired in an option exercise, the difference between the sale proceeds and the cost basis of the shares sold will be taxable as a capital gain or loss.

Withholding

The Company retains the right to deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy federal, state and local and foreign taxes required by law or regulation to be withheld with respect to any taxable event as a result of the Stock Plan.

Certain Limitations on Deductibility of Executive Compensation

With certain exceptions, Section 162(m) of the Code limits the ability of the Company to deduct for federal income tax purposes compensation paid to certain executives to $1 million per executive per taxable year unless the compensation in excess of
$1 million is considered “qualified performance-based compensation” within the meaning of Section 162(m) or is otherwise exempt from Section 162(m). As described in greater detail above, the Stock Plan includes provisions designed so that stock options, performance-based restricted stock and performance-based RSUs could constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, if intended for such treatment by the Compensation Committee. The Compensation Committee may, but is not required to grant awards that would be so qualified.

Treatment of “Excess Parachute Payments”

The accelerated vesting of awards under the Stock Plan upon a change of control of the Company could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. The Company would not be able to deduct the excess parachute payments made to a participant.

Additional Taxes to Participants

Under regulations issued under Section 409A of the Code, if awards under the Stock Plan are neither exempt from Section 409A nor compliant with Section 409A, the participant will be required to include the value of the award in income at the time the award vests and will be required to pay an additional 20% income tax, plus interest. All awards under the plan are intended either to be exempt or compliant with Section 409A of the Code.

New Plan Benefits

Awards are subject to discretion and therefore, it is not possible to determine the number of awards that will be granted to any director, executive or key employee in the future under the Stock Plan. The chart below lists the awards that were granted in the fiscal year ended December 31, 2014 under the Second Amended and Restated Stock Plan (and predecessor plans) and the grant date fair value of the equity awards calculated in accordance with FASB ASC Topic 718.

Grants in 2014 under the Second Amended and Restated Stock and Awards Plan

	Stock Options		Restricted Stock Units
	#	$	#	$

Stephen B. Hughes Chief Executive Officer	0	0	0	0

James Leighton Chief Operating Officer	150,000	1,206,000	110,000	1,670,900

Christine Sacco Chief Financial Officer	0	0	0	0

Tim Kraft Chief Legal Officer and Corporate Secretary	0	0

TJ McIntyre Executive President/General Manager, Natural Brands	45,000	361,800

Duane Primozich Executive Vice President/General Manager, Balance Brands	118,248	950,714

Executive Officers as a Group	313,248	2,518,514

Non-Executive Directors as a Group	0	0	50,000	736,000

Non-Executive Officer Employee Group	255,000	1,846,300	0	0

Required Vote

Approval of the Stock Plan requires the affirmative vote of holders of a majority of the shares of our common stock represented, in person or by proxy, and entitled to vote on the Stock Plan. Abstentions will therefore have the same effect as a vote against the Stock Plan. Broker non-votes and the failure to vote will have no effect on the outcome of the vote, assuming the presence of a quorum of more than 50% of the outstanding shares of our common stock.

Board Recommendation

The Board of Directors believes it is in the best interests of the Company and its stockholders to enable the Company to have the ability to appropriately utilize equity compensation as part of its key employee and director compensation packages as well as to grant equity compensation awards that are intended to qualify as tax-deductible, performance-based compensation under Section 162(m) of the Code.

The Board of Directors is therefore recommending that stockholders approve the following by voting “For” the Stock Plan:

●	Providing the Board with flexibility to make grants that it deems necessary and appropriate in 2015 and 2016 by making an additional 1,020,625 shares available under the Stock Plan that would have otherwise been available under the Inducement Plan, thereby maintaining the same total dilutive impact as currently stands under the Company’s equity plans;

●	An increase in the restricted stock and RSU sublimit to 4,000,000 shares to enable the Board to utilize an equity tool that it deems appropriate, consistent with current market practices, and less dilutive in nature than stock options; and

●	For purposes of Section 162(m) of the Code, the material terms for the payment of performance-based equity compensation by the Company, as set forth above. Note, however, that stockholder approval of the material terms regarding performance-based compensation is only one of several requirements under Section 162(m) of the Code that must be satisfied for incentive compensation to qualify for the “performance-based” compensation exemption. The rules and regulations promulgated under Section 162(m) of the Code are complicated and may change from time to time, sometimes with retroactive effect. Therefore, there can be no guarantee that any equity compensation award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code will so qualify. In addition, nothing in this proposal prevents the Company or the Compensation Committee from making any payment or granting awards that do not (and are not intended to) qualify for tax deductibility under Section 162(m) of the Code.

Contingent upon stockholder approval of this proposal, the Board is committing to the following:

●	No inducement awards will be granted for the remainder of 2015 or 2016; and

●	An annual burn rate of no greater than 3% for each of 2015 and 2016.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE BOULDER BRANDS, INC. THIRD AMENDED AND RESTATED STOCK AND AWARDS PLAN.

ITEM 4 —APPROVAL OF THE SECOND AMENDED AND RESTATED BOULDER BRANDS, INC. FINANCIAL PERFORMANCE INCENTIVE PROGRAM

Summary of Proposal

Our board of directors has unanimously approved and recommends that the Company’s stockholders vote “FOR” the approval of our Second Amended and Restated Boulder Brands, Inc. Financial Performance Incentive Program (the “Program”) and to approve the material terms for payment under the Program of “performance-based compensation” within the meaning of Section 162(m) of the Code to certain executive officers of the Company including the Chief Executive Officer, the Chief Operating Officer and the Executive Vice-Presidents (the “Key Employees”). The Program has been amended to add certain performance metrics to the possible financial measures that may be used for grants of performance-based compensation and in certain other ways that do not require stockholder approval under the terms of the Program. The Program prior to this most recent amendment and restatement is referred to herein as the “Prior Program.”

The Program, as did the prior program, consists of an annual incentive program (the “Annual Program”) and a long-term incentive program (the “Long-Term Program”). The Program was designed to encourage and support profitable growth of the Company’s business by measuring the Company’s success against meeting or exceeding performance goals.

With certain exceptions, Section 162(m) of the Code limits the ability of the Company to deduct for federal income tax purposes compensation paid to the Company’s Chief Executive Officer and generally the next three most highly compensated executive officers to $1 million per executive per taxable year unless the compensation in excess of $1 million is considered qualified “performance-based compensation” within the meaning of Section 162(m) of the Code or is otherwise exempt from Section 162(m) of the Code. As a condition to granting performance-based compensation cash bonus awards, every five years the Company’s stockholders must approve the material terms under which performance-based compensation may be paid under the Program. Stockholders last approved the material terms under which performance-based cash bonus compensation may be paid in May 2010. If the Program is approved by stockholders, the Company will have the ability to award cash bonus compensation intended to be “performance-based” under the Program, and if the compensation so qualifies, will be able to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to these executives as a result of annual bonuses or long-term bonuses paid pursuant to this Program.

The following is a brief description of certain of the important features of the Program, the full text of which is attached as Annex C. This summary does not purport to be complete and is qualified in its entirety by reference to Annex C.

General

The Program is intended to strengthen the Company by providing incentives to its employees, officers and consultants and thereby encouraging them to devote their abilities and industry to the success of the Company’s business enterprise through the making of certain incentive cash bonus awards linked to performance goals. The Program is administered by the Compensation Committee or any sub-committee of the Compensation Committee to which authority has been delegated. If applicable, all members of the sub committee of the Compensation Committee must satisfy the requirements for independence of SEC Rule 16b-3 and remain qualified as “outside directors” within the meaning of section 162(m) of the Code.

Performance goals must be based on one or more of the following criteria with respect to the Company or its business units:

•	revenue;
•	cash flow;

•	net cash provided by operating activities;
•	net cash provided by operating activities less net cash used in investing activities;
•	cost of goods sold;
•	ratio of debt to debt plus equity;
•	profit before tax;
•	gross profit;
•	net profit;
•	gross sales;
•	net sales;
•	product units sold;
•	earnings before interest and taxes;
•	earnings before interest, taxes, depreciation and amortization;
•	fair market value of shares;
•	basic earnings per share;
•	diluted earnings per share;
•	return on shareholder equity;
•	average accounts receivable (calculated by taking the average of accounts receivable at the end of each month);
•	average inventories (calculated by taking the average of inventories at the end of each month);
•	return on average total capital employed;
•	return on net assets employed before interest and taxes;
•	economic value added;
•	return on year-end equity; and
•	enterprise value added.

At the time of the granting of an award, or at any time thereafter, subject to certain restrictions, the Compensation Committee may provide for the manner in which performance will be measured against the performance goals (or may adjust the performance goals) to reflect losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesign, structural changes/outsourcing, foreign exchange impacts, the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

The Program will terminate on the day preceding the tenth anniversary of its adoption by the board of directors (March 21, 2020). The Program may be amended or terminated by the Compensation Committee at an earlier date, provided that no such amendment or termination may impair or adversely affect any rights or obligations unless necessary to comply with Section 409A of the Code; and (ii) to the extent necessary under any applicable law or regulation, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law or regulation.

Annual Program

Eligibility

All full-time employees (defined as at least 32 hours per week) of the Company participate in the Annual Program. In addition, certain consultants as designated by the Compensation Committee are also eligible to participate in the Annual Program.

Performance Periods

The performance cycle, within which performance goals must be satisfied, is measured based on a full calendar year (the “Annual Performance Period”).

Setting Bonus Benchmarks

With respect to the Annual Performance Cycle, the Compensation Committee will set specific performance goals, allocate relevant weighting between different goals if more than one goal is selected, and establish threshold, target and maximum bonus amounts that a participant would be eligible to receive based upon achievement at threshold, target and maximum performance levels with respect to the Annual Performance Period. Such determinations will be established in writing by the Compensation Committee by ninety (90) days after the commencement of the performance cycle, and in any event while the performance relating to the performance goals remains substantially uncertain and with respect to the Key Employees, communicated to them. The Compensation Committee may change the bonus criteria for each subsequent Annual Performance Period.

Target Bonus Amounts

Each participant will be eligible for a target bonus amount under the Annual Program (“Target Bonus Amount”) with respect to the year. Target Bonus Amounts are set by the Compensation Committee as a percentage of base salary or base pay (“Target Percentage”) for each participant multiplied by his or her base salary for the year. The Target Percentages are set by the Compensation Committee.

Maximum Bonus Amount

The Compensation Committee will also set the maximum amount (“Maximum Bonus Amount”) a participant will generally be eligible to receive for the year under the Annual Program, in the event that performance above target is achieved. A participant’s Maximum Bonus Amount will generally be equal to two times his or her Target Bonus Amount, unless otherwise determined by the Compensation Committee. Bonus awards paid with respect to performance above target shall be deemed “supplemental bonuses” and are paid only with respect to performance for the year and are subject to other terms and conditions as described below.

Annual Bonus Calculation

In order to receive a bonus for an Annual Performance Period (an “Annual Bonus”), performance must meet a threshold level as set by the Compensation Committee. If the target performance goals are obtained for the year, participants will generally be entitled to receive their Target Bonus Amount paid for such year. In the absence of any special designation by the Compensation Committee, there will be straight line interpolation between levels of performance for payments between threshold and target levels. However, awards where performance exceeds target may only be paid as a supplemental bonus, as described below.

In the sole discretion of the Compensation Committee, any reduction of an annual bonus to a participant may result in an increase in the amount payable to another participant other than a Key Employee; provided that the aggregate amount of bonuses paid to participants other than Key Employees for the year may not exceed the sum of Target Bonus Amounts for all such participants. A Key Employee may not receive more than the amount actually earned (and in no event more than his or her Target Bonus Amount). The Compensation Committee has the right to decrease an award to any participant.

Annual Bonuses are to be paid by March 15 of the calendar year following the calendar year in which they were earned.

Bonus Calculation – Supplemental Bonus

In the event that target performance goals are exceeded for the Annual Performance Period, Participants may be entitled to Supplemental Bonuses subject to the following provisions. Supplemental Bonuses generally may not be greater than a participant’s Maximum Bonus Amount reduced by his or her Target Bonus

Amount; provided however, that the Compensation Committee retains the rights to adjust bonus amounts awarded to participants other than Key Employees provided that the aggregate amount of Supplemental Bonuses for such participants may not exceed the Maximum Bonus Amounts reduced by the Target Bonus Amounts for all such participants. In no event may a Key Employee be eligible to receive more than the amount actually earned (and in no event more than his or her Maximum Bonus Amount reduced by his or her Target Bonus Amount with respect to a Supplemental Bonus). The Compensation Committee has the right to decrease an award to any participant.

Supplemental Bonuses are generally paid by March 15 of the calendar year following the calendar year in which they were earned. However, payment of any Supplemental Bonus awarded to a Participant who is a Key Employee, Vice President, or Regional Business Manager is deferred one calendar year and subject to a holdback provision in the event that performance for the following calendar does not equal or exceed performance of one or both criteria (in the relative percentages specified) in the year that such Supplemental Bonus was earned.

Certification

Prior to the payment of any award to a named executive officer, the Compensation Committee must certify in writing that the applicable performance goal has been satisfied and the amount of such bonus earned.

Employment Requirement

No Participant has any right to a bonus, including an Annual Bonus or Supplemental Bonus, until the date such bonus is paid. As a condition to receiving payment of a bonus, a participant must be employed by or actively engaged in providing services to the Company on the date such bonus is paid. Therefore, a participant who is not employed by or actively engaged in providing services to the Company on such payment date will generally forfeit all rights to such award. However, the Compensation Committee may determine that such a participant will remain eligible for a pro-rata bonus amount, based on actual performance and the number of days the participant was employed by the Company during the performance period, to be payable at the same time as payments are made to other participants.

Change of Control

Upon a change of control, except as set forth in an award agreement regarding the LTIP or otherwise determined by the compensation committee, all participants will be entitled to receive the greatest of (i) his or her Target Bonus Amount for the Annual Performance Period in which the change of control takes place; (ii) the sum of his Annual Bonus and any Supplemental Bonus with respect to the prior calendar year (without respect to any deferral related to the holdback requirement); or (iii) the sum of his Annual Bonus and any Supplemental Bonus determined for the year in which the Change of Control takes place based on the performance results for the period from the start of the Performance Period through the date of the Change of Control. In addition, any Supplemental Bonus from a prior Annual Performance Period which was not paid or forfeited as the result of the deferral and holdback provision described herein will be paid.

Maximum Awards

The maximum amount a participant may receive with respect to a calendar year under the Annual Program is $1,000,000 for an Annual Bonus and $1,000,000 with respect to any Supplemental Bonus.

Long-Term Program

Eligibility

The Key Employees are the only participants eligible to participate in the Long-Term Program (the “LTIP Participants”).

Performance Period

The performance cycle, within which performance goals must be satisfied, may be a period of between one and five calendar years, including periods of six month intervals, as determined in the sole discretion of our compensation committee (the “LTIP Performance Period”).

Setting Bonus Benchmarks

The Compensation Committee will determine the length of the LTIP Performance Period, set specific performance goals, allocate relevant weighting between different goals if more than one goal is selected, and establish threshold, target and maximum bonus amounts that a participant would be eligible to receive based upon achievement at threshold, target or maximum performance with respect to each performance period. Such determinations will be established in writing by the Compensation Committee by ninety (90) days after the commencement of the performance cycle, and in any event while the performance relating to the performance goals remain substantially uncertain and communicated to LTIP Participants.

The Compensation Committee may change the bonus criteria and LTIP Performance Periods for each subsequent LTIP Performance Period.

Target Bonus Amounts

Each LTIP Participant will be eligible for a target bonus amount with respect to a LTIP Performance Period (“LTIP Target Bonus Amount”). LTIP Target Bonus Amounts are set by the Compensation Committee.

Maximum Bonus Amount

The Compensation Committee will also set the maximum bonus amount a LTIP Participant will be eligible to receive for the LTIP Performance Period under the LTIP Program, in the event that performance above target is achieved (“LTIP Maximum Amount”).

Bonus Calculation and Certification

In order to receive a bonus with respect to the LTIP Performance Period (a “Long-Term Bonus”), performance must meet a threshold level as set by our compensation committee. If the target performance goals are obtained in a LTIP Performance Period, LTIP Participants will be entitled to receive their LTIP Target Bonus Amount for such LTIP Performance Period. In the event that target performance goals are exceeded, LTIP Participants will be entitled to receive an amount up to their LTIP Maximum Bonus Amounts. In the absence of any special designation by the Compensation Committee, there will be straight line interpolation between levels of performance for payments between threshold and target levels and target and maximum levels. In no event may a LTIP Participant receive more than the amount actually earned. The compensation committee has the right to decrease an award to any LTIP Participant.

Long-Term Bonuses are paid by March 15 of the calendar year following the calendar year in which they were earned.

Prior to the payment of any award to a named executive officer, the compensation committee must certify in writing that the applicable performance goal has been satisfied and the amount of such bonus earned.

Employment Requirement

No LTIP Participant has any right to a bonus under the Long-Term Program until the date such bonus is paid. As a condition to receiving payment of a bonus, a LTIP Participant must be employed by or actively engaged in providing services to the Company on the date such bonus is paid. Therefore, a LTIP Participant who is not employed by or actively engaged in providing services to Company on such payment date will generally forfeit all rights to such award. However, the Compensation Committee may determine that such a LTIP Participant will remain eligible for a pro-rata bonus amount, based on actual performance and the number of days the participant was employed by the Company during the performance period, to be payable at the same time as payments are made to other LTIP Participants.

Change of Control

Upon a change of control, except as set forth in an award agreement regarding the LTIP or otherwise determined by the compensation committee, all LTIP Participants will be entitled to receive the greater of (i) his or her Target Bonus Amount under the Long-Term Program for any performance period in which the change in control occurs; or (ii) his or her Long-Term Bonus determined for the year in which the Change of Control takes place based on the performance results for the period from the start of the LTIP Performance Period through the date of the Change of Control.

Maximum Awards

The maximum amount an LTIP Participant may receive with respect to an LTIP Performance Period is $1,250,000 per calendar year. In addition, the aggregate amount of Long-Term Bonuses for all Participants under the Long-Term Program may not exceed $14,000,000.

General

Additional Taxes to Participants

Under regulations issued under Section 409A of the Code, if awards under either the Annual Program or Long-Term Program are neither exempt from section 409A nor compliant with section 409A, the participant will be required to include the value of the award in income at the time the award vests and will be required to pay an additional 20% income tax, plus interest. All awards under the Program are intended either to be exempt from or complaint with Section 409A of the Code.

New Plan Benefits

With respect to 2015, our compensation committee set goals under the Annual Program, with respect to the 2015 calendar year. In 2015, seven executive officers and 202 non-executive officer employees participate in the Annual Program. The minimum potential bonus, Target Bonus Amounts and Maximum Bonus Amounts under the Annual Program and Supplemental Program in respect of 2015 are set forth in the table below:

Bonus Opportunity for 2015

Amended and Restated Financial Performance Incentive Program

	Dollar Value $
Names and position	Minimum	Target(1)	Maximum(1)
Stephen B. Hughes Chief Executive Officer	0	$900,000	$1,800,000
James Leighton Chief Operating Officer	0	$480,000	$960,000
Christine Sacco Chief Financial Officer	0	$320,000	$640,000
Tim Kraft Chief Legal Officer and Corporate Secretary	0	$175,000	$350,000
TJ McIntyre Executive President/General Manager, Natural Brands	0	$167,500	$335,000
Duane Primozich Executive Vice President/General Manager, Balance Brands	0	$167,500	$335,000
Executive Officers as a Group	0	$2,570,000	$5,140,000
Non-Executive Directors as a Group	N/A	N/A	N/A
Non-Executive Officer Employee Group	0	$5,945,384	$11,890,768

(1)	As Target Bonus Amounts and Maximum Bonus Amounts are based on a participant’s annual base salary at the end of the year, this chart assumes that certain annual base salary increases will take place in July 2015 for certain employees in the non-executive officer employee group.

In 2014, the Board also granted Mr. Hughes a Long-Term Bonus opportunity, which would provide payment up to $3,000,000 if certain threshold gates and a series of performance hurdles are met over a four year period beginning January 1, 2014. For further information regarding this Long-Term Bonus Opportunity that was granted in 2014, please see the Compensation Discussion and Analysis Section – under the heading 2014 Long-Term Cash Incentive Bonus Program.

Any Annual Bonus, Supplemental Bonus or Long-Term Bonus that will be payable in the future based upon such performance goals, if any, cannot be determined, because the payment of such compensation will be contingent upon attainment of the pre-established performance goals, the maximum amount of such compensation will depend upon the Company’s performance for the applicable performance period, and the actual incentive compensation to a covered employee, if any, may reflect exercise of the Compensation Committee’s discretion to reduce the incentive compensation otherwise payable upon attainment of the performance goal. Bonus amounts for 2014 were not awarded because performance goals were not met.

Required Vote

Approval of the Program requires the affirmative vote of holders of a majority of the shares of our common stock represented, in person or by proxy, and entitled to vote on the Program. Abstentions will therefore have the same effect as a vote against the Program. Broker non-votes and the failure to vote will have no effect on the outcome of the vote, assuming the presence of a quorum of more than 50% of the outstanding shares of our common stock.

Recommendation

The Board of Directors believes it is in the best interests of the Company and its stockholders to enable the Company to implement incentive compensation arrangements that are intended to qualify as tax-deductible, performance-based compensation under Section 162(m) of the Code. The Board of Directors is therefore recommending that stockholders approve, the, for the purposes of Section 162(m), the material terms for the payment of performance-based incentive compensation by the Company, as set forth above pursuant to the Second Amended and Restated Boulder Brands, Inc. Financial Incentive Plan. However, stockholder approval of the material terms is only one of several requirements under Section 162(m) of the Code that must be satisfied for incentive compensation to qualify for the “performance-based” compensation exemption. The rules and regulations promulgated under Section 162(m) of the Code are complicated and may change from time to time, sometimes with retroactive effect. Therefore, there can be no guarantee that any incentive compensation award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code will so qualify. In addition, nothing in this proposal prevents the Company or the Compensation Committee from making any payment or granting awards that do not (and are not intended to) qualify for tax deductibility under Section 162(m) of the Code.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SECOND AMENDED AND RESTATED BOULDER BRANDS INC. FINANCIAL PERFORMANCE INCENTIVE PROGRAM.

ITEM 5- THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

On February 24, 2014, the audit committee determined to dismiss EKS&H, LLLP (“EKS&H”), as the Company’s independent registered public accounting firm and notified EKS&H of its dismissal. Such dismissal became effective February 27, 2014. The reports of EKS&H on the Company’s financial statements as of and for the fiscal years ended December 31, 2012 and December 31, 2013 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years and through February 27, 2014, there were no disagreements with EKS&H on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EKS&H, would have caused EKS&H to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years.

The audit committee determined to engage Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm, effective February 27, 2014. This decision was made, in part, in response to feedback from shareholders and the expressed desire for the Company to engage a “big four” accounting firm given the Company’s size and growth. During the Company’s two most recent fiscal years and through February 27, 2014, the Company did not consult with E&Y regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K of the SEC.

The board is seeking stockholder ratification of the audit committee’s selection of E&Y to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015. This proposal is put before the stockholders because, although the stockholder vote is not binding on the audit committee, the audit committee and the board believe that it is good corporate practice to seek stockholder ratification of the audit committee’s appointment of the independent auditors. If the appointment of E&Y is not ratified, the audit committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of E&Y is ratified, the audit committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the best interests of the Company and our stockholders.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by EKS&H for the year ended December 31, 2013 and services rendered by E&Y for the year end December 31, 2014.

	Year Ended
Fee Category	December 31, 2013(1)	December 31, 2014(2)
Audit fees	$ 383,000	$ 581,000
Audit-related fees	$ 50,320	$ 0
Tax fees	$ 3,950	$ 0
All other fees	—	$4,000
Total fees	$ 437,270	$585,000

(1)	Represents amounts paid to EKS&H.
(2)	Represents amounts paid to E&Y.

Audit Fees: These fees include fees related to the audit of the Company’s annual financial statements for 2013 and 2014 and review of the Company’s quarterly financial statements for 2013 and 2014.

Audit-Related Fees: Audit-related fees are for assurance and related services including, among others, due diligence services and consultation concerning financial accounting and reporting standards.

Tax Fees: Tax fees include fees incurred in connection with tax advice and planning.

All other Fees: All other fees are for use of E&Y online research tool.

All audit, audit-related and tax services performed by EKS&H in 2013 and E&Y in 2014 were pre-approved by the audit committee, which concluded that the provision of such services by EKS&H and E&Y was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Representatives of E&Y are expected to be present at the annual meeting and will be afforded an opportunity to make a statement if desired and are expected to be available to respond to questions.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent accountants for 2014, E&Y, are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing their report. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the financial statements for the year ended December 31, 2014. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, as amended. The audit committee also received written disclosures from the independent accountants mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include Boulder Brands’ audited financial statements in its annual report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

Sincerely,

Gerald J. Laber, Chairman

James E. Lewis

R. Dean Hollis

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Regulations of the SEC require proxy statements to disclose the date by which shareholder proposals must be received by a company in order to be included in the company’s proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in Boulder Brands’ proxy statement and form of proxy relating to the 2016 annual meeting, a written copy of their notice must be received at our principal executive offices, in the form set forth below, no later than December 8, 2015. In order to include information with respect to a stockholder proposal in the Company’s proxy statement and form of proxy for a stockholder’s meeting pursuant to Rule 14a-8, stockholders must provide notice as required by, and otherwise comply with the requirements of, Rule 14a-8.

A stockholder wishing to present a proposal for a vote at our annual meeting (other than for inclusion in our proxy statement pursuant to Rule 14a-8) must deliver timely notice of such intention in proper written form to the corporate secretary. Under our bylaws, to be timely a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date not within 30 days before or after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Proposals that stockholders wish to present for a vote at our 2016 annual meeting (other than for inclusion in our proxy statement pursuant to Rule 14a-8) must be received no earlier than January 20, 2016 and no later than February 19, 2016. In accordance with our bylaws, the chairperson of the meeting may refuse to acknowledge the proposal of any business not made timely. To be in proper form, a stockholder’s notice must be in writing and include all of the information required by our bylaws.

Stockholders wishing to submit names of potential candidates for consideration by our Governance and Nominating Committee for the board of directors’ slate of nominees for director should follow the procedures discussed under “Procedure for Stockholder Recommendations to the Governance and Nominating Committee for Potential Director Nominees.” Stockholders wishing to present their own nominations for director at the annual meeting should follow separate procedures discussed under “Procedure for Stockholder Nominations for Director.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2015

A copy of our annual report for the year ended December 31, 2014 accompanies this proxy statement. This proxy statement and our annual report to stockholders are also available online at: www.proxyvote.com. A stockholder who would like to obtain an additional copy of this proxy statement or the 2014 annual report may obtain one by e-mailing investor@boulderbrands.com or downloading a copy at www.proxyvote.com. A stockholder who would like to obtain directions to the annual meeting may (i) write to our corporate secretary at 1600 Pearl Street, Suite 300, Boulder, Colorado 80302 or (ii) contact Carole Buyers at 303-652-0521, extension 152.

ADDITIONAL INFORMATION

The board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

Annex A

GAAP Reconciliation

The table below provides a reconciliation of GAAP operating income to adjusted EBITDA, a non-GAAP measure.

	$ in Millions

	Year ended December 31, 2014	Year ended December 31, 2013

Operating Income (loss)	$(116.0)	$44.90
Add back certain items affecting operating income:
Purchase accounting adjustment	0.9	-
Restructuring, acquisition and integration-related costs	4.4	5.90
Non-recurring charges	3.1	1.50

Non-GAAP Operating income	(107.6)	52.30
Add back non-cash and other items affecting operating income:
Depreciation and amortization	22.3	18.80
Stock-based compensation expense	9.4	9.00
Impairment charge	150.5

Subtotal	$74.6	$80.10
Add other income (expense), net	(0.7)	(1.30)

Adjusted EBITDA (as reported)	$73.9	$78.80

A-1

Annex B

BOULDER BRANDS, INC. THIRD AMENDED AND RESTATED

STOCK AND AWARDS PLAN

Section 1. Purpose and Construction.

(a) Purpose. This Boulder Brands, Inc. Third Amended and Restated Stock and Awards Plan (the “Plan”) has three complementary purposes: (a) to promote the long-term growth and financial success of Boulder Brands, Inc. (the “Company”); (b) to induce, attract and retain outstanding officers, employees, consultants and advisors; and (c) to increase stockholder value. The Plan is designed to accomplish these goals by providing Participants with incentives to increase stockholder value by offering the opportunity to acquire shares of the Company’s common stock.

(b) Construction. Capitalized terms used in this Plan shall have the meanings set forth in Section 12, unless the context clearly requires otherwise. Awards made under this Plan and the accompanying Award Agreements are intended to (i) be performance based compensation which satisfies the requirements of Code Section 162(m)(4)(C) and (ii) except for Awards of Restricted Stock Units, not constitute non-qualified deferred compensation for purposes of Code Section 409A. The Committee shall have the authority to interpret and apply the terms of the Plan or any Award Agreement consistent with such intentions.

(c) Deemed Amendment. Any non-complying provision of the Plan and any Award Agreement issued under the Plan shall be deemed amended to the extent necessary to preserve these intended tax consequences. Nothing in this Plan shall be construed, interpreted or applied in any way that would conflict with any provision of the Company’s Restated Certificate of Incorporation.

(d) Effective Date. This Plan shall be effective on the Effective Date, subject to approval by stockholders at the annual meeting of stockholders on May 19, 2015.

Section 2. Shares Reserved Under this Plan.

(a) Plan Reserve. An aggregate of 13,170,6251 Shares are reserved for issuance under this Plan, provided that no more than 4,000,000 Shares may be awarded as restricted stock or restricted stock units. The maximum number of Shares that may be the subject of Awards (Options, Restricted Stock or Restricted Stock Units) granted to a Participant in any calendar year may not exceed 3,000 Shares. The number of Shares covered by an Award under the Plan shall be counted on the date of grant of such Award against the number of Shares available for granting Awards under the Plan. Any Shares delivered pursuant to the exercise of an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury shares. Under no circumstances, may any Award be made effective prior to the date that such Award is approved by the Committee.

(b) Share Adjustment. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event (collectively referred to as “Events”) affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of: (i) the number and type of Shares subject to the Plan and which thereafter may be made the subject of Awards under the Plan; (ii) the number and type of Shares subject to outstanding Awards; and (iii) the exercise price with respect to any Option (collectively referred to as “Adjustments”); provided, however, that Awards subject to grant or previously granted to Participants under the Plan at the time of any such Event shall be subject only to such Adjustments as

[1]	Equals 12,150,000 plus 1,020,625.

shall be necessary to maintain the proportionate interest of the Participants and preserve, without exceeding, the value of such Awards; and provided further that the number of Shares subject to any Award shall always be a whole number. All such adjustments shall be made so that the adjustments do not result in the grant of a new Award for purposes of Section 409A of the Code or cause the Company to record a new compensation charge for financial reporting purposes.

(c) Replenishment of Shares Under this Plan. The number of Shares reserved for issuance under this Plan shall be reduced only by the number of Shares actually delivered in payment or settlement of Awards, including Restricted Stock and Restricted Stock Units. If an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan. If Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, or if Shares, including previously owned Shares or newly issued shares, are delivered by a Participant to the Company in satisfaction of any employment or income tax withholding obligation or in payment of the exercise price of an Award, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan.

Section 3. Plan Administration and Operation.

(a) Administrative Authority. Subject to any limitations or restrictions under the Company’s Restated Certificate of Incorporation, the Plan shall be administered by, and Committee shall have full authority to administer this Plan, including the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect, and (iv) make all other determinations necessary or advisable for the administration of this Plan.

(b) Awards. The Committee has full authority to designate from time to time which Participants shall receive Awards under this Plan and the nature and scope of such Awards. The Committee may consider such factors as it deems pertinent in selecting whether a Participant will receive any Award(s) and in determining the types and amounts of Awards and in setting any Performance Goals, vesting periods, or other conditions or limitations. In making such selection and determination, factors the Committee may consider include, but will not be limited to: (a) the Company’s financial condition; (b) anticipated profits for the current or future years; (c) the Participant’s length of service or experience; and (d) other compensation that the Company provides or has agreed to provide to the Participant. The Committee’s decision to provide a Participant with an Award in any year will not require the Committee to designate such person to receive an Award in any other year.

(c) Committee Action and Delegation. A majority of the members of the Committee will constitute a quorum, and a majority of the Committee’s members present at a meeting at which a quorum is present must make all determinations of the Committee. The Committee may make any determination under this Plan without notice or meeting of the Committee by a writing that a majority of the Committee members have signed. To the extent applicable law permits, the Board may delegate to another committee of the Board or the Committee may delegate to specified officers of the Company any or all of the authority and responsibility of the Committee. If such a delegation has been made, then all references to the Committee in this Plan include such other committee or one or more officers to the extent of such delegation. Except to the extent prohibited by applicable law, the Committee may also authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents previously approved by the Committee.

(d) Review of Committee Decisions. All Committee determinations are final and binding upon all interested parties and no reviewing court, agency or other tribunal shall overturn a decision of the Committee unless it first determines that the Committee acted in an arbitrary and capricious manner with respect to such decision.

(e) Committee Indemnification. No member of the Committee will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless all Committee members to the maximum extent that the law and the Company’s bylaws and Restated Certificate of Incorporation permit.

Section 4. Discretionary Awards.

Subject to the terms of this Plan, including Section 7 below, the Committee has full power and authority to determine: (a) the type or types of Awards to be granted to each Participant (i.e., Options, Restricted Stock and/or Restricted Stock Units); (b) the number of Shares with respect to which an Award is granted to a Participant, if applicable; and (c) any other terms and conditions of any Award granted to a Participant. Awards under this Plan may be granted either alone or in addition to, in tandem with, or in substitution for any other Award (or any other award granted under another plan of the Company or any Company Entity). The Committee may grant multiple Awards and different types of Awards (e.g., Options, Restricted Stock and/or Restricted Stock Units) to individual Participants at the same time. All awards shall be evidenced by written Awards Agreements.

Section 5. Options.

(a) Exercise Price of Options. For each Option, the Award Agreement will specify (i) the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option on the Grant Date, and (ii) the method or methods by which a Participant may pay the exercise price or satisfy his or her Tax Obligation with respect to such Option, including net or cashless exercise procedures.

(b) Terms and Conditions of Options. The Award Agreement shall also set forth all other terms and conditions of the Option, including the term of the Option, any vesting schedule and any Performance Goals. Subject to the terms of the Plan, an Option will be exercisable at such times and subject to such conditions as the Committee specifies in the Award Agreement, including, but not limited to, any Performance Goals. Notwithstanding the preceding, each Option must terminate no later than ten (10) years after the Grant Date.

Section 6. Restricted Stock and Restricted Stock Units.

(a) Subject to the terms of the Plan, each Award of Restricted Stock and/or Restricted Stock Units may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, (i) vesting schedules, (ii) Performance Goals, and (iii) the method or methods by which a Participant may satisfy his or her Tax Obligation with respect to such Award, including reducing the number of Shares delivered to the Participant. The foregoing notwithstanding, each award of Restricted Stock and/or Restricted Stock Units Option (i) shall be payable only in Shares and (ii) must be subject to a substantial risk of forfeiture (not withstanding the fulfillment of any Performance Goal) for a period of at least one (1) year.

(b) Awards of Performance-Based Restricted Stock or Restricted Stock Units may be granted to certain Participants that are employed at the discretion of the Committee. Each Award of Restricted Stock or Restricted Stock Units that is performance-based shall specify the number of Shares to which the award of Performance-Based Restricted Stock or Restricted Stock Units relates, the Performance Goals which must be satisfied in order for the such Shares to vest and restrictions thereon to lapse, the timing of settlement (for awards of Restricted Stock Units) and the Performance Cycle within which such Performance Goals must be satisfied, and may require that an appropriate legend be placed on Share certificates.

(c) The Performance Goals with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the Performance Cycle has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Goals remain substantially uncertain.

(d) Effect of Certain Events. At the time of the granting of an Award of Performance-Based Restricted Stock or Restricted Stock Units to an Eligible Employee who is subject to Section 162(m), or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Award of Performance-Based Restricted Stock or Restricted Stock Units as performance-based compensation which satisfies the requirements of Section 162(m)(4)(C), the Committee may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesign, structural changes/outsourcing, foreign exchange impacts, the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

(e) Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Award of Performance-Based Restricted Stock or Restricted Stock Units that is made to an Eligible Employee who is subject to Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Goal has been satisfied to the extent necessary for such Award to qualify as performance-based compensation in accordance with Section 162(m)(4)(C) of the Code. An Award of Performance-Based Restricted Stock or Restricted Stock Units may be reduced at any time before payment or lapsing of restrictions.

Section 7. Effect of Termination of Employment.

(a) Award Limitations. Subject to the limitations set forth in Section 7(b) below, the Committee shall, in its discretion, determine the consequences under any outstanding Award(s) if the Participant has a Separation From Service for any reason. The restrictions under Section 7(b) and any other limitations imposed by the Committee under this Section 7(a) shall be included in the Award Agreement. Unless otherwise stated under the Award Agreement, if a Participant has a Separation From Service, all non-vested Options, Restricted Stock and Restricted Stock Units shall immediately be forfeited and all vested Options shall terminate and be forfeited if not exercised within ninety (90) days of such Separation From Service. The foregoing notwithstanding, in the event that the Separation From Service is due to the Participant’s death or Disability, all non-vested Options shall vest upon such death or termination and all Options shall terminate and be forfeited if not exercised within one (1) year of the Separation From Service or prior to the expiration of the term of the Option, if sooner. When a Participant has a Separation From Service, the Committee, in its sole discretion, is authorized to (i) accelerate vesting of non-vested Awards, (ii) grant Participant’s longer periods to exercise Options following a Separation From Service, consistent with the requirements of Treas. Reg. § 1.409A-1(b)(5)(v)(C), or (iii) allow continued vesting of Options, Restricted Stock or Restricted Stock Units, on such terms and conditions as the Committee may deem reasonable and appropriate; provided however, that the Committee may not accelerate Awards of Performance-Based Restricted Stock upon a Separation From Service that is not due to death or Disability or occurs upon a Change of Control.

(b) For Cause Termination. Notwithstanding any provision in this Plan or in any Award Agreement, if a Participant’s employment is terminated by the Company for Cause, then all Awards previously granted to such Participant shall immediately be forfeited retroactively to the date the Participant first engaged in the conduct that was the basis for such termination.

Section 8. Non-Transferability.

(a) Awards. Except as otherwise provided in this Section or as the Committee otherwise provides in the Award Agreement, Awards granted under this Plan are not transferable by a Participant, other than by will or the applicable laws of descent or distribution. During the lifetime of the Participant, Options may be exercised only by the Participant. Following the death of a Participant, Options may be exercised, consistent with the terms of the Option, by the Participant’s legal representative or a transferee of such Participant by will or applicable law of descent or distribution.

(b) Shares. Shares received in connection with an Award of Restricted Stock are not transferable until the applicable restrictions lapse. Shares received in connection with other Awards are transferable, subject to any restriction on transfer imposed by applicable securities laws.

Section 9. Amendment and Termination of the Plan and Awards.

(a) Term of Plan. This Plan will terminate on, and no Award may be granted after, the ten (10) year anniversary of the Effective Date, unless the Board earlier terminates this Plan pursuant to Section 9(b). The applicable terms of the Plan and any terms and conditions applicable to Awards granted prior to the termination of the Plan shall survive the termination of the plan and continue to apply to such Awards.

(b) Termination and Amendment. The Board may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to stockholder approval if: (i) stockholder approval of such amendment(s) is required under the Exchange Act; (ii) stockholder approval of such amendment(s) is required under the listing requirements of principal securities exchange or market on which the Shares are then traded (to maintain the listing or quotation of the Shares on that exchange); or (iii) the amendment will: (A) materially increase any number of Shares specified in Section 2(a) (except as permitted by Section 2(b)); (B) shorten the restriction periods specified in Section 6; or (C) modify the provisions of Section 9(e).

(c) Amendment, Modification or Cancellation of Awards. Except as provided in Section 9(e) and subject to the requirements of this Plan, the Committee may waive any restrictions or conditions applicable to any Award or the exercise of the Award, and the Committee may modify, amend, or cancel any of the other terms and conditions applicable to any Awards by mutual agreement between the Committee and the Participant or any other persons as may then have an interest in the Award, so long as any amendment or modification does not increase the total number of Shares issuable under this Plan (except as permitted by Section 2(b)), but the Committee need not obtain the Participant’s (or other interested party’s) consent for the cancellation of an Award pursuant to the provisions of Section 2(b). Notwithstanding anything to the contrary in this Plan, the Committee shall have sole discretion to alter the selected Performance Goals. The foregoing notwithstanding, no modification, extension, amendment or cancellation of any terms and conditions of any Award shall be made to the extent such action would violate the requirements of Section 409A of the Code or which would result in such modification, extension, amendment or cancellation being treated as a new Option grant pursuant to Treas. Reg. § 1.409A-1(b)(5)(v).

(d) Survival of Committee Authority and Awards. Notwithstanding the foregoing, the authority of the Committee to administer this Plan and modify or amend an Award shall extend beyond the date this Plan is terminated. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Repricing Prohibited. Notwithstanding anything in this Plan to the contrary subject to any provisos in this Section 9(e), and except for the adjustments provided in Section 2(b), neither the Committee nor any other person may decrease the exercise price for any outstanding Option granted under this Plan after the date of grant nor allow a Participant to surrender an outstanding Option granted under this Plan to the Company as consideration for the grant of a new Option with a lower exercise price; provided, however, upon approval of the Company’s shareholders, the Committee may provide for, and the Company may implement, an option exchange offer, pursuant to which certain outstanding Options issued under this Plan held by employees of the Company and its subsidiary who are not executive officers or directors of the Company, may, at the election of the Participant, be tendered to the Company for cancellation in exchange for the issuance to such employees of the Company or its subsidiary of fewer Options with a lower exercise price, provided that, such option exchange offer is commenced within twelve months of the date of shareholder approval. Notwithstanding anything to the contrary herein, no shares underlying awards under this Plan that are exchanged by the option holders thereof as part of an option exchange program in accordance with this Section 9(e) will be available for reissuance under this Plan other than in respect of options issued pursuant to such option exchange program with respect to those options under this Plan that are tendered.

Section 10. Change of Control.

To the extent not prohibited under the Restated Certificate of Incorporation and except to the extent otherwise provided in the applicable Award Agreement, in the event of a Change of Control, the following rules shall apply.

(a) Options. All unvested Options shall vest and become fully exercisable upon the occurrence of a Change of Control without regard to any Performance Goal or vesting schedule set forth in the applicable Award Agreement;

(b) Restricted Stock. All unvested Restricted Stock shall vest and cease to be subject to any substantial risk of forfeiture upon the occurrence of the Change of Control without regard for any Performance Goal or vesting schedule set forth in the applicable Award Agreement; and

(c) Restricted Stock Units. All unvested Restricted Stock Units shall vest and be converted into Shares upon the occurrence of the Change in Control without regard for any Performance Goal or vesting schedule set forth in the applicable Award Agreement.

Section 11. General Provisions.

(a) Other Terms and Conditions. The grant of any Award under this Plan may also be subject to such other provisions or include other tandem rights or features (whether or not applicable to the Award awarded to any other Participant) as the Committee determines appropriate. The foregoing notwithstanding, except as may be set forth in an Award Agreement, no Award shall include any additional deferral feature or other provision that would cause the Award to be subject to Section 409A of the Code.

(b) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(c) Requirements of Law. The granting of Awards under this Plan and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(d) Governing Law. This Plan, and all agreements under this Plan, should be construed in accordance with and governed by the laws of the State of Delaware, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any Award Agreement, may only be brought and determined in a court sitting in Boulder, Colorado, or the Federal District Court for the District of Colorado sitting in Denver, Colorado.

(e) Severability. If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Award Agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, Award Agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

(f) Other Arrangements. Nothing contained in the Plan shall prevent the Company or any Company Entity from adopting or continuing in effect other or additional compensation arrangements for Participants, and such arrangements may be either generally applicable or applicable only in specific cases.

(g) No Right to Remain Employed. The grant of an Award to a Participant pursuant to the Plan shall confer no right on such Participant to continue as an officer, employee, consultant, advisor or other similar position relative to the Company or any Company Entity. Except for rights accorded under the Plan, Participants shall have no rights as holders of Shares as a result of the granting of Awards hereunder.

Section 12. Definitions.

(a) “Award” means any grant of Options, Restricted Stock or Restricted Stock Units under this Plan.

(b) “Award Agreement” means a written agreement, in such form (consistent with the terms of this Plan) as approved by the Committee.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” means with respect to a Participant any of the following as determined by the Board, in its sole discretion, (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Company Entity, (c) acts or omissions that are in bad faith or constitute gross negligence, or willful or reckless misconduct, or (d) conviction, plea of guilty or nolo contendere , or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

(e) “Change of Control” means the occurrence of any of the following: events with respect to the Company:

a. any Person (other than an Exempt Person) acquires securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

b. any Person acquires, during the twelve (12) month period ending on the date of the most recent acquisition, securities of Company representing thirty percent (30%) of Company’s then outstanding voting securities;

c. a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board serving immediately prior to such appointment or election; or

d. any Person, during the twelve (12) month period ending on the date of the most recent acquisition, acquires assets of Company having a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of Company’s assets immediately before such acquisition or acquisitions; but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted by applicable regulations, rulings, notices and other similar guidance. Any reference to a specific provision of the Code includes any successor provision and any guidance issued under such provision.

(g) “Committee” means the Compensation Committee of the Board or any subcommittee thereof.

(h) “Common Stock” means the $.0001 par value common stock of the Company.

(i) “Company” shall mean Boulder Brands, Inc., a Delaware corporation, together with any successor thereto.

(j) “Company Entity” means a corporation or other entity in which the Company holds a controlling interest under Treas. Reg. § 1.414(c)-2(b)(2)(i), but determined by applying the phrase “at least 50 percent” in the place of the phrase “at least 80 percent” each place that it appears in such Treasury Regulation or Section 1563(a) of the Code and each other entity so designated by the Committee as an Affiliate for “legitimate business reasons” (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)) in which the Company holds a controlling interest under Treasury Regulation §1.414(c)-2(b)(2)(i), but determined by applying the phrase “at least 20 percent” in the place of the phrase “at least 80 percent” in each place it appears in such Treasury Regulation or Section 1563(a) of the Code.

(k) “Disability” means a determination by the Company to terminate the service relationship between the Company and all Company Entities and a Participant based on the inability of a Participant to perform a material portion of his or her duties and responsibilities on behalf of the Company or a Company Entity due to a physical or mental condition that is expected to last indefinitely.

(l) “Effective Date” means [            ].

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and as interpreted by applicable regulations, rulings, notices and other similar guidance. Any reference to a specific provision of the Exchange Act includes any successor provision and any guidance issued under such provision.

(n) “Fair Market Value” shall mean with respect to a Share, for purposes of determining the minimum exercise price of an Option on the Grant Date or otherwise, (i) if the Shares are readily tradable on an established securities market, the closing price of a Share on such market on the Grant Date or (ii) if the Shares are not readily tradable on an established securities market, the value determined by the Committee as of the Grant Date through the reasonable application of a reasonable valuation method and otherwise in accordance with Treas. Reg. § 1.409A-1(b)(5)(iv)(B).

(o) “Grant Date” means the date on which all corporate action required to duly authorize and effect the grant of the Award is first completed or the first date on which all conditions precedent to the effectiveness of the Award are fully satisfied, if later.

(p) “Option” shall mean the right to purchase Shares at a stated price in accordance with the terms of this Plan and the underlying Award Agreement.

(q) “Participant” means a permanent full-time employee (defined as at least 32 hours per week) or director of the Company or any Company Entity and who enters into a written Award Agreement with the Company. Only Participants shall be entitled to receive Awards under this Plan.

(r) “Performance Award” means Performance-Based Restricted Stock or Performance-Based Restricted Stock Units, or any or all of them.

(s) “Performance Cycle” means a time period of not less than one (1) and not more than five (5) years as specified by the Committee at the time a Performance Award is granted during which the performance of the Company will be measured.

(t) “Performance Goals” means any goals the Committee establishes that relate to one or more of the following with respect to the Company or any one or more Company Entities or other business units: revenue; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; gross sales; net sales; product units sold; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; Fair Market Value of Shares; basic earnings per share; diluted earnings per share; return on stockholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); return on average total capital employed; return on net assets employed before interest and taxes; economic value added; return on year-end equity; and/or enterprise value added.

(u) “Performance-Based Restricted Stock” means Awards of Restricted Stock that are contingent upon the attainment of specified Performance Goals within the Performance Cycle and that are subject to the terms and conditions provided in Section 6(b)-(e) hereof.

(v) “Performance-Based Restricted Stock Unit” means Awards of Restricted Stock Units that are contingent upon the attainment of specified Performance Goals within the Performance Cycle and that are subject to the terms and conditions provided in Section 6(b)-(e) hereof.

(w) “Plan” shall mean the Third Amended and Restated Boulder Brands, Inc. Incentive Stock and Awards Plan, as set forth herein and as amended from time to time.

(x) “Restricted Stock” means Shares that are issued to a Participant under this Plan and subject to a risk of forfeiture and/or restrictions on transfer that constitute a substantial risk of forfeiture for purposes of Section 83 of the Code and that may lapse upon the achievement or partial achievement of Performance Goals during the period specified by the Committee and/or upon the completion of a period of service, as established by the Committee and reflected in the applicable Award Agreement.

(y) “Restricted Stock Units” mean the right to receive Shares and/or Restricted Stock at a future date, subject to the completion of such Performance Goals and/or upon the completion of a period of service, as the Committee shall establish as part of the Award Agreement. Prior to the achievement of such Performance Goals and/or upon the completion of a period of service, the Participant shall have no rights with respect to such Restricted Stock Units, except as set forth in the underlying Award Agreement. Each Restricted Stock Unit shall correspond and relate to one Share under this Plan.

(z)	“Share” means a share of Common Stock.

(aa) “Separation From Service” shall mean with respect to an employee the termination of the employee’s employment with the Company and all Company Entities, provided that, notwithstanding such termination of the employment relationship between the employee and the Company and all Company Entities, the employee shall not be deemed to have had a Separation from Service where it is reasonably anticipated that the level of bona fide services that the employee will perform (whether as an employee or independent contractor) following such termination for the Company and all Company Entities would be twenty percent (20%) or more of the average level of bona fide services performed by the employee (whether as an employee or independent contractor) for the Company and all Company Entities over the immediately preceding thirty-six (36) month period (or such lesser period of actual service). In such event, Separation from Service shall mean the permanent reduction of the level of bona fide services to be performed by the employee (whether as an employee or independent contractor) to a level that is less than twenty percent (20%) of the average level of bona fide services performed by the employee (whether as an employee or independent contractor) during the thirty-six (36) month period (or such lesser period of actual service) immediately prior to the termination of the employee’s employment relationship. A Separation from Service shall not be deemed to have occurred if the employee is absent from active employment due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six months or (ii) the period during which the Employee’s right to reemployment by the Company or any Company Entity is provided either by statute or contract. “Separation of Service” with respect to a consultant or advisor who is an independent contractor with respect to the Company for income and employment tax purposes means a good-faith and complete termination of the service relationship with the consultant or advisor at a time when there is no reasonable expectation that the consultant or advisor will provide further services in the future either as an independent contractor or employee.

(bb) “Tax Obligation” means with respect to any period an amount equal to the total obligation of the Company to withhold and deposit federal, state or local employment and income taxes with respect to an Award.

Annex C

SECOND AMENDED AND RESTATED BOULDER BRANDS, INC.

FINANCIAL PERFORMANCE INCENTIVE PROGRAM

This document outlines the terms and conditions of the Second Amended and Restated Boulder Brands, Inc. Financial Performance Incentive Program (the “Program”), consisting of an Annual Program and Long-Term Program.

SECTION 1

PROGRAM OBJECTIVES

This Program has been established to strengthen the Company by providing incentives to its employees, officers and consultants and thereby encouraging them to devote their abilities and industry to the success of the Company’s business enterprise through the making of certain incentive cash bonus awards linked to performance goals.

SECTION 2

DEFINITIONS

“Annual Bonus” shall mean the annual bonus amount payable to a Participant pursuant to a Performance Period under the Annual Program.

“Annual Program” shall mean the annual incentive bonus program component of the Program as described herein.

“Board of Directors” shall mean the Board of Directors of the Company.

“Bonus Criteria” shall mean any goals the Compensation Committee establishes that relate to one or more of the following with respect to the Company or other business units: revenue; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cash operating income; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; gross sales (gross revenue); net sales (net revenue); product units sold; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; fair market value of a share of common stock of the Company; basic earnings per share; diluted earnings per share; return on shareholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); return on average total capital employed; return on net assets employed before interest and taxes; economic value added; return on year-end equity; and/or enterprise value added.

“Change of Control” shall mean the occurrence of any of the following events with respect to the Company:

(i) any Person (other than an Exempt Person) acquires securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) any Person acquires, during the twelve (12) month period ending on the date of the most recent acquisition, securities of the Company representing thirty percent (30%) of the Company’s then outstanding voting securities;

(iii) a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors serving immediately prior to such appointment or election; or

(iv) any Person, during the twelve (12) month period ending on the date of the most recent acquisition, acquires assets of the Company having a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of the Company’s assets immediately before such acquisition or acquisitions; but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Boulder Brands, Inc. and its subsidiaries.

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors, or any subcommittee thereof to which authority has been delegated.

“Eligible Participants” shall mean all (i) permanent full-time employees (defined as at least 32 hours per week) of the Company and (ii) certain consultants of the Company as designated by the Compensation Committee.

“Exempt Person” shall mean (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company in such capacity or (ii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Key Employees” shall mean the Chief Executive Officer, the Chief Operating Officer, and Executive Vice Presidents of the Company.

“Long-Term Bonus” shall mean any bonus amount payable to a Participant pursuant to the Long-Term Program.

“Long-Term Program” shall mean the long-term incentive bonus program component of the Program as described herein.

“Maximum Bonus Amount” shall mean the maximum bonus amount set by the Compensation Committee for a Participant with respect to a Performance Period under either the Annual Program or Long-Term Program. Except to the extent the Compensation Committee may otherwise determine, each Participant’s Maximum Bonus Amount shall generally equal two times his or her Target Bonus Amount with respect to the Annual Program.

“Named Executive Officers” shall mean the named executive officers for a given year determined in accordance with the applicable rules of the Securities Exchange Act of 1934.

“Participant” shall mean (i) with respect to the Annual Program, those Eligible Participants that are selected to participate in the Annual Program by the Compensation Committee, in its sole discretion, for a particular Performance Period; and (ii) with respect to the Long-Term Program, Key Employees.

“Performance Period” shall mean, (i) with respect to the Annual Program, one calendar year, and (ii) with respect to the Long-Term Program, a period of between one and five calendar years, including periods in six month intervals, as determined in the sole discretion of the Compensation Committee.

“Supplemental Bonus” shall mean any bonus amount for a Participant that may become payable as a result of performance above target for the selected Bonus Criteria with respect to a Performance Period under the

Annual Program, payable in the sole discretion of the Compensation Committee in accordance with Sections 7 and 8. Other than in accordance with Section 5.3, a Participant’s Supplemental Bonus shall not be greater than his or her Maximum Bonus Amount reduced by his or her Target Bonus Amount.

“Target Bonus Amount” under the Annual Program (i) shall mean the Target Percentage for a Participant that is an employee of the Company multiplied by his or her annual base salary with respect to the Performance Period; or (ii) shall be as set forth by the Compensation Committee with respect to a consultant. “Target Bonus Amount” under the Long-Term Program shall be as set forth by the Compensation Committee.

“Target Percentage” shall mean, with respect to Participants that are employed by the Company, the percentage of a Participant’s base salary as set by the Compensation Committee with respect to a Performance Period under the Annual Program. Target Percentages for the Annual Program may be determined by the Compensation Committee, in its discretion, or with respect to Target Percentages for Participants other than Key Employees, by the Compensation Committee or one or more executive officers of the Company to whom the Compensation Committee delegates such authority.

SECTION 3

PARTICIPATION

The Annual Program applies to all Eligible Participants with respect to a Performance Period. The Long-Term Program applies to all Key Employees. Designation of an employee or consultant as a Participant with respect to a Performance Period shall not entitle such employee or consultant to designation as a Participant for any other Performance Period.

SECTION 4

BONUS BENCHMARKS

4.1 The Compensation Committee shall (i) determine the length of the Performance Period; (ii) select one or more of the Bonus Criteria, and if relevant, allocate the relevant weighting between such selected Bonus Criteria, and establish a performance threshold, target and maximum based on the selected Bonus Criteria with respect to the Performance Period; and (iii) establish Target Bonus Amounts, Maximum Bonus Amounts and, with respect to the Annual Program, the Target Percentages; provided, however, that Target Percentages for Participants other than Key Employees may be determined by one or more executive officers of the Company as may be designated by the Compensation Committee. Such determinations shall be made by the earlier of (x) the date on which a quarter of the Performance Period has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Period, and in any event while the performance relating to the selected Bonus Criteria remains substantially uncertain, and communicated to the Key Employees in writing.

4.2 At the time of the granting of a bonus, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of the bonus as performance-based compensation which satisfies the requirements of Section 162(m)(4)(C) of the Code, the Compensation Committee may provide for the manner in which performance will be measured against the performance goals (or may adjust the performance goals) to reflect losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesign, structural changes/outsourcing, foreign exchange impacts, the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

4.3 The Compensation Committee reserves the right for each subsequent Performance Period to change the selected Bonus Criteria, to change the performance goals associated with such Bonus Criteria, and, to change the relevant weighting between such selected Bonus Criteria, and to establish rules governing interpolation between levels of performance for each Bonus Criteria. In the absence of any special designation by the Compensation Committee, there shall be straight line interpolation between levels of performance for payments between threshold and target and target and maximum performance levels. For the avoidance of doubt, performance at target for all selected Bonus Criteria will result in a Participant receiving his or her Target Bonus Amount for such period. Under the Annual Program, performance above target for a Performance Period will result in a Supplemental Bonus subject to the provisions of Sections 7 and 8. Under the Long-Term Program, performance above target may result in an amount up to the Maximum Bonus Amount based upon such interpolation.

SECTION 5

BONUS CALCULATION

5.1 Subject to Section 5.6, promptly after the end of a Performance Period, the Compensation Committee shall determine the extent to which performance goals pursuant to the selected Bonus Criteria have been achieved and shall determine or shall delegate the authority to delegate under Section 5.6, the bonus amount for each Participant.

5.2 Prior to payment of any Annual Bonus, Supplemental Bonus or Long-Term Bonus, to each Named Executive Officer, in each case, the Compensation Committee shall certify in writing (i) whether, and to what extent, the applicable performance levels have been satisfied and (ii) the amount of such bonus. The Compensation Committee may use negative discretion, including consideration of individual performance factors, to decrease, but not increase, such bonuses to Named Executive Officers.

5.3 In the sole discretion of the Compensation Committee, any reduction of a bonus to a Participant, may result in an increase in the amount payable to another Participant other than a Key Employee solely with respect to the Annual Program; provided however, that the aggregate amount of the bonuses paid to Participants other than the Key Employees for such Performance Period may not exceed (i) the sum of the Target Bonus Amounts for all such Participants or (ii) the sum of the Maximum Bonus Amounts in the case of Supplemental Bonuses for all such Participants.

5.4 Each bonus payment under the Program shall be paid in accordance with Section 8.

5.5 All bonus payments under the Program are completely discretionary and no Participant shall be deemed to have a vested interest in any bonus payment based solely on performance results or any other facts or circumstances. Subject to Section 9, a Participant shall have a right to a bonus under the Program only when such bonus is finally approved by the Compensation Committee.

5.6 The Compensation Committee may delegate the authority (i) to determine Target Percentages and (ii) any final individual bonus amounts, in each case to a Key Employee for his or her direct reports or the Senior Vice-President for People (or such person who is serving as the head of human resources under another title), provided that authority to determine the Target Percentages and final awards for the Key Employees may not be delegated. Authority to determine final bonus amounts to consultants may be delegated to the Chief Executive Officer, the Chief Operating Officer or the Senior Vice-President for People (or such person who is serving as the head of human resources under another title).

SECTION 6

CONDITIONS

6.1 Financial Covenants. Under no circumstances will any bonus be paid or accrued under this Program if the accrual or payment of any bonus under this Program would cause an event of default under any credit agreement or loan document of the Company.

6.2 Maximum Payments. The Annual Bonus for each Participant shall not exceed $1,000,000 per Performance Period (calendar year). The Supplemental Bonus for each Participant shall not exceed $1,000,000 per calendar year. The Long-Term Bonus for each Participant shall not exceed $1,250,000 per calendar year for each year of a Performance Period. In addition, the aggregate amount of Long-Term Bonuses for all Participants under the Long-Term Program may not exceed $14,000,000.

SECTION 7

HOLDBACK PROVISION UNDER THE ANNUAL PROGRAM

Payment of any Supplemental Bonus awarded to a Participant who is a Key Employee, Marketing Coordinator, Vice President or Regional Business Manager shall be deferred until the second calendar year following the Performance Period to which the award relates and shall be subject to forfeiture if the applicable performance results for the calendar year immediately following the Performance Period to which the award relates does not equal or exceed the applicable performance results for the calendar year in which the award was earned. In the event the Bonus Criteria selected for the calendar year immediately following the calendar year to which the award relates are modified, the Participant’s right to receive such Supplemental Bonus shall be determined using the Bonus Criteria originally used to determine the amount of the Supplemental Bonus.

SECTION 8

BONUS PAYMENTS

Subject to Section 9 below, and except as provided in Section 7 above, bonuses shall be paid during the calendar year immediately following the Performance Period to which they relate and in all events on or before March 15 of the calendar year immediately following the Performance Period to which they relate. Supplemental Bonus awards subject to Section 7 above shall be paid, to the extent not forfeited, in the second calendar year following the Performance Period to which they relate and in all events on or before March 15 of such calendar year.

SECTION 9

EMPLOYMENT REQUIREMENT

As a condition to receiving payment of a bonus for a Performance Period, a Participant must be employed by, or with respect to consultants actively engaged in providing services to, the Company on the date when such bonus is paid. Generally, a Participant who is not employed by, or actively providing services to, the Company on such date will forfeit all right to such award. However, the Compensation Committee, in its sole discretion, may determine that such a Participant will remain eligible for the actual bonus amount earned in accordance with Section 5, to be payable to such terminated Participant at the same time as payments are made to other Participants; provided however, that the following limitations apply:

(a)	With respect to the Annual Program, the Participant may not receive more than the Annual Bonus actually earned for the calendar year, multiplied by a fraction, the numerator of which is the number of days in the Performance Period prior to the Participant’s date of termination with the Company, and the denominator of which is 365.

(b)	With respect to the Long-Term Program, the Participant may not receive more than the Long-Term Bonus actually earned for the Performance Period, multiplied by a fraction, the numerator of which is the number of days in the Performance Period prior to the Participant’s date of termination with the Company, and the denominator of which is the number of days in the Performance Period.

SECTION 10

MISCELLANEOUS

10.1 Amendment and Termination. The Program shall terminate on the day preceding the tenth anniversary of the date of the adoption of the Program by the Board of Directors. The Compensation Committee may sooner amend, modify, suspend or terminate the Program at any time; provided however, that (i) no such amendment, modification, suspension or termination shall impair or adversely affect any rights or obligations unless necessary to comply with Section 409A of the Code; and (ii) to the extent necessary under any applicable law or regulation, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law or regulation.

10.2 Performance-Based Compensation. For Key Employees and Named Executive Officers, the Compensation Committee may, but is not required, to take such steps as may be necessary or desirable to satisfy the requirements of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder (“Section 162(m)”), with the intention of making the bonus payments made under this Program qualify as “performance-based compensation” under Section 162(m). In respect of Key Employees and Named Executive Officers, if the Compensation Committee intended that the award granted under the Program to qualify as “performance-based compensation” under Section 162(m), the Compensation Committee and the Company shall interpret and administer the Program in a manner intended to be consistent with such intention.

10.3 Not Deferred Compensation. It is intended that the bonus payments made under this Program are not “deferred compensation” within the meaning of Section 409A of the Code, and shall be considered a form of “short-term deferral” under Treas. Reg. §1.409A-1(b)(4) such that the Program is exempt from the general application of Section 409A of the Code. The Compensation Committee and the Company shall interpret and administer the Program in a manner consistent with such intentions.

10.4 Administrative Discretion. The Compensation Committee shall have the sole and exclusive power and authority to resolve all ambiguities under the Program, to determine participation rights and Bonus amounts, and to otherwise take such action as it deems necessary or appropriate to operate this Program.

10.5 Change of Control. Except as may be (i) set forth in a written agreement between the Participant and the Company in respect of the Annual Program or Long-Term Program or (ii) otherwise determined by the Committee at the time the award was granted or thereafter, in the event that the Company experiences a Change of Control, then all Participants with respect to the Performance Period in which such Change of Control occurs shall be entitled to receive, in lieu of any other payment under this Program for such Performance Period, the following:

(a)

With respect to Participants in the Annual Program, the Participant shall be entitled to receive the greatest of: (i) his or her Target Bonus Amount under the Annual Program for the Performance Period in which the Change of Control occurs and (ii) the sum of his or her Annual Bonus and any Supplemental

Bonus with respect to the prior calendar year (determined without regard to Section 7); or (iii) the sum of his Annual Bonus and any Supplemental Bonus for the calendar year in which the Change of Control occurs determined in accordance with Section 5 based on the performance results for the period from the start of the current Performance Period through the date of the Change of Control. In addition, any Supplemental Bonus from a prior Performance Period which was not paid or forfeited due to the application of Sections 7 and 8 of the Program shall be deemed earned as of the Change of Control and shall be paid to the Participant entitled to such Supplemental Bonus at the same time as the Change of Control Bonus is paid.

(b)	With respect to the Long-Term Program, if applicable, the Participant shall also be entitled to receive the greater of (i) his or her Target Bonus Amount for such Participant under the Long-Term Program for any Performance Period in which the Change of Control occurs; or (ii) his or her Long-Term Bonus for the Performance Period in which the Change of Control occurs determined in accordance with Section 5 based on the performance results for the period from the start of the current Performance Period through the date of the Change of Control.

Finally, for purposes of administering bonus payments related to (i) any Performance Period which ends prior to a Change of Control, whereby bonuses for such Performance Period have not yet been paid, or (ii) any Performance Period which would end after the Change of Control without respect to the occurrence of such Change of Control, in either case, the Compensation Committee shall consist solely of those individuals who were members of the Compensation Committee on the day before such Change of Control.

10.6 Governing Law. This Program, and all award under this Program, should be construed in accordance with and governed by the laws of the State of Delaware, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Program and any award granted or paid thereunder, or for recognition and enforcement of any judgment in respect of this Plan, any award or payment, may only be brought and determined in a court sitting in Boulder, Colorado, or the Federal District Court for the District of Colorado sitting in Denver, Colorado.

SECTION 11

EFFECTIVE DATE

The Annual Program as set forth herein shall be effective beginning March 18, 2015 and the Long-Term Program as set forth herein shall be effective March 18, 2015; in each case, subject only to the approval by the affirmative vote of holders of a majority of the securities of the Company present or represented, and entitled to vote at a meeting of stockholders duly held in accordance with the applicable laws of the State of Delaware within twelve (12) months of the adoption of the Program by the Board of Directors.

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BOULDER BRANDS, INC. 1600 PEARL STREET SUITE 300 BOULDER, CO 80302	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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M88328-P59066	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOULDER BRANDS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES IN THE ELECTION OF DIRECTORS, AND “FOR” PROPOSALS 2, 3, 4 AND 5.
1.	Election of the directors nominated by the Board of Directors to serve a three-year term and until their successors have been elected and qualified
	Nominees:	For	Against	Abstain
	1a. R. Dean Hollis	☐	☐	☐
	1b. Thomas K. McInerney	☐	☐	☐
							For	Against	Abstain
2.	Proposal to approve, on an advisory basis, our named executive officer compensation.						☐	☐	☐
3.	Proposal to approve the Boulder Brands, Inc. Third Amended and Restated Stock and Awards Plan.						☐	☐	☐
4.	Proposal to approve the Second Amended and Restated Boulder Brands, Inc. Financial Incentive Plan.						☐	☐	☐
5.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015.						☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This Proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” each of the nominees in Proposal 1, and “FOR” Proposals 2, 3, 4 and 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

M88329-P59066

BOULDER BRANDS, INC.

Annual Meeting of Stockholders

May 19, 2015 10:00 AM

This proxy is solicited by the Board of Directors

The Stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Stephen B. Hughes, Timothy Kraft and Jessica Morgan, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the Stockholder(s) would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders at Boulder Brands, Inc. to be held on Tuesday, May 19, 2015, and at any adjournments or postponements thereof, as indicated on the reverse side of this Proxy Card.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side